     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2000


                                                      REGISTRATION NO. 333-36638
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     DISCOVERY PARTNERS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA
   (PRIOR TO REINCORPORATION)
            DELAWARE
    (AFTER REINCORPORATION)                    8731                          33-0655706
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                            ------------------------

                            9640 TOWNE CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 455-8600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             MR. RICCARDO PIGLIUCCI
                            CHIEF EXECUTIVE OFFICER
                     DISCOVERY PARTNERS INTERNATIONAL, INC.
                            9640 TOWNE CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 455-8600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


            HAYDEN J. TRUBITT, ESQ.                           L. KAY CHANDLER, ESQ.
            SHERRY E. SCHNELL, ESQ.                            JANE K. ADAMS, ESQ.
            KIRT W. SHULDBERG, ESQ.                          DENISE L. WOOLARD, ESQ.
        BROBECK, PHLEGER & HARRISON LLP                         COOLEY GODWARD LLP
              12390 EL CAMINO REAL                       4365 EXECUTIVE DRIVE, SUITE 1100
          SAN DIEGO, CALIFORNIA 92130                      SAN DIEGO, CALIFORNIA 92121
                 (858) 720-2500                                   (858) 550-6000


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 21, 2000


PROSPECTUS

                                5,000,000 SHARES

                           [DISCOVERY PARTNERS LOGO]

                                  COMMON STOCK

     This is an initial public offering of common stock by Discovery Partners International, Inc. We are selling 5,000,000 shares of common stock. The estimated initial public offering price is between $15.00 and $17.00 per share.

                               ------------------

     We have applied for listing of our common stock on the Nasdaq National Market under the symbol DPII.

                               ------------------

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Initial public offering price...............................   $           $
Underwriting discounts and commissions......................   $           $
Proceeds to Discovery Partners International, Inc., before
  expenses..................................................   $           $

     Discovery Partners International, Inc. has granted the underwriters an option for a period of 30 days to purchase up to 750,000 additional shares of common stock.

                               ------------------

            INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q                                                        LEHMAN BROTHERS
                                UBS WARBURG LLC

            , 2000

[INSIDE FRONT COVER:]

               [DISCOVERY PARTNERS INTERNATIONAL TITLE AND LOGO]

     [The words "Offering a Broad Range of Integrated Drug Discovery Products and Services"]

[FRONT GATEFOLD:]

     [Depiction of our integrated products and services. The centerpiece of this page is our title and logo, below which are the words "Offering a Broad Range of Integrated Drug Discovery Products and Services." There are an aggregate of six photographs and one graphic that are equally spaced surrounding the logo. The graphic bears the caption "Structural Proteomics(TM) Computational Software and Services," and the photographs bear the captions "HTS-Factory(TM)", "Collections of Chemical Compounds," "Medicinal Chemistry Services," "Nanokan(TM) System," "AutoSort(TM) System" and "Biological Test Development Services."]

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Statements About the Future.................................   14
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Capitalization..............................................   15
Dilution....................................................   17
Selected Consolidated Historical and Pro Forma Financial
  Data......................................................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   26
Management..................................................   45
Related Party Transactions..................................   57
Principal Stockholders......................................   63
Description of Capital Stock................................   66
Shares Eligible for Future Sale.............................   71
Underwriting................................................   73
Legal Matters...............................................   75
Experts.....................................................   75
Where You Can Find More Information.........................   75
Index to Consolidated Financial Statements..................  F-1

                               PROSPECTUS SUMMARY

     This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" on page 5 and our consolidated financial statements and notes to those consolidated financial statements on page F-1, before making an investment decision.


     We sell a broad range of products and services to pharmaceutical and biotechnology companies to make the drug discovery process for our customers faster, less expensive and more effective at generating chemical compounds which could lead to marketable drugs, or drug candidates. Our products and services focus on the portion of the drug discovery process that follows the identification of a biological area which a drug would affect in order to treat or prevent an illness, or a drug target, through the point when a drug candidate is ready for clinical trials. Our product and service offerings include:



     - Collections, or libraries, of chemical compounds with chemical and physical properties similar to known drugs;



     - Proprietary instruments and consumables for automating the process of making libraries of chemical compounds;



     - Software and algorithms to generate libraries of chemical compounds, and to leverage and integrate the various areas of drug discovery; and



     - Contract services for the testing, screening and optimizing of drug candidates.


     We intend to continue to aggressively grow our company through internal development and acquisition of other companies to expand our range of offerings and implement leading-edge technologies. We recently acquired three businesses:
Axys Advanced Technologies, Discovery Technologies and Structural Proteomics. Since inception in 1995, we have sold products to and conducted projects for over 100 customers, including Aventis, Bayer, Bristol-Myers Squibb, SmithKline Beecham and Warner-Lambert.

     The pharmaceutical industry is under intense pressure to develop new drugs. According to data published by Pharmaceutical Research and Manufacturers of America, the pharmaceutical industry has increased research and development expenditures over five-fold since 1985. Recent advances in genomics and proteomics, the studies of genes and the proteins they encode, have dramatically increased the number of potential drug targets that researchers can advance into drug discovery. We believe there is a lack of resources and a need for better tools and technologies to generate drug candidates from these targets. Additionally, the pharmaceutical industry needs better information earlier in the drug discovery process to avoid large expenditures on compounds that ultimately fail in later testing. Despite recent advances, the drug discovery process remains lengthy, expensive and often unsuccessful.


     The broad array of products and technologies that we have assembled allows our pharmaceutical and biotechnology customers to augment their internal capabilities and accelerate the discovery of drug candidates. For example, in our chemistry offering, our technology allows our customers to generate with efficiency and speed large libraries of discrete compounds, with large amounts of each compound. Our patented instruments enable our customers to generate these compound libraries. One of these systems, the NanoKan System(TM), is currently under development and is designed to generate up to one million discrete compounds per year. In addition, we generate and sell chemically-diverse libraries of discrete, drug-like compounds that have well-validated chemistry protocols, which make them easy to re-supply and reproduce.


     In our assay development and screening services group, we design and conduct tests that generate information about the activity of compounds against a drug target. We have performed approximately 60 assay, or test, development and screening projects. Once an assay is developed, it is used for testing compound libraries. After compounds are screened, our medicinal chemists can synthesize variations of promising compounds to improve or optimize their properties and to generate drug candidates. In addition, we use software tools to assist in the design of compound libraries and are developing other tools to provide predictive information earlier in the drug discovery process to reduce time and cost.

     Our objective is to create and commercialize a complete, integrated and highly efficient collection of drug discovery technologies to overcome many limitations of the current drug discovery process. To implement this objective, we intend to:

     - offer an integrated and complete drug discovery solution

     - broaden and deepen our technology through internal invention and acquisition

     - target the pharmaceutical and biotechnology industries

     - expand customer relationships through integration of products and services

     - generate multiple revenue streams

     - expand our knowledge base

     We maintain Web sites at www.discoverypartners.com, www.axystech.com, www.chemrx.com, www.discovery-tech.com and www.irori.com. Information contained in our Web sites does not constitute a part of this prospectus. Our principal executive offices are located at 9640 Towne Centre Drive, San Diego, California 92121, and our telephone number is (858) 455-8600.

     We own a registered trademark and service mark in IRORI(R). We have filed an application for federal registration and claim rights in HTS-FACTORY(TM). We also own the following trademarks and servicemarks: Structural Proteomics(TM), AutoSort(TM), NanoKan(TM), ChemRx(TM), ChemRx AT(TM) and Directed Sorting(TM). This prospectus also includes trademarks owned by other parties.

                                  THE OFFERING

Common stock we are offering.....     5,000,000 shares

Common stock to be outstanding
after this offering..............    22,437,204 shares

Use of proceeds..................    To fund our operations, including continued
development and manufacturing of existing products as well as research and development of additional products and
                                     services. We also may use a portion of the net proceeds to acquire new businesses or technologies, hire additional personnel and expand our facilities to be able to meet the growing needs of our business.

Proposed Nasdaq National Market
  symbol.........................    DPII
                           -------------------------

     The share amounts in this table are based on shares outstanding as of May 5, 2000. This table excludes:

     - 1,893,870 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $2.51 per share;

     - 905,294 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $3.60 per share, of which warrants to purchase 670,209 shares will expire if not exercised at the time of this offering; and

     - 1,406,130 additional shares of common stock available for future grant under our 2000 Stock Incentive Plan to become effective at the close of this offering.

                           -------------------------

     Unless otherwise noted, the information in this prospectus:

     - assumes that the underwriters' over-allotment option will not be exercised;

     - gives effect to the conversion, at the closing of this offering, of all 7,954,781 outstanding shares of preferred stock into 8,016,412 shares of common stock; and

     - reflects our reincorporation into Delaware before the completion of this offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth summary financial data for our company. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                        THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                    MARCH 31,
                                          ---------------------------------------   ---------------------------
                                           1997      1998      1999       1999       1999     2000       2000
                                          -------   -------   -------   ---------   ------   -------   --------
                                                                           PRO                           PRO
                                                              ACTUAL    FORMA(1)             ACTUAL    FORMA(1)
                                                              -------   ---------            -------   --------
                                                                      (UNAUDITED)           (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenue.................................  $ 3,150   $ 6,214   $13,076    $27,050    $2,896   $ 5,173   $10,513
Gross margin............................    1,838     3,428     4,841     15,093     1,133     2,120     6,268
Costs and expenses
  Research and development..............    4,143     5,058     3,539      8,959       969       619     2,183
  Selling, general and administrative...    2,528     4,984     4,439      6,418     1,093     1,519     2,169
  Amortization of deferred
     compensation.......................       --        --       311        311        70       264       264
  Amortization of goodwill..............       --        --        --      3,596        --       155     1,054
       Total operating expenses.........    6,671    10,042     8,288     19,284     2,132     2,557     5,670
Income (loss) from operations...........   (4,833)   (6,614)   (3,447)    (4,191)     (999)     (437)      598
  Net loss..............................  $(4,822)  $(6,278)  $(3,370)   $(4,170)   $ (973)  $(1,630)  $(1,062)
                                          =======   =======   =======    =======    ======   =======   =======
  Net loss per share, basic and
     diluted............................  $ (8.85)  $ (8.20)  $ (3.00)              $(0.96)  $ (1.23)
                                          =======   =======   =======               ======   =======
Shares used in calculating net loss per
  share, basic and diluted..............      545       765     1,125                1,014     1,324
  Pro forma net loss per share, basic
     and diluted........................                      $ (0.44)   $ (0.28)            $ (0.21)  $ (0.07)
                                                              =======    =======             =======   =======
  Shares used in calculating pro forma
     net loss per share, basic and
     diluted............................                        7,729     15,158               7,939    15,368

                                                                       AS OF MARCH 31, 2000
                                                              ---------------------------------------
                                                                                           PRO FORMA
                                                                                          AS ADJUSTED
                                                               ACTUAL     PRO FORMA(2)        (3)
                                                              --------    ------------    -----------
                                                                            (UNAUDITED)
SELECTED CONSOLIDATED BALANCE SHEET DATA
  Cash and cash equivalents.................................  $    984      $ 6,017        $ 79,217
  Working capital (deficit).................................    (3,950)      16,337          89,537
  Total assets..............................................    21,750       79,542         152,742
  Long term debt............................................     2,504        2,504           2,504
  Redeemable convertible preferred stock....................    27,907           --              --
  Total stockholders' equity (deficit)......................   (19,561)      70,255         143,455

------------------------------
(1) The Pro Forma consolidated statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 assumes that we purchased Axys Advanced Technologies, Inc. as of the beginning of each of those periods and is based on our historical operating results and those of AAT for the periods presented, giving effect to the amortization of intangible assets related to the acquisition.

(2) The Pro Forma consolidated balance sheet data gives effect to the sale of 1,392,503 shares of Series E Preferred Stock in April, 2000, the issuance of 7,429,641 shares of common stock, and promissory note for $550,000 and $50,000 cash for the purchase of AAT in April, 2000, and the conversion of all of our outstanding shares of redeemable preferred stock into common stock upon the closing of this offering.

(3) The Pro Forma As Adjusted consolidated balance sheet gives effect to the sale of 5,000,000 shares of common stock at an assumed initial public offering price of $16 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses that we will pay.

Please see Note 2 to our financial statements for an explanation of the method used to calculate the net loss per share and the number of shares used in the computation of per share amounts.

                                  RISK FACTORS

     You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE RECENTLY HAVE ACQUIRED SEVERAL BUSINESSES AND FACE RISKS ASSOCIATED WITH
     INTEGRATING THESE BUSINESSES AND POTENTIAL FUTURE ACQUISITIONS.


     We recently completed the acquisitions of Axys Advanced Technologies (AAT), Discovery Technologies and 75% of the stock of Structural Proteomics, and are in the process of integrating these businesses. We plan to continue to review potential acquisition candidates in the ordinary course of our business and our strategy includes building our business through acquisitions. Acquisitions involve numerous risks, including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilation of the operations, personnel and services or products of the acquired companies, difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. For example, distance and cultural differences may make it difficult for us to successfully assimilate the operations of our recently acquired assay development and high throughout screening operations (Discovery Technologies) located in Switzerland with our medicinal chemistry operations located in San Diego. Further, integrating the chemistry operations performed by AAT with our existing chemistry operations will cause some key employees to have overlapping functional roles, which may lead to their departure if they are unable or unwilling to assume new or different roles within our merged organization. If we do not successfully integrate the three businesses we recently acquired or any businesses we may acquire in the future, our business will suffer. Additionally, acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us. Acquisitions of foreign companies also may involve additional risks of assimilating different business practices, overcoming language and cultural barriers and foreign currency translation. We currently have no agreements or commitments with respect to any acquisition and we may never successfully complete any additional acquisitions.


WE MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE.


     We are at an early stage of executing our business plan. We have incurred operating and net losses and negative cash flow from operations since our inception. As of March 31, 2000, we had an accumulated deficit of $21.4 million. For the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, we had net losses of $4.8 million, $6.3 million, $3.4 million, and $1.6 million, respectively. We may also in the future incur operating and net losses and negative cash flow from operations, due in part to anticipated increases in expenses for research and product development, acquisitions of complementary businesses and technologies and expansion of our sales and marketing capabilities. We incurred no goodwill charges in the years ended 1997, 1998 and 1999. We incurred goodwill charges in the amount of $155,000 for the three months ended March 31, 2000. Beginning in 2001, goodwill charges for acquisitions we have already made will be $4.2 million per year for the next ten years. Given our acquisition strategy, we expect significant goodwill charges to affect our net income (loss) for the foreseeable future. We may not be able to achieve or maintain profitability. Moreover, if we do achieve profitability, the level of any profitability cannot be predicted and may vary significantly from quarter to quarter.

WE MAY INCUR EXCHANGE LOSSES WHEN FOREIGN CURRENCY USED IN INTERNATIONAL
     TRANSACTIONS IS CONVERTED INTO U.S. DOLLARS.



     For the three months ending March 31, 2000, 12% of our actual revenue was invoiced and our corresponding expenses were incurred in foreign currency, including the British pound, the Swiss franc and the Euro. Currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency translation gains and losses. We cannot predict the effects of exchange rate fluctuations on our future operating results because of the number of currencies involved, changes in the percentage of our revenue which will be invoiced in foreign currencies, the variability of currency exposure and the potential volatility of currency exchange rates. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.


IF OUR PRODUCTS AND SERVICES DO NOT BECOME WIDELY USED IN THE PHARMACEUTICAL AND
     BIOTECHNOLOGY INDUSTRIES, IT IS UNLIKELY THAT WE WILL BE PROFITABLE.


     We have a limited history of offering our products and services, including our NanoKan System, informatics tools and collections of chemical compounds. It is uncertain whether our current customers will continue to use these products and services or whether new customers will use these products and services. In order to be successful, our products and services must meet the requirements of the pharmaceutical and biotechnology industries, and we must convince potential customers to use our products and services instead of competing technologies. Market acceptance will depend on many factors, including our ability to:


     - convince potential customers that our technologies are attractive alternatives to other technologies for drug discovery;

     - manufacture products and conduct services in sufficient quantities with acceptable quality and at an acceptable cost;

     - convince potential customers to purchase drug discovery products and services from us rather than developing them internally; and

     - place and service sufficient quantities of our products.

Because of these and other factors, our products and services may not gain market acceptance.

WE MAY FAIL TO EXPAND CUSTOMER RELATIONSHIPS THROUGH INTEGRATION OF PRODUCTS AND
     SERVICES.

     We may not be successful in selling our offerings in combination across the range of drug discovery disciplines we serve because integrated combinations of our products and services may not achieve time and cost efficiencies for our customers. In addition, we may not succeed in further integrating our offerings. We may not be able to use existing relationships with customers in individual areas of our business to sell products and services in multiple areas of drug discovery. If we do not achieve integration of our products and services, we may not be able to take advantage of potential revenue opportunities.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO MANAGE RAPID GROWTH AND EXPANSION.


     Growth in our operations has placed and, if we grow in the future, will continue to place a significant strain on our operational, human and financial resources. We recently have acquired three new businesses and we intend to continue to grow our business. We have not expanded our management and infrastructure in advance of anticipated growth, nor do we intend to. Therefore, as we expand our operations we will not necessarily have in place infrastructure and personnel sufficient to accommodate the increased size of our business. Our ability to manage effectively any growth through acquisitions or any internal growth will depend, in large part, on our ability to hire, train and assimilate additional management, professional, scientific and technical personnel and our ability to expand, improve and effectively use our operating, management, marketing and financial systems to accommodate our expanded operations. These tasks are made more difficult as we acquire businesses in geographically disparate locations, such as our recent acquisitions of Discovery Technologies in Switzerland, AAT in the San Francisco area, and Structural Proteomics in New Jersey.


OUR DIRECTED SORTING PRODUCTS AND OUR LARGE COMPOUND LIBRARIES HAVE LENGTHY
     SALES CYCLES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

     Sales of our Directed Sorting products and our large compound libraries typically involve significant technical evaluation and commitment of capital by our customers. Accordingly, the sales cycles, or the time from finding a prospective customer through closing the sale, associated with these products, range from six to eighteen months. Sales of these products are subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews that are beyond our control. Due to these lengthy and unpredictable sales cycles, our operating results could fluctuate significantly from quarter to quarter. We expect to continue to experience significant fluctuations in quarterly operating results due to a variety of factors, such as general and industry specific economic conditions which may affect the research and development expenditures of pharmaceutical and biotechnology companies.

     A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if revenues decline or do not grow as anticipated, we might not be able to correspondingly reduce our operating expenses. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

     Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

WE DEPEND ON THIRD-PARTY PRODUCTS AND SERVICES AND SOLE OR LIMITED SOURCES OF
     SUPPLY TO MANUFACTURE SOME COMPONENTS OF OUR DIRECTED SORTING PRODUCTS.

     We rely on outside vendors to manufacture components and subassemblies used in our Directed Sorting products. Some of these components and subassemblies are obtained from a single supplier or a limited group of suppliers. We depend on sole-source suppliers for the mesh component of our reactors, the radio frequency (RF) tags used in our commercial products and the two-dimensional bar code tags used in our NanoKan System. These materials are obtained from suppliers on standard commercial terms, and we do not have long-term supply agreements with any of these suppliers. Our reliance on outside vendors generally, and a sole or limited group of suppliers in particular, involves several risks, including:

     - the inability to obtain an adequate supply of required components due to manufacturing capacity constraints, a discontinuance of a product by a third-party manufacturer or other supply constraints;

     - reduced control over quality and pricing of components; and

     - delays and long lead times in receiving materials from vendors.

WE HAVE NOT YET DELIVERED OUR NANOKAN SYSTEM; ALSO, WE FACE RESTRICTIONS ON OUR
     ABILITY TO SELL THIS PRODUCT TO ADDITIONAL CUSTOMERS.

     We have not yet delivered our NanoKan System which we currently are developing for sale to Bristol-Myers Squibb and Aventis. We may not be able to successfully complete development of the NanoKan System and, after development, it may not meet our customers' expectations. Further, under agreements with Bristol-Myers Squibb and Aventis, we are prohibited from delivering the NanoKan System to any additional customers until one year following the delivery of both systems to Bristol-Myers Squibb and Aventis. We expect to deliver both systems in 2000; however, delivery may be delayed beyond 2000 due to factors beyond our control, such as unexpected development problems or natural disasters. If delivery to Bristol-Myers Squibb or Aventis is delayed, we will not be able to deliver additional NanoKan Systems for a longer period of time and therefore, potential revenues for future sales may be delayed or lost.

OUR CUSTOMERS MAY RESTRICT OUR USE OF SCIENTIFIC INFORMATION, WHICH COULD
     PREVENT US FROM USING THIS INFORMATION FOR ADDITIONAL REVENUE.


     We plan to generate and use information that is not proprietary to our customers and that we derive from performing drug discovery services for our customers. However, our customers may not allow us to use information such as the general interaction between types of chemistries and types of drug targets that we generate when performing drug discovery services for them. Our current contracts restrict our use of scientific information we generate for our customers, such as the biological activity of chemical compounds with respect to drug targets, and future contracts also may restrict our use of scientific information. To the extent that our use of information is restricted, we may not be able to collect and aggregate scientific data and take advantage of potential revenue opportunities.


OUR OPERATIONS COULD BE INTERRUPTED BY DAMAGE TO OUR FACILITIES.

     Our results of operations are dependent upon the continued use of our highly specialized laboratories and equipment. Our operations are primarily concentrated in facilities in San Diego, California and near San Francisco, California and Basel, Switzerland. Natural disasters, such as earthquakes, could damage our laboratories or equipment and these events may materially interrupt our business. We maintain business interruption insurance to cover lost revenues caused by such occurrences. However, this insurance would not compensate us for the loss of opportunity and potential adverse impact on relations with existing customers created by an inability to meet our customers' needs in a timely manner.

                   RISKS RELATED TO OPERATING IN OUR INDUSTRY

THE CONCENTRATION OF THE PHARMACEUTICAL INDUSTRY AND THE CURRENT TREND TOWARD
     INCREASING CONSOLIDATION COULD HURT OUR BUSINESS PROSPECTS.

     The market for our products and services is highly concentrated, with approximately 50 large pharmaceutical companies conducting drug discovery research. The continuation of the current trend toward consolidation of the pharmaceutical industry may reduce the number of our potential customers even further. Accordingly, we expect that a relatively small number of customers will account for a substantial portion of our revenues. Before our recent acquisitions of AAT, Discovery Technologies and Structural Proteomics, in 1999 our net revenue from our three largest customers represented approximately 22%, 20% and 7% of total net revenue, respectively.

     Additional risks associated with a highly concentrated customer base include:

     - fewer customers for our products and services;

     - larger companies may develop in-house technology and expertise rather than using our products and services;

     - larger customers may negotiate price discounts or other terms for our products and services that are unfavorable to us; and

     - the market for our products and services may become saturated.

     For example, because of the heavy concentration of the pharmaceutical industry and the high cost of our NanoKan System, we expect to sell only a small number of NanoKan Systems before we saturate the market for this product. When we are no longer able to sell additional NanoKan Systems, we will be dependent upon the sale of consumables for revenue from this product line. Similarly, there are signs that the market for our AutoSort System is becoming saturated.

THE DRUG DISCOVERY INDUSTRY IS COMPETITIVE AND SUBJECT TO TECHNOLOGICAL CHANGE,
     AND WE MAY NOT HAVE THE RESOURCES NECESSARY TO COMPETE SUCCESSFULLY.


     We compete with companies in the United States and abroad that engage in the development and production of drug discovery products and services. These competitors include companies engaged in the following areas of drug discovery:



     - Assay, development and screening, including Aurora Biosciences and Pharmacopeia;



     - Combinatorial chemistry instruments, including Argonaut and Bohdan;



     - Compound libraries and lead optimization, including Albany Molecular Research and Arqule; and



     - Informatics, including MSI division of Pharmacopeia and Tripos.



     Academic institutions, governmental agencies and other research organizations also conduct research in areas in which we provide services, either on their own or through collaborative efforts. Also, essentially all of our pharmaceutical company customers have internal departments which provide some of the products and services which we sell, so these customers may have limited needs for our products and services. Even after this offering, many of our competitors including Pharmacopeia will have access to greater financial, technical, research, marketing, sales, distribution, service and other resources than we do.


     Moreover, the pharmaceutical and biotechnology industries are characterized by continuous technological innovation. We anticipate that we will face increased competition in the future as new companies enter the market and our competitors make advanced technologies available. Technological advances or entirely different approaches that we or one or more of our competitors develop may render our products, services and expertise obsolete or uneconomical. For example, advances in informatics and virtual screening may render some of our technologies, such as our large compound libraries, obsolete. Additionally, the existing approaches of our competitors or new approaches or technologies that our competitors develop may be more effective than those we develop. We may not be able to compete successfully with existing or future competitors.

OUR SUCCESS WILL DEPEND ON THE PROSPECTS OF THE PHARMACEUTICAL AND BIOTECHNOLOGY
     INDUSTRIES AND THE EXTENT TO WHICH THESE INDUSTRIES USE THIRD-PARTY ASSISTANCE WITH ONE OR MORE ASPECTS OF THEIR DRUG DISCOVERY PROCESS.

     Our revenues depend to a large extent on research and development expenditures by the pharmaceutical, biotechnology and agricultural industries and companies in these industries outsourcing research and development projects. These expenditures are based on a wide variety of factors, including the resources available for purchasing research equipment, the spending priorities among various types of research and policies regarding expenditures during recessionary periods. General economic downturns in our customers' industries or any decrease in research and development expenditures could harm our operations. Any decrease in drug discovery spending by pharmaceutical and biotechnology companies could cause our revenues to decline and adversely impact our profitability.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY EXECUTIVES, AND
     EXPERIENCED SCIENTISTS AND SALES PERSONNEL.

     Our future success will depend to a significant extent on our ability to attract, retain and motivate highly skilled scientists and sales personnel. In addition, our business would be significantly harmed if we lost the services of Riccardo Pigliucci, our chief executive officer, or David Coffen, our chief scientific officer. Our ability to maintain, expand or renew existing engagements with our customers, enter into new engagements and provide additional services to our existing customers depends, in large part, on our ability to hire and retain scientists with the skills necessary to keep pace with continuing changes in drug discovery technologies and sales personnel who are highly motivated. Additionally, it is difficult for us to find qualified sales personnel in light of the fact that our sales personnel generally hold Ph.D's. Our employees are "at will" which means that they may resign at any time, and we may dismiss them at any time. We believe that there is a shortage of, and significant competition for, scientists with the skills and experience in the sciences necessary to perform the services we offer. We compete with pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies and academic institutions for new personnel. In addition, our inability to hire additional qualified personnel may require an increase in the workload for both existing and new personnel. We may not be successful in attracting new scientists or sales personnel or in retaining or motivating our existing personnel.

THE INTELLECTUAL PROPERTY RIGHTS WE RELY ON TO PROTECT THE TECHNOLOGY UNDERLYING
     OUR PRODUCTS AND TECHNIQUES MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY OR VERY SIMILAR TECHNOLOGY AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

     Our success will depend on our ability to obtain, protect and enforce patents on our technology and to protect our trade secrets. We also depend, in part, on patent rights that third parties license to us. Any patents we own or license may not afford meaningful protection for our technology and products. Others may challenge our patents or the patents of our licensors and, as a result, these patents could be narrowed, invalidated or rendered unenforceable. In addition, current and future patent applications on which we depend may not result in the issuance of patents in the United States or foreign countries. Competitors may develop products similar to ours which are not covered by our patents. Further, since there is a substantial backlog of patent applications at the U.S. Patent and Trademark Office, the approval or rejection of our or our competitors' patent applications may take several years.

     In addition to patent protection, we also rely on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we require our employees, consultants and advisors to execute confidentiality and proprietary information agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information and there may not be adequate remedies in the event of unauthorized use or disclosure. Furthermore, like many technology companies, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although we require our employees and consultants to maintain the confidentiality of all confidential information of previous employers, their prior affiliations may subject us or these individuals to allegations of trade secret misappropriation or other similar claims. Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market.

THE DRUG DISCOVERY INDUSTRY HAS A HISTORY OF INTELLECTUAL PROPERTY LITIGATION
     AND WE MAY BE INVOLVED IN INTELLECTUAL PROPERTY LAWSUITS, WHICH MAY BE EXPENSIVE.

     In order to protect or enforce our patent rights, we may have to initiate legal proceedings against third parties. In addition, others may sue us for infringing their intellectual property rights or we may find it necessary to initiate a lawsuit seeking a declaration from a court that we are not infringing the proprietary rights of others. The patent positions of pharmaceutical, biotechnology and drug discovery companies are generally uncertain. A number of pharmaceutical companies, biotechnology companies, independent researchers, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned by, or licensed to, us or our collaborators. For instance, a number of patents may have been issued or may be issued in the future that could cover certain aspects of our technology that could prevent us from using technology that we use or expect to use. In addition, we are unable to determine all of the patents or patent applications that may materially affect our ability to make, use or sell any potential products. Legal proceedings relating to intellectual property would be expensive, take significant time and divert management's attention from other business concerns, no matter whether we win or lose. The cost of such litigation could affect our profitability.

     Further, an unfavorable judgment in an infringement lawsuit brought against us, in addition to any damages we might have to pay, could require us to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products or services.

WE MAY BE SUBJECT TO LIABILITY REGARDING HAZARDOUS MATERIALS.


     Our products and services as well as our research and development processes involve the controlled use of hazardous materials. For example, we sometimes use acids, bases, oxidants, and flammable materials. Acids include trifluoroacetic acid and hydrochloric acid, bases include sodium hydroxide and triethylamine, oxidants include peracids and potassium permanganate, and flammable solvents include methanol, hexane and tetrahydrofuran. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. We cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources and disrupt our business. In addition, we may have to incur significant costs to comply with environmental laws and regulations related to the handling or disposal of such materials or waste products in the future, which would require us to spend substantial amounts of money.


                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE LIKELY WILL BE VOLATILE, AND YOUR INVESTMENT COULD DECLINE IN
     VALUE.

     The trading price of our common stock likely will be volatile and could be subject to fluctuations in price in response to various factors, many of which are beyond our control, including:

     - actual or anticipated variations in quarterly operating results;

     - announcements of technological innovations by us or our competitors;

     - new products or services introduced or announced by us or our competitors;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the pharmaceutical and biotechnology industries;

     - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - additions or departures of key personnel;

     - economic and political factors; and

     - sales of our common stock.

     Negotiations between us and representatives of the underwriters will determine the initial public offering price of our stock based upon a number of factors. This price may not be indicative of prices that will prevail in the trading market, and you may not be able to sell your shares at or above the initial offering price.

     In addition, price and volume fluctuations in the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, have often been unrelated or disproportionate to the operating performance of those companies. Further, the market prices of securities of life sciences companies have been particularly volatile. Conditions or trends in the pharmaceutical and biotechnology industries generally may cause further volatility in the trading price of our common stock, because the market may incorrectly perceive us as a pharmaceutical or biotechnology company. These broad market and industry factors may harm the market price of our common stock, regardless of our operating performance. In the past, plaintiffs have often instituted securities class action litigation following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in potential liabilities, substantial costs and the diversion of management's attention and resources, regardless of whether we win or lose.

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK.

     There may not be an active trading market for our common stock following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS OWN A LARGE
     PERCENTAGE OF OUR VOTING STOCK AND COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL OR OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL, EVEN IF FAVORED BY OUR OTHER STOCKHOLDERS.

     Immediately after this offering, our executive officers, directors and principal stockholders, and their respective affiliates, will beneficially own approximately 65.4% of our outstanding common stock. These stockholders, if acting together, would be able to control substantially all matters requiring approval by our stockholders, including the election of all directors and approval of significant corporate transactions. We have agreed to include, as director nominees, a number of nominees of Axys Pharmaceuticals, Inc. which is proportionate to Axys' percentage ownership of our shares. Immediately following this offering, Axys Pharmaceuticals, Inc. will have the right to nominate for election two of seven directors as more fully described on page 61. Axys Pharmaceuticals, Inc., which immediately after this offering will own approximately 33% of our common stock, has agreed to vote all of its stock in favor of management's annual slates of director nominees.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be 22,437,204 shares of common stock outstanding immediately after this offering, or 23,187,204 shares if the underwriters exercise their over-allotment option in full, based on the number of shares outstanding at May 5, 2000. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares that our "affiliates," as defined in Rule 144 of the Securities Act, purchase. The remaining 17,437,204 shares of common stock outstanding will be "restricted securities" as defined in Rule 144, of which 8,465,000 shares will be available for sale, subject to Rule 144, immediately following the expiration of the 180 day lock-up period. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

     After this offering, we intend to register approximately 3,300,000 shares of common stock which our Board of Directors reserved for issuance upon exercise of options granted or reserved for grant under our stock option plans. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     We expect the initial public offering price of our common stock to be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution of approximately $11.60 in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock (based upon an assumed initial public offering price of $16.00 per share). If the holders of outstanding options or warrants exercise those options or warrants at prices below the initial public offering price, you will incur further dilution.

BECAUSE IT IS UNLIKELY THAT WE WILL PAY DIVIDENDS, YOU WILL ONLY BE ABLE TO
     BENEFIT FROM HOLDING OUR STOCK IF THE STOCK PRICE APPRECIATES.

     We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BYLAWS COULD MAKE A THIRD-PARTY
     ACQUISITION OF US DIFFICULT.

     Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. See "Description of Securities -- Anti-takeover effects of provisions of the certificate of incorporation and bylaws."

                          STATEMENTS ABOUT THE FUTURE



     This prospectus contains some statements which include words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates." These statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted. These risks and uncertainties include, among others, those described in "Risk Factors" beginning on page 5 and elsewhere in this prospectus.


                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $73.2 million at an assumed initial public offering price of $16.00 per share after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $84.4 million.

     We currently intend to use the net proceeds to fund our operations, including continued development and manufacturing of existing products as well as research and development of additional products and services. We also may use a portion of the net proceeds to acquire new businesses or technologies, hire additional personnel and expand our facilities to be able to meet the growing needs of our business. Although we have no current plans, agreements or commitments with respect to any acquisition, we may, if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies. We intend to use the balance of the net proceeds for general corporate purposes, including working capital. Our management may spend the proceeds from this offering in ways which the stockholders may not deem desirable.

     The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

     Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment-grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Our board of directors, at its discretion, will make any future determination relating to our dividend policy. The board of directors will consider a number of factors, including future earnings, capital requirements, financial conditions and future prospects, when evaluating the merits of paying any future cash dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:

     - on an actual basis derived from the unaudited financial statements;

     - on a pro forma basis to give effect to the issuance of 1,392,503 shares of Series E redeemable preferred stock in April 2000, the automatic conversion of 7,954,781 shares of our redeemable preferred stock outstanding as of the date this prospectus into an aggregate of 8,016,412 shares of common stock upon the closing of this offering, the issuance of common stock, warrant and stock options as consideration for the acquisition of AAT in April, 2000; and

     - on a pro forma as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of 5,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $16.00 per share.

                                                                  MARCH 31, 2000
                                                   --------------------------------------------
                                                                                   PRO FORMA AS
                                                      ACTUAL        PRO FORMA        ADJUSTED
                                                   ------------    ------------    ------------
Long-term obligations, less current portion......  $  2,504,493    $  2,504,493    $  2,504,493
Redeemable convertible preferred stock:
  Authorized shares -- 7,333,333 actual,
     9,033,333 pro forma and none pro forma as
     adjusted; Issued and outstanding shares --
     6,562,278 actual, none pro forma and none
     pro forma as adjusted.......................    27,906,717              --              --
Stockholders' equity
Preferred stock:
  Authorized shares -- none actual, none pro
     forma and 1,000,000 pro forma as adjusted;
     Issued and outstanding shares -- none
     actual, pro forma and pro forma as
     adjusted....................................            --              --              --
Common stock:
  Authorized shares -- 10,000,000 actual,
     20,000,000 pro forma, and 100,000,000 pro
     forma as adjusted; Issued and outstanding
     shares -- 1,789,068 actual, 17,235,121 pro
     forma and 22,235,121 pro forma as
     adjusted....................................         1,789          17,235          22,235
Additional paid-in capital.......................     4,016,372     102,817,163     176,012,163
Deferred stock compensation......................    (1,824,265)     (1,824,265)     (1,824,265)
Note receivable from shareholder.................      (240,000)       (240,000)       (240,000)
Accumulated other comprehensive loss.............      (152,069)       (152,069)       (152,069)
Accumulated deficit..............................   (21,362,810)    (30,362,810)    (30,362,810)
                                                   ------------    ------------    ------------
     Total stockholders' equity (deficit)........   (19,560,983)     70,255,254     143,455,254
                                                   ------------    ------------    ------------
     Total capitalization........................  $ 10,850,227    $ 72,759,747    $145,959,747
                                                   ============    ============    ============

     The table above does not include:

     - 1,893,870 shares of common stock issuable upon exercise of options outstanding at a weighted average price of $2.51 per share at May 5, 2000.

     - 1,406,130 additional shares of common stock available for future grant under our 2000 Stock Incentive Plan to become effective at the close of this offering. To the extent that these options are exercised, there will be further dilution to new investors.

  - Warrants exercisable into 905,294 shares of common stock with a weighted average exercise price of $3.60 per share, of which warrants to purchase 670,209 shares will expire if they are not exercised at the time of this offering.

  - Of the total shares outstanding, 366,151 are subject to our right of repurchase as of May 5, 2000.

     The above information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                    DILUTION

     Our historical net tangible book value as of March 31, 2000 was approximately $(26.7 million), or $(14.92) per share, based on the number of common shares outstanding as of March 31, 2000. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common shares outstanding as of March 31, 2000.

     Our pro forma net tangible book value as of March 31, 2000 was approximately $24.7 million, or $1.43 per share, based on the pro forma number of common shares outstanding as of March 31, 2000, calculated after giving effect to the automatic conversion of 6,562,278 shares of our preferred stock outstanding as of March 31, 2000 into 6,623,909 shares of our common stock, conversion of 1,392,503 shares of redeemable Series E preferred stock issued in April 2000 into 1,392,503 shares of common stock and the issuance of 7,429,641 shares of common stock, a $550,000 promissory note and $50,000 in cash as consideration for the acquisition of AAT.

     Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of 5,000,000 shares in this offering and after deducting underwriting commissions and estimated offering expenses. This represents an immediate increase in pro forma net tangible book value of $2.97 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $11.60 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $ 16.00
  Historical net tangible book value per share as of March
     31, 2000...............................................  $(14.92)
  Increase attributable to conversion of preferred stock,
     issuance of Series E Preferred Stock, and acquisition
     of AAT.................................................    16.35
                                                              -------
  Pro forma net tangible book value per share as of March
     31, 2000...............................................     1.43
  Increase attributable to the offering.....................     2.97
                                                              -------
Pro forma net tangible book value per share after the
  offering..................................................                4.40
                                                                         -------
Dilution per share to new investors.........................             $(11.60)
                                                                         =======

     The following table summarizes, on a pro forma as adjusted basis as of March 31, 2000, after also giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors:

                                    SHARES PURCHASED         TOTAL CONSIDERATION
                                  ---------------------    -----------------------    AVERAGE PRICE
                                    NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                  ----------    -------    ------------    -------    -------------
Existing stockholders...........  17,235,121       78%     $ 96,268,747       55%        $ 5.59
New investors...................   5,000,000       22        80,000,000       45         $16.00
                                  ----------      ---      ------------      ---
  Total.........................  22,235,121      100%     $176,268,747      100%
                                  ==========      ===      ============      ===

     The tables and calculations above assume no exercise of the outstanding or available options or warrants described below:

     - 1,893,870 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $2.51 per share at May 5, 2000;

     - 905,294 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $3.60 per share at May 5, 2000; and

     - 1,406,130 additional shares available for future grant at May 5, 2000 under our 2000 Stock Incentive Plan to become effective upon the completion of this offering.

     To the extent that these options or warrants are exercised, there will be further dilution to new investors. See "Management -- Employee Benefit Plans" for further information regarding our stock option plan and stock purchase plan.

     If the underwriters exercise their over-allotment option in full, the following will occur:

     - the percentage of shares of our common stock held by existing stockholders will decrease to approximately 75% of the total number of shares of our common stock outstanding after this offering;

     - the number of shares of our common stock held by new public investors will increase to 5,750,000, or approximately 25% of the total number of shares of our common stock outstanding after this offering; and

     - our pro forma net tangible book value after the offering will increase to $4.74 per share to existing stockholders and our pro forma net tangible book value after the offering will be diluted by $11.26 per share to new investors.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated financial data should be read in conjunction with the Discovery Partners International, Inc. ("DPI") and AAT financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


     - The pro forma statement of operations data for the year ended December 31, 1999 and the three months ended March 31, 2000 should be read in conjunction with the unaudited pro forma financial statements included elsewhere in this prospectus. That data assumes that we purchased AAT (which we actually purchased on April 28, 2000) as of the beginning of each of these periods and is based on our historical operating results and those of AAT for the periods presented, giving effect to:


       - amortization of intangibles related to the acquisition,

       - decreased interest income representing foregone interest income,

       - issuance of shares of common stock to complete the acquisition as if such issuance had occurred at the beginning of each of the periods presented, and

       - conversion of all of our outstanding shares of preferred stock as of their original dates of issuance.

     - Our statement of operations data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 are derived from our audited financial statements, of which the statement of operations data for the years ended December 31, 1997, 1998 and 1999 and balance sheet data as of December 31, 1998 and 1999 are included elsewhere in this prospectus.

     - Our statement of operations data for the three months ended March 31, 1999 and 2000 and balance sheet data at March 31, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus.

     The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and results of operations for the periods presented. Historical results are not necessarily indicative of the results that may be expected in the future, and the results of interim periods are not necessarily indicative of results that may be expected for the entire year.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             PERIOD FROM
                              MARCH 22,
                                 1995                                                                        THREE MONTHS
                            (INCEPTION) TO                 YEARS ENDED DECEMBER 31,                        ENDED MARCH 31,
                             DECEMBER 31,    ----------------------------------------------------    ----------------------------
                                 1995         1996      1997      1998      1999         1999         1999      2000       2000
                            --------------   -------   -------   -------   -------    -----------    ------    -------    -------
                                                                                          PRO                               PRO
                                                                           ACTUAL        FORMA                 ACTUAL      FORMA
                                                                           -------    -----------              -------    -------
                                                                                      (UNAUDITED)            (UNAUDITED)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA
Revenue:..................     $    --       $   413   $ 3,150   $ 6,214   $13,076      $27,050      $2,896    $ 5,173    $10,513
Cost of revenue...........          --           159     1,312     2,786     8,235       11,957       1,763      3,053      4,245
                               -------       -------   -------   -------   -------      -------      ------    -------    -------
Gross margin..............          --           254     1,838     3,428     4,841       15,093       1,133      2,120      6,268
Operating expenses:
 Research and
   development............         636         2,598     4,143     5,058     3,538        8,959         969        619      2,183
 Selling, general and
   administrative.........         590         1,637     2,528     4,984     4,439        6,418       1,093      1,519      2,169
 Amortization of deferred
   compensation...........          --            --        --        --       311          311          70        264        264
 Amortization of
   goodwill...............          --            --        --        --        --        3,596          --        155      1,054
                               -------       -------   -------   -------   -------      -------      ------    -------    -------
   Total operating
     expenses.............       1,226         4,235     6,671    10,042     8,288       19,284       2,132      2,557      5,670
                               -------       -------   -------   -------   -------      -------      ------    -------    -------
Income (loss) from
 operations...............      (1,226)       (3,981)   (4,833)   (6,614)   (3,447)      (4,191)       (999)      (437)       598
Interest income
 (expense)................         (10)          (45)       14       273       211          155          76     (1,322)    (1,336)
Foreign currency gains
 (losses).................          --            --        (3)       63      (134)        (134)        (50)       129        129
Provision for income
 taxes....................          --            --        --        --        --           --          --         --       (453)
                               -------       -------   -------   -------   -------      -------      ------    -------    -------
Net (loss)................     $(1,236)      $(4,026)  $(4,822)  $(6,278)  $(3,370)     $(4,170)     $ (973)   $(1,630)   $(1,062)
                               =======       =======   =======   =======   =======      =======      ======    =======    =======
Net loss per share, basic
 and diluted..............     $ (7.36)      $(12.95)  $ (8.85)  $ (8.20)  $ (3.00)     $ (0.49)     $(0.96)   $ (1.23)   $ (0.12)
                               =======       =======   =======   =======   =======      =======      ======    =======    =======
Shares used in calculating
 net loss per share, basic
 and diluted..............         168           311       545       765     1,125        8,555(2)    1,014      1,324      8,754(2)
Pro forma net loss per
 share, basic and
 diluted..................                                                 $ (0.44)     $ (0.28)               $ (0.21)   $ (0.07)
                                                                           =======      =======                =======    =======
Shares used in calculating
 pro forma net loss per
 share, basic and
 diluted..................                                                   7,729(1)    15,158(2)               7,939(1)  15,368(2)

                                                                               AS OF DECEMBER 31,
                                                              ----------------------------------------------------     MARCH 31,
                                                               1995       1996       1997       1998        1999         2000
                                                              -------    ------    --------    -------    --------    -----------
                                                                                                                      (UNAUDITED)
SELECTED CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents...................................  $    34    $4,226    $    281    $10,715    $  2,885      $   984
Working capital (deficit)...................................     (460)    4,289         949      8,976      (3,663)      (3,950)
Total assets................................................      820     5,671       3,831     16,596      21,652       21,750
Long term obligations, less current portion.................       76       486         322         96       1,910        2,504
Redeemable preferred stock..................................    1,474     9,953      11,890     27,907      27,907       27,907
Total stockholders' equity (deficit)........................   (1,237)   (5,229)    (10,035)   (16,298)    (19,269)     (19,561)

-------------------------

(1) We calculated the pro forma net loss per share and shares used in computing pro forma net loss per share as if all of our convertible preferred stock was converted into shares of our common stock on the date of their issuance.

(2) We based net loss per share, basic and diluted, on DPI's weighted average common shares outstanding, after giving effect to the issuance of shares of DPI's common stock used to complete the acquisition as if such issuance had occurred at the beginning of the periods. Pro forma net loss per share, basic and diluted also includes the assumed conversion of all of DPI's outstanding shares of redeemable preferred stock as of their original dates of issuance.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

     We sell a broad range of products and services to pharmaceutical and biotechnology companies to make the drug discovery process for our customers faster, less expensive and more effective at generating drug candidates. We focus on the portion of the drug discovery process after identification of a drug target through when a drug candidate is ready for clinical trials. We develop, produce and sell collections of chemical compounds that pharmaceutical companies test for their potential use as new drugs or for use as the chemical starting point for new drugs that may be developed from them. We also develop, manufacture and sell proprietary instruments and the associated line of consumable supplies that are used by the pharmaceutical industry in their own in-house drug discovery chemistry operations. Additionally, we provide testing services to the pharmaceutical industry in which chemical compounds are tested for their biological activity as potential drugs. We also provide computational software tools that guide the entire process of chemical compound design, development and testing. We recently acquired three businesses, AAT, Discovery Technologies and Structural Proteomics.


     We recognize revenue of product sales as products are shipped. We recognize development and high throughput screening service contract revenues on a percentage of completion basis. Advances received under these contracts are recorded as deferred revenue and recognized as costs are incurred over the terms of the contracts. Revenue from chemistry service agreements is recognized on a monthly basis and is based upon the number of full-time equivalent (FTE) employees that actually worked on each agreement and the agreed-upon rate per FTE per month.


     We currently sell our products and services directly to pharmaceutical and biotechnology companies through our sales, marketing, and service personnel located in the United States and Europe. In addition, we sell and service our products in Japan through a distributor.

     You should note that the comparisons which follow compare actual results for the applicable periods and do not reflect any pro forma adjustments.


     Amortization of stock-based compensation. We have recorded deferred stock compensation in connection with the grant of stock options to employees. As of March 31, 2000, there was approximately $1.8 million of deferred stock compensation to be amortized in future periods. We expect to record amortization of deferred compensation as follows: $664,000 during the remainder of 2000, $661,000 during 2001, $367,000 during 2002; and $108,000 during 2003.


RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 AND 1999

     Revenue. Revenue increased to approximately $5.2 million for the first three months of 2000 from approximately $2.9 million for the first three months of 1999. Revenue increased primarily due to the inclusion of assay screening revenue from our Discovery Technologies group, which was acquired at the end of 1999, and an increase in compound library sales.

     Cost of revenues. Cost of revenues increased to approximately $3.1 million for the first three months of 2000 from approximately $1.8 million for the first three months of 1999. Our cost of revenues increased by 73%, while our total revenue increased by 79% between the same periods. As a result, gross margin increased from approximately 39% to approximately 41%, primarily due to reduced material costs of our Directed Sorting products and the impact of higher margins from our assay screening revenue related to the December 1999 acquisition of our Discovery Technologies group.

     Research and development expenses. Research and development expenses consist primarily of salaries and benefits, supplies and expensed development materials, and facilities costs and equipment depreciation. Research and development expenses decreased to approximately $619,000 for the first three months of 2000 from approximately $969,000 for the first three months of 1999, primarily due to a shift of development personnel to customer-funded product development programs from our internally-funded product development efforts. We anticipate our research and development expenses will increase over the next few years as we increase our new product development efforts.

     Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of salaries and benefits for sales and marketing and administrative personnel, advertising and promotional expenses, professional services, and facilities costs. Selling, general and administrative expenses increased approximately 39% to $1.5 million for the first three months of 2000 from approximately $1.1 million for the first three months of 1999. The increase was due primarily to increased personnel and related costs necessary to support our growth in operations. We anticipate selling, general and administrative expenses will increase during the foreseeable future to support our business growth efforts.

     Stock-based compensation. During the three months ended March 31, 2000, we granted stock options with exercise prices that were less than the estimated fair value of the underlying shares of common stock on the date of grant. As a result, we have recorded and will continue to record deferred stock-based compensation over the period that these options vest. The deferred stock-based compensation expense for the first three months of 2000 was approximately $263,000, compared to approximately $70,000 for the first three months of 1999.

     Amortization of goodwill. We recognized approximately $155,000 in goodwill amortization expense for the first three months of 2000 in connection with the acquisition of Discovery Technologies. Since we completed the acquisition at the end of 1999, there was no corresponding goodwill amortization expense for the first three months of 1999. We expect goodwill amortization expense to increase going forward as a result of our acquisition of AAT in April 2000 and our acquisition of Structural Proteomics, Inc. during May 2000. All three acquisitions are being accounted for as purchases.

     Interest income. We incurred net interest expense of approximately $1.3 million for the first three months of 2000, due primarily to the existence of $6.0 million of short-term promissory notes and the imputed value of warrants that were issued in connection with the notes. The total $6.0 million in principal plus accrued interest was converted into equity in April 2000, as part of our Series E Preferred Stock financing round. We earned approximately $76,000 in net interest income for the first three months of 1999. We anticipate net interest income will increase significantly following the completion of this stock offering.

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Revenue. Total revenue increased to approximately $13.1 million in 1999 from approximately $6.2 million in 1998 and $3.1 million in 1997. The revenue increase from 1997 to 1998 was primarily a result of increased sales of our Directed Sorting product line. The revenue increase from 1998 to

1999 was primarily due to increased sales of our Directed Sorting product line and the commencement of the proprietary NanoKan product development contracts with Bristol-Myers Squibb and Aventis.

     Cost of revenues. Cost of revenues increased to approximately $8.2 million in 1999 from approximately $2.8 million in 1998 and $1.3 million in 1997. Cost of revenues was approximately 63% of revenues in 1999, compared to approximately 45% in 1998 and 42% in 1997. The higher cost of revenues as a percentage of revenue in 1999 was due primarily to the impact of the NanoKan development program which has a nominal gross margin.

     Research and development expenses. Research and development expenses decreased to approximately $3.5 million in 1999 from approximately $5.1 million in 1998 and $4.1 million in 1997. Beginning in mid-1998, certain research and development personnel and related costs were transferred from our internally-funded development of the Directed Sorting product line to the NanoKan development program, which is being funded by our customers, Bristol-Myers Squibb and Aventis. These expenses were accordingly reported as cost of revenues.

     Selling, general and administrative expenses. Selling, general and administrative expenses totaled approximately $4.4 million in 1999, compared to approximately $5.0 million in 1998 and $2.5 million in 1997. The decrease in total selling, general and administrative expenses in 1999 was primarily due to severance payments, recruitment, and relocation expenses incurred in 1998, which were not repeated in 1999. The increase in selling, general and administrative expenses from 1997 to 1998 was due primarily to the increased sales and marketing staffing levels and the expanded management team and infrastructure consistent with the revenue growth we experienced. As noted, these initiatives in 1998 included non-recurring expenses for severance payments, recruitment and relocation.

     Amortization of deferred compensation. During the year ended December 31, 1999, we granted stock options with exercise prices that were less than the estimated fair value of the underlying shares of common stock on the date of grant. As a result, we have recorded and will continue to record deferred stock-based compensation over the period that these options vest. The deferred stock-based compensation expense for 1999 was approximately $311,000.

     Interest income. We had net interest income of approximately $211,000 in 1999, compared to approximately $273,000 in 1998 and $14,000 in 1997. The increase in interest income from 1997 to 1998 was primarily due to higher cash levels resulting from approximately $16.0 million in cash proceeds from the sale of Series D Preferred Stock in June 1998.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations principally with $39.0 million of private equity financings and $3.5 million in short-term and long-term debt and equipment financing arrangements. Equity investments came from a series of five preferred stock offerings over the period October 1995 through April 2000.

     At March 31, 2000, cash and cash equivalents totaled $984,000 compared to $2.9 million, $10.7 million and $281,000 at December 31, 1999, 1998 and 1997, respectively.

     Net cash used in operating activities for the three months ended March 31, 2000 was approximately $3.0 million compared with $3.2 million for the same period in 1999. A net loss of $1.6 million for the first three months of 2000 was offset by non-cash charges of $1.2 million for non-cash interest expense for warrants issued, $263,000 for amortization of deferred compensation and $608,000 for depreciation and amortization expenses. Accounts payable was reduced during the three months ended March 31, 2000 by $2.0 million, primarily due to the payment of $1.7 million in contingent purchase price consideration to the former shareholders of Discovery Technologies Ltd.

Approximately $1.2 million of cash and cash equivalents was used in investing activities during the period for leasehold improvements and the acquisition of capital equipment. Approximately $2.4 million of cash and cash equivalents was provided by financing activities during the period, primarily from a $2.0 million promissory note (which was converted into equity in April 2000).

     Net cash used in operating activities was approximately $5.7 million, for the year ended December 31, 1999. Our net loss of $3.4 million, offset by non-cash charges of $670,000, accounted for most of this use, and cash and cash equivalents of $1.0 million were placed in a restricted account in 1999 as collateral against a standby letter of credit. Deferred revenues were reduced by $775,000 in 1999, primarily as a result of the recognition of revenue on the NanoKan development contracts. Increases in accounts receivable and inventory, along with a decrease in accounts payable, used an additional $1.3 million in cash and cash equivalents in 1999.

     Approximately $5.0 million in cash was used in 1999 for the acquisition of Discovery Technologies.

     In 1999, $4.0 million in promissory notes, less the repayment of $205,000 in equipment financing, provided approximately $3.8 million in net cash from financing activities. We received an additional $2.0 million in cash in March 2000 from the issuance of another promissory note.

     In December 1999, our Discovery Technologies group entered into a line of credit with Basel Kantonal Bank for working capital advances, or borrowings up to approximately $1.3 million. Borrowings accrue interest at 4.75% per annum plus 0.25% per quarter. As of March 31, 2000, we had an outstanding loan balance of $763,000. Our Discovery Technologies group also entered into a loan agreement for $1.6 million from Novartis Venture Fund. The loan accrues interest at the rate of 5% per annum and is payable in full by June 2001.

     In April 2000, we issued 1,392,503 shares of Series E redeemable convertible preferred stock at $8.00 per share in exchange for the conversion of the $6.0 million in outstanding promissory notes and $5.0 million in additional cash.

     In April 2000, we acquired AAT, a wholly-owned subsidiary of Axys Pharmaceuticals, Inc. in exchange for 7,429,641 shares of our common stock, a promissory note in the principal amount of $550,344 and $50,031 in cash.

     In May 2000 we acquired 75% of the outstanding shares of Structural Proteomics for total consideration of $1.0 million in cash and 150,000 shares of our common stock. We paid the 150,000 shares of our common stock directly to two shareholders of Structural Proteomics, while we invested the $1.0 million in Structural Proteomics as consideration for newly issued shares.

     We anticipate investing up to $7.0 million through December 31, 2001 for leasehold improvements and capital equipment necessary to support future revenue growth. Our actual future capital requirements will depend on a number of factors, including our success in increasing sales of both existing and new products and services, expenses associated with unforeseen litigation, regulatory changes and competition and technological developments, and potential future merger and acquisition activity. We believe our existing cash and cash equivalents, together with the net proceeds of this offering and any cash generated from operations, will be sufficient to fund our operating expenses, debt obligations and capital requirements through at least December 31, 2001.

     At December 31, 1999, we had federal and California income tax net operating loss carryforwards of approximately $14.6 million and $10.9 million, respectively. The difference between the federal and California tax operating loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes. The federal and California tax net operating loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously used. We also have federal and California research tax credit carryforwards of approximately $680,000 and $393,000, respectively, which will begin to expire in

2010 unless previously used. We have provided a 100% valuation allowance against the related deferred tax assets as realization of such tax benefits is not assured.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Short-term investments. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since a significant portion our investments are and will be in short-term marketable securities. Due to the nature and maturity of our short-term investments, we have concluded that there is no material market risk exposure.

     Foreign currency rate fluctuations. The functional currency for the European operations of our IRORI group is the U.S. dollar, and the functional currency for our Discovery Technologies group is the Swiss franc. Our subsidiary accounts are translated from their local currency to the U.S. dollar using the current exchange rate in effect at the balance sheet date, for balance sheet accounts, and using the average exchange rate during the period for revenues and expense accounts. The effects of translation for the European operations of our IRORI group are recorded as foreign currency gains (losses) in the consolidated statement of operations. The effects of translation for our Discovery Technologies group are recorded as a separate component of stockholders' equity. Our European subsidiaries conduct their business with customers in local currencies. Exchange gains and losses arising from these transactions are recorded using the actual exchange differences on the date of the transaction. We have not taken any action to reduce our exposure to changes in foreign currency exchange rates, such as options or futures contracts, with respect to transactions with our European subsidiaries or transactions with our worldwide customers. The net tangible assets of our two European subsidiaries combined were $6.1 million at March 31, 2000. A 1% decrease in the value of the British pound and Swiss franc relative to the U.S. dollar would result in a foreign translation loss of $61,000.

     Inflation. We do not believe that inflation has had a material impact on our business or operating results during the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective January 1, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS No. 133 will not have an effect on the financial statements because we do not engage in derivative or hedging activities.


     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, (SAB
101) which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company's revenue recognition policy complies with SAB 101.

                                    BUSINESS

                                    OVERVIEW

     Discovery Partners International was founded in 1995 as IRORI, a company that develops and sells instruments and associated consumables to pharmaceutical companies for the generation of large numbers of chemical compounds for drug discovery. In October 1998, we changed our name to Discovery Partners International with the objective to create and commercialize a complete, integrated and highly efficient collection of drug discovery technologies focused from after identification of a drug target through when a drug candidate is ready for clinical trials. Toward this end, in January 1999, we formed a medicinal chemistry department that offers compound libraries and compound optimization services. We were then able to offer both the compound libraries as well as the instrumentation to generate compound libraries. In December 1999, we acquired Discovery Technologies, Ltd. to provide assay development and ultra-high throughput screening services. This addition enabled us to offer the compounds to be screened together with the screening services. In April 2000, we acquired Axys Advanced Technologies to offer large compound libraries, which will operate with ChemRx under the name ChemRx Advanced Technologies. In May 2000, we acquired Structural Proteomics to provide computational software and services. We believe that we currently offer a broad range of integrated drug discovery products and services from a single provider.

                              INDUSTRY BACKGROUND

THE GENOMICS REVOLUTION

     The drug discovery process is undergoing fundamental changes as a result of advances in genomics and proteomics. Genomics and proteomics, the studies of genes and the proteins they encode, have been the subject of intense scientific and commercial focus. Genomics has led to the identification of large numbers of genes encoding potential drug targets, increasing the demand for drug discovery products and services. Drug targets are biological molecules, such as enzymes, receptors, other proteins and nucleic acids, that may play a role in the onset or progression of a disease. Once a company has identified a potential drug target, it must still devote significant time and resources to validating the target and screening libraries of compounds against the target to discover potential drug candidates, which must be optimized further before commencement of human testing. Historically, pharmaceutical and biotechnology companies have used only approximately 500 identified drug targets in the development of drugs. Industry experts predict that the application of genomics and proteomics will lead to the identification of thousands of new drug targets.

THE DRUG DISCOVERY PROCESS

     Despite numerous advances and breakthrough technologies in genomics and proteomics, the process of discovering drug candidates from drug targets, as illustrated in the following figure and described below, remains slow, expensive and often unsuccessful.

                         [DRUG DISCOVERY FLOW DIAGRAM]

     DRUG TARGETS. The genomics revolution has identified large numbers of human genes that encode the chemical information for cells to produce the proteins that determine human physiology and disease. Drug discovery organizations are rushing to advance these new drug targets into discovery with varying degrees of target validation, or understanding of their role in disease processes, or understanding of their susceptibility to modulation by chemical compounds. By "modulation" we mean selectively increasing or decreasing the biological activity of a particular drug target.

     ASSAYS. Once a researcher has identified a drug target and has validated it as having a role in a disease process, a corresponding set of biological assays, or tests, that relate to the activity of the drug target in the disease process must be developed. These assays are designed to show the effect of chemical compounds on the drug target and/or the disease process. Additionally, assays indicate the relative potency and specificity of interaction between the target and the compounds. The more potent and specific the interaction between the target and the compound, the more likely the compound is to become a drug.

     COMPOUND LIBRARIES. Typically, medicinal chemists conduct assays in which they screen libraries consisting of thousands of compounds each to find those compounds that are active in altering the behavior of the drug targets. Traditionally, medicinal chemists generated these compounds for testing by synthesizing them one at a time, or painstakingly isolating them from natural sources. During the last several years, the pharmaceutical industry has developed modular, building block techniques, known as combinatorial chemistry, to more efficiently and productively generate these compounds.

     SCREENING. Screening is the process of testing compounds in assays to determine their potential therapeutic value. A typical screening campaign at a pharmaceutical company will entail screening hundreds of thousands of compounds from multiple compound libraries. Today's automated high throughput screening
(HTS) systems can test tens of thousands of compounds per day and require only a very small amount of the compound and target material.

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     HITS-TO-OPTIMIZED-LEADS. A successful screening process will identify a number of compounds, or hits, that show activity against the drug target. One or more of the hits are then selected for optimization based on their potency and specificity against the drug target. The hits selected for the optimization process are generally referred to as "leads."

     Optimizing a lead involves repeatedly producing slight variants of the lead and screening them in assays to discover the relationship between the changes in the molecular structure of compounds and the positive or negative effect on biological activity in the assay. These trends are called "structure-activity relationships" (SARs) and are used to produce the compounds that have the optimal effect on the biological activity in the assay. Traditionally, generating structure-activity relationships (SARs) was painstakingly slow. Within the last several years, some pharmaceutical companies have harnessed the modular building block approach called combinatorial chemistry to speed this process. Their medicinal chemists create combinatorially generated "focused libraries" that are made up of dozens to hundreds of compounds, computationally designed to explore the structure-activity relationships (SARs) of leads.

     ADME AND TOXICOLOGY. Once a very potent and selective compound with a well understood structure-activity relationship (SAR) is selected for further development, researchers undertake the process of establishing its absorption, distribution, metabolism and excretion, or ADME, and toxicology characteristics. Leads are studied in biochemical assays and animal studies to determine, among other things, whether they are likely to be safe in humans and whether they are likely to stay in the body long enough to perform their intended function. Traditionally, these ADME and toxicology studies are performed at the end of the drug discovery process. There is a significant push in the industry, however, to attempt to provide ADME and toxicology information earlier in the process in order to avoid large expenditures on compounds that will ultimately fail due to their ADME and toxicology characteristics.

     DRUG CANDIDATES. If the results of the ADME and toxicology studies performed on a lead are favorable, an investigational new drug application, or IND, may be filed with the Food and Drug Administration requesting permission to begin clinical trials of the drug candidate in humans.

LIMITATIONS OF THE CURRENT INDUSTRY

     To meet growth expectations, pharmaceutical companies are under intense pressure to introduce new drugs, and they have increased research and development expenses more than five-fold since 1985. Nevertheless, the number of new drugs approved by the Food and Drug Administration per year has increased only modestly over that period, increasing from 22 in 1985 to 35 in 1999 and ranging from 20 to 53 new drugs in any one year during that period. Despite major scientific and technological advances in areas such as genomics, high throughput screening (HTS) and combinatorial chemistry, the drug discovery process remains lengthy, expensive and often unsuccessful.

     We believe that the following remain significant limitations to the current process of drug discovery.

     INSUFFICIENT VALIDATION OF TARGETS. Drug discovery organizations are advancing potential new drug targets into discovery with varying degrees of understanding of their role in disease processes and frequently with little understanding of their susceptibility to modulation by compounds. The resources spent on pursuing these potential drug targets could be saved if there were better biological or chemical methods to de-select drug targets exhibiting these characteristics.

     INEFFICIENT PRODUCTION OF COMPOUND LIBRARIES. The dramatic increase in the number of potential drug targets has increased the demand for high quality compounds for screening. Traditional methods and instrumentation produce either discrete compounds in small numbers, or produce large numbers of compounds that are not discrete, but are present as mixtures whose
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components must be identified later using time-consuming tagging and screening techniques. Further, the processes used to develop compound libraries have been labor intensive and have lacked the efficiencies created by automated instrumentation.

     LOW QUALITY COMPOUND LIBRARIES. While combinatorial chemistry has vastly increased the number of compounds available for screening, many of the compounds generated have lacked the qualities necessary to become new drug candidates. Inadequately validated chemistries generate hit compounds that are difficult or impossible to reproduce. In addition, some companies often design libraries without paying adequate attention to diversity of chemical properties contained in the libraries. These oversights result in libraries that have large numbers of redundant, or unproductively similar, compounds. Further, little attention is devoted to the drug-like nature of the compounds leading to hits that are toxic or have other fundamental flaws. Finally, many libraries contain impure compounds that lead to false positives or the inability to reproduce results.

     INSUFFICIENT RESOURCES FOR ASSAY DEVELOPMENT, SCREENING AND LEAD OPTIMIZATION. Many pharmaceutical companies have attempted to reduce costs and focus internal efforts on critical and proprietary areas by outsourcing portions of their research and development functions. Many biotechnology and small pharmaceutical companies have biological and genomic expertise but lack the internal capabilities to advance through the drug discovery process. Simultaneously with the increase in outsourcing, the number of drug targets available to drug discovery overall is dramatically increasing.

     INADEQUATE INFORMATICS AND COMPUTATIONAL TOOLS. Success of many drug discovery programs is predicated on screening large numbers of compounds, followed by the synthesis and testing of compounds for optimization and for their ADME and toxicology characteristics. This sequential approach is time-consuming and costly. Many of the recent advances in drug discovery have been targeted at streamlining this process and have allowed large numbers of compounds to be generated and tested in higher throughput. However, these advances have been incremental. Pharmaceutical companies can save large expenditures of time and money by increased and earlier input of knowledge about which targets are likely to be receptive to chemical modulation, the likely interaction of chemicals and biological targets and which compounds are likely to have unacceptable ADME and toxicological characteristics prior to testing.

     LACK OF AN INTEGRATED, NEUTRAL DRUG DISCOVERY SOLUTION. Many of the companies that provide drug discovery services to the pharmaceutical and biotechnology industries provide limited services. Thus they are unable to provide the knowledge and efficiencies that can be gained by broad experience in multiple facets of drug discovery. Further, customers must use valuable resources to manage multiple vendors and integrate inconsistent or incompatible products. Drug discovery service providers may also demand royalties in return for their services or compete with their customers by conducting internal, proprietary drug discovery activities.

                                  OUR SOLUTION

     We bring together a unique combination of drug discovery expertise, technology and services to meet the needs of the pharmaceutical and biotechnology industries. Our customers include most major pharmaceutical companies and numerous biotechnology companies. We believe the broad range of products and services we offer or intend to offer will provide the following benefits:

     TARGET VALIDATION. In combination with the Genomics Institute of the Novartis Research Foundation, we are developing methods of validating drug targets that we believe will enable us to identify targets that are important in a disease process and can be modulated by chemical means. We have developed large libraries of highly diverse compounds that are specifically designed to modulate many drug targets. We believe that we will be able to use these libraries to provide early information about whether a drug target is susceptible to chemical modulation and, if so, whether
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modulation of its activity has an important effect on the disease process or outcome. If these libraries are successful in providing this information early in the drug discovery process, our customers can save large amounts of money and time.

     EFFICIENT PRODUCTION OF COMPOUND LIBRARIES THROUGH OUR DIRECTED SORTING PRODUCTS. Our proprietary combinatorial system, referred to as Directed Sorting, combines the advantages of parallel synthesis, i.e., discrete compounds with large amounts of each compound, and split-and-pool synthesis, i.e., very high productivity, in generating compound libraries. In parallel synthesis, chemists perform multiple chemical reactions simultaneously, or "in parallel". In split-and-pool synthesis, chemists take the product of one set of reactions and repeatedly split them for subsequent sets of reactions. Our proprietary reactors synthesize compounds with high efficiency and speed but keep the compounds discrete in individually tagged reactors, thus avoiding the complexity of mixtures of large numbers of compounds. Our Directed Sorting products have gained widespread acceptance throughout the pharmaceutical industry. We believe that in 1999 more than one million compounds were synthesized by our customers using these products.

     HIGH QUALITY COMPOUND LIBRARIES. We invest significant resources developing our compound libraries to save our customers significant time and resources later in the drug discovery process. Our chemistries are repeatable and our compounds rapidly replenishable because we produce detailed synthesis protocols, or recipe books, for each library. We are able to rapidly create focused libraries containing slight variations of hits from our original discovery or targeted libraries to study structure-activity relationships (SARs). We designed our discovery libraries for maximum diversity using proprietary computer algorithms. Over 100 medicinal chemists, both internal and external, review each of our libraries for drug-like properties. Finally, after synthesis, we use multiple analytical methods to ensure a high degree of compound purity. As a consequence, our libraries contain highly diverse, drug-like compounds of high purity.

     BROAD RANGE OF PRODUCTS AND SERVICES FOR ASSAY DEVELOPMENT, CHEMISTRY AND SCREENING. We currently offer a broad range of drug discovery products and services targeted at areas of significantly expanded demand from pharmaceutical and biotechnology companies -- assay development, chemistry and screening. We have performed over 60 different assays for our customers. We also provide access to more than one million discrete compounds, of which over 600,000 come from many of the world's leading compound suppliers and over 450,000 are internally generated. We are expanding our libraries at a rate of approximately 250,000 compounds per year. Our high throughput screening system, HTS-Factory, is capable of screening more than 100,000 compounds per day for most biochemical assays. In addition, our team of more than 65 chemists and biologists has worked on numerous hit and lead optimization projects for our customers.

     DEVELOPMENT OF AN INFORMATICS AND COMPUTATIONAL TOOLS KNOWLEDGE BASE. We are developing state-of-the-art computational software tools to generate predictive information in the early stages of drug discovery. We design our tools to correlate information on families of drug targets and compounds with screening data to predict which drug targets are likely to be receptive to chemical modulation and be the right point of chemical intervention in a disease, and which chemical structures are likely to react favorably with large families of drug targets or produce unacceptable ADME or toxicological results. Initially, we have developed computer algorithms that allow us to design libraries of compounds with maximum diversity, thereby reducing the number of compounds that must be screened. We believe that our computational tools will have the potential to fundamentally alter the drug discovery process, reducing the time and cost involved.

     INTEGRATED DRUG DISCOVERY PRODUCTS AND SERVICES ON ATTRACTIVE TERMS. We offer a broad range of integrated drug discovery products and services on terms and conditions that we believe make our products and services easy to purchase. We believe that our integrated approach provides unique value to our customers. For example, we believe that it is highly important to our screening customers that we provide both assay development services and access to compounds for screening.

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Generally, we do not request royalties from our customers and do not compete with them. We believe that our fee-for-service terms and focus on our customers' needs rather than our own drug development efforts makes our product and service offerings more attractive to our customers.

                                  OUR STRATEGY

     Our objective is to create and commercialize a complete, integrated and highly efficient drug discovery platform optimized to overcome many of the limitations associated with the slow and expensive traditional drug discovery process. To implement our objective, we intend to:

     OFFER AN INTEGRATED AND COMPLETE DRUG DISCOVERY SOLUTION FROM DRUG TARGET TO DRUG CANDIDATE. We intend to offer our customers a complete suite of drug discovery technologies, products and services that address speed and cost considerations in the drug discovery process. We currently offer large ready-made proprietary libraries of well-defined, drug-like compounds and sell Directed Sorting instrument systems to help our customers rapidly build compound libraries, both of which we believe speed the generation of hits and leads. We have expertise in developing assays and offer high throughput screening (HTS) services. We offer medicinal chemistry lead optimization services and use our proprietary informatics to support all steps of the drug discovery process. We expect to complete the creation of our drug discovery platform by adding products and services at the early stages of drug discovery in drug target validation and at the later stages, including expanding into ADME and toxicology services.

     BROADEN AND DEEPEN OUR TECHNOLOGY THROUGH INTERNAL INVENTION AND ACQUISITION. We have assembled our current suite of advanced technologies, products and services through both internal invention and acquisition. We developed our lead optimization capabilities and our Directed Sorting instrument systems and consumables internally. We gained our assay development and screening capabilities, our ability to generate and sell large discovery libraries of compounds and our informatics technology and products through acquisition. We intend to continue to invest in internal research and development and aggressively acquire and integrate cutting edge products and services in order to stay at the forefront of drug discovery technology.

     TARGET THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES. We will focus on providing drug discovery products and services to the pharmaceutical and biotechnology markets. In a 2000 report, Pharmaceutical Research and Manufacturers of America estimates that the pharmaceutical industry alone will spend more than $25 billion on research and development in 2000, of which more than 30% will be spent on compound synthesis and extraction of compounds from natural products, screening, and pharmacological and pre-clinical ADME and toxicology. Before our recent acquisitions of AAT, Discovery Technologies and Structural Proteomics, the pharmaceutical and biotechnology industries provided 96% of our revenues in 1999, and we expect a large portion of our revenues to come from those industries for the foreseeable future. We currently have 16 business development and marketing personnel targeting pharmaceutical and biotechnology customers worldwide. Due to the similar nature of pharmaceutical development and agrochemical development, we also sell our products and services to the agrochemical industry and expect to do so in the future. Further, we do not intend to compete with our customers by conducting drug discovery for our own account.

     EXPAND CUSTOMER RELATIONSHIPS THROUGH INTEGRATION OF PRODUCTS AND
SERVICES. We will use existing relationships with customers in individual areas of our business to sell products and services in multiple areas of drug discovery. We believe that our customers can best take advantage of the time and cost efficiencies of our products and services in integrated combinations. For example, we believe that our lead optimization group will be in the best position to optimize hits generated using our compound libraries because our group will best understand the underlying synthesis chemistry.

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     GENERATE MULTIPLE REVENUE STREAMS. We sell a variety of products and services and have more than 100 customers. Our multiple revenue streams reduce the potential negative consequences to us if any one of our product or service areas ceases to be productive. We expect to continue to sell to our customers primarily for current revenue but when appropriate, we also may accept milestone payments or royalties based on the success of the ultimate pharmaceutical product. We believe that the success of our business is not dependent upon the realization of milestone or royalty payments.

     EXPAND OUR KNOWLEDGE BASE. Because of the large number and diversity of our customers, we generate and are exposed to large amounts of highly useful information about the drug discovery process and about the general interaction between types of chemistries and types of drug targets. Much of this information is not specific to or proprietary to our customers and increases our understanding of the interaction of the drug targets we work on and the chemistries we apply to them as well as of the drug discovery process itself. We believe this information will enable our customers and us to conduct drug discovery work faster, less expensively and with a greater likelihood of success. Our ultimate goal is to use this information to streamline the drug discovery process and to create new revenue opportunities for us.

                             PRODUCTS AND SERVICES

     We sell products and services designed to make the drug discovery process faster, less expensive and more likely to generate a drug candidate. The products and services provided by our four principal product groups, ChemRx Advanced Technologies (which includes the former AAT), Discovery Technologies, IRORI and Structural Proteomics can be purchased individually or as integrated solutions, depending on our customers' requirements. As described below, we currently offer products and services in many functional disciplines of the drug discovery process. We intend to continue to add to our functional offerings in order to provide a comprehensive and integrated suite of drug discovery services to our pharmaceutical and biotechnology customers.

ASSAYS

     Our Discovery Technologies group provides assay development services for pharmaceutical, biotechnology and agrochemical discovery. Our team of scientists is particularly experienced in working with major disease target types such as protein kinases, G-protein-coupled receptors, cellular assays, specific assays in the cancer field and crop protection assays. We are highly experienced with all commonly used detection technologies including photometric, fluorometric, luminometric, homogeneous time resolved fluorescence, fluorescence polarization and isotopic with flash plate or filtration readouts. Biological systems about which we have particular expertise include enzymes, receptor-ligand interaction, protein-protein interaction, reporter-gene assay in pro- and eukaryotic cells, cellular proliferation, differentiation and physiologic response, and microbial growth. We have performed approximately 60 assay development and screening projects for approximately 15 customers including Japan Tobacco, Novartis Crop Protection and BioChem Pharma.

COMPOUND LIBRARIES

     COMBINATORIAL CHEMISTRY INSTRUMENTS -- DIRECTED SORTING TECHNOLOGY. Through our IRORI line of products and services, we develop and manufacture proprietary instruments and consumables for compound library synthesis to pharmaceutical and biotechnology organizations. Our instruments are based on a patented core technology referred to as Directed Sorting, which enables our customers to generate large collections of compounds.

     - Directed Sorting -- Our Directed Sorting technology produces discrete compounds in large amounts, synthesized with very high productivity. The pharmaceutical industry has widely
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       adopted our Directed Sorting technology, and we estimate that in 1999 over one million compounds were synthesized by our customers using this technique. Directed Sorting combines the key advantages, while avoiding the drawbacks, of the two traditional synthesis techniques -- parallel synthesis and split-and-pool synthesis.

     - Parallel synthesis -- Parallel synthesis yields discrete compounds and large amounts of each compound. Virtually all chemists in the industry find this result favorable. However, chemists must perform a large number of reactions to generate large libraries. Automating parallel synthesis helps to eliminate the tedium of the process, but does little to address the limited number of compounds that can be synthesized per unit time and per reaction.

     - Split-and-pool synthesis -- The split-and-pool technique is significantly more productive than parallel synthesis but produces compounds in mixtures whose components must be identified using various tagging and screening techniques. Therefore, this technique has found limited commercial applicability.

     In the Directed Sorting process, we synthesize each unique compound in a library in a separate micro-reactor that contains a unique, electronically readable tagging device. A micro-reactor is a semi-porous container that allows the chemical reagents and solvents used in the synthesis process to pass in and out of it without allowing the compound being synthesized inside to escape. In this way, we can process tens, hundreds or even thousands of micro-reactors simultaneously through a synthesis step in the same reaction vessel, which can be a large flask or beaker. At the end of each chemical synthesis step, a computer that reads the electronic tags directs the sorting of the micro-reactors for the next synthesis step. The sharing of reaction vessels by many micro-reactors provides huge productivity gains. For example, using only 30 reactions, Directed Sorting can complete a 1,000 compound library that results from a three-step synthesis procedure using ten reagents in each step. Using parallel synthesis, this same library would require between 1,110 and 3,000 reactions to complete.

     Our current products based on the Directed Sorting technology include an automated chemistry system (the AutoSort System) and a manual chemistry system. We are also developing an ultra-high throughput chemistry system that can generate up to one million discrete compounds per year (the NanoKan System). All of these systems include hardware and software platforms and use disposable microreactors that provide ongoing revenues for every compound that is synthesized using these products. Typical library sizes generated by the manual chemistry system are less than 1,000 compounds, by the AutoSort System are 1,000 to 10,000 compounds and by the NanoKan System are greater than 10,000 compounds. We have over 100 customers using the Directed Sorting technology.

     We designed the NanoKan System for customers that need to generate up to one million compounds per year. We have entered into contracts to develop NanoKan Systems for Bristol-Myers Squibb and Aventis. We are nearing the completion of the NanoKan System development project and we plan to deliver the first two systems to Aventis and Bristol-Myers Squibb in the third and fourth quarters of 2000. Under these agreements, we have retained the rights to use this technology internally and may deliver this product to additional customers after one year following delivery to Bristol-Myers Squibb and Aventis.

     PROPRIETARY LIBRARIES. We offer a broad range of compound libraries for assay screening and rapid hit-to-lead activities. Our customers for compound libraries include Allergan, Daiichi and Warner-Lambert.

     Discovery Libraries. We generate and sell proprietary discovery libraries, which are collections of diverse, drug-like compounds that are designed using computer programs to systematically explore specified areas of chemical space or types of chemistry. They are used in the initial stages of screening in which very little information is known about which compounds will alter the

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activity of the drug target in the assay. To date, we have produced over 450,000 diverse compounds comprising over 100 distinct libraries. We are generating new compounds at a rate of approximately 250,000 per year.

     Targeted Libraries. We design and sell targeted libraries selected for a specified type of drug target. These libraries are a group of highly related compounds used much like discovery libraries, but they provide a more insightful medicinal chemistry starting point.

     Focused Libraries. We are able to rapidly generate focused libraries based on hits from our discovery or targeted libraries because we have previously invested significant resources in the development of each library of compounds. Focused libraries explore subtle changes in the compound structure to quickly elicit structure-activity relationships (SARs) and evolve lead compounds. In addition, we develop focused libraries from hits generated by our customers.

     Chemistry Protocols. We may sell licenses to the detailed protocols, or chemical recipes, for generating our libraries to customers that purchase those libraries. This enables our customers to replenish compounds and to create additional compounds.

     We have created and use a combinatorial chemistry technology platform employing parallel synthesis and our Directed Sorting system. Our approach provides the following advantages:

     - Purity: Maximum purity is important to minimize false positives during screening. We can deliver compounds that are greater than 90% pure depending on customer specifications. Our quality control measures include high performance liquid chromatography (HPLC), mass spectroscopy
       (MS), nuclear magnetic resonance (NMR), evaporative light scattering detection (ELSD) and weight percent analysis, coupled with a proprietary high throughput purification process;

     - Diversity: Each library of approximately 5,000 drug-like compounds is designed to contain a set of highly diverse compounds using our proprietary three-dimensional chemical mapping and differentiation software;

     - Ease of optimization: The individual chemistries for each library are highly validated and characterized. This allows rapid generation of focused libraries around hits and rapid follow-up and modification by medicinal chemistry programs; and

     - Re-supply and reproducibility: Our synthesis approaches produce large quantities that allow rapid and cost effective restocking of customers' supplies. Our highly validated chemistries allow us or our customers to re-synthesize larger quantities on demand.

SCREENING

     We offer a wide range of assay development services and ultra-high throughput screening services to customers in the pharmaceutical, biotechnology and agrochemical industries. We have an experienced staff of scientists located at our facility near Basel, Switzerland. For an additional fee, we also offer our customers access to over 600,000 compounds from many of the world's leading compound suppliers plus over 450,000 internally developed compounds. This unique combination of offerings has achieved rapid market acceptance. We currently have 15 assay development and screening customers including BioChem Pharma, Japan Tobacco and Novartis Crop Protection.

     We can perform a wide range of assays in our HTS-Factory, including heterogeneous and homogeneous time-resolved fluorescence assays, isotopic assays, fluorescence polarization assays and enzyme-linked immuno sorbent assays (ELISA). We are currently developing proprietary technologies for G-protein coupled receptors (GPCR) and protein-protein interaction screening. This broad capability allows us to offer screening services for virtually any type of biological or biochemical target.

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     Our HTS-Factory is based on a proprietary platform of integrated automation, instrumentation, liquid handling, engineering, robotics, computers and sophisticated data collection software. The HTS-Factory has a screening capacity of more than 100,000 compounds per day for most biochemical assays.

     A majority of our screening customers also take advantage of our access to compounds produced by other leading compound library providers. This unique offering allows our customers access to a large and diverse collection of compounds without the need to store and manage the compound collections in their own facilities.

     We deliver a list of hits to our screening customers. We also provide hit follow-up and verification services and, in many cases, actual physical samples of the hit compounds. We anticipate that our screening services will lead to additional revenue opportunities based on requests for chemistry-based hit and lead optimization services.

HITS-TO-OPTIMIZED-LEADS

     We offer the following products and services to advance early stage screening hits to become optimized drug leads.

     FOCUSED LIBRARIES. We design and produce custom focused libraries based upon hits identified from screening. These hits may be from our compound libraries, the customer's internal compound collection or even from another compound library supplier. Focused libraries consist of combinatorially generated compounds that represent systematic variations of hits. Medicinal chemists use these focused libraries to begin refining hits to optimize the properties that have an effect on the drug target in the assay. Because we invest significant resources in the development of each of our compound libraries, we are able to generate focused libraries based on hits from our discovery or targeted libraries more rapidly than when we begin from an isolated hit resulting from a customer's compound collection.

     We now have approximately 120 scaffolds, the molecular cores around which compound libraries are built, with validated chemistries and 30 additional scaffolds in development from which focused libraries may be produced. Our focused library customers include Axys Pharmaceuticals, Kirin, Pharmacia and Roche.

     MEDICINAL CHEMISTRY. We also provide a wide range of medicinal chemistry and lead optimization services. In advancing a hit to a drug candidate, we use focused libraries and/or traditional medicinal chemistry methods. This includes the synthesis of compounds that modify the original hit or lead for improved potency, selectivity and other pharmaceutical characteristics. We have an experienced group of synthetic organic chemists and medicinal chemists with expertise in both solid phase chemistry and solution phase chemistry. In some cases we provide medicinal chemistry services in conjunction with our computational drug discovery efforts to design and construct small libraries of compounds to act on specific targets of known structure. Our customers for hit to lead services include AstraZeneca, DGI Biotechnologies, DuPont Pharmaceuticals, Hisamitsu and Signal Pharmaceuticals.

DRUG DISCOVERY INFORMATICS

     Through our majority-owned Structural Proteomics group, we are developing computational tools that we believe will allow us to substantially increase our knowledge, which can be applied in the earlier stages of drug discovery to significantly reduce the time and cost of developing a drug. We currently have computer algorithms that allow us to design libraries of compounds with maximum diversity, thereby reducing the number of compounds which we must screen. When screened against large numbers of potential drug targets, we believe these large and highly diverse

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libraries will provide significant information about which drug targets are amenable to modulation by chemical means. We are developing a protein (drug target) family analysis tool which we believe will allow us to use screening data to correlate drug target families with the types of compounds which will likely bind to them. Using this tool, we hope to be able to design highly effective targeted libraries for whole drug target families. In addition, we hope to use this tool to efficiently design potent compounds to a hit on a particular drug target and to efficiently search databases of compounds available from other vendors for likely hits. We expect to further use our computational tools and screening data to help predict ADME and toxicological reactions to classes of compounds. This will allow our customers to avoid spending money and time on hits and leads that will ultimately fail due to their ADME and toxicological characteristics.

     We initiated development work on our informatics offering in the first half of 2000. We currently have two Small Business Innovation Research (SBIR) grants to support this work, and we have signed a licensing and collaborative development agreement with SmithKline Beecham to improve methods for protein family analysis and the use of this information in drug design. We have not yet initiated any meaningful development work on the predictive ADME and toxicology informatics tools.

                                COMPONENT SUPPLY

     We depend on sole-source suppliers for the mesh component of our reactors, the radio frequency (RF) tags used in our commercial products and the two-dimensional bar code tags used in our NanoKan system. These items are obtained from suppliers on standard commercial terms. We have no long-term supply agreements for these items.

                              SALES AND MARKETING

     Our senior executives coordinate global management of our key customers and manage our general sales and marketing efforts for our drug discovery offerings to major pharmaceutical customers worldwide. We are in the process of integrating our recently acquired businesses to offer multiple coordinated products and services to our customers.

     Currently our sales and marketing is staffed as follows:

     UNITED STATES: A total of 12 professionals are engaged in selling and marketing our products. They operate from our headquarters in San Diego as well as our facilities near San Francisco or from their residences in New Jersey and California.

     EUROPE: A total of four professionals, operating in the United Kingdom and in Switzerland, are engaged in selling and marketing our products.

     JAPAN: All of our products are promoted by third party representatives with the assistance of our personnel from the U.S. or Europe. Contracts are negotiated by and placed directly with us and the third party representatives receive a commission.

     In addition to direct selling efforts we also use industry trade shows and industry journal advertising for sales and marketing.

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                            RESEARCH AND DEVELOPMENT

     Our research and development expenses totaled approximately $4.1 million in 1997, $5.1 million in 1998 and $3.5 million in 1999. None of these expenses was funded by outside parties. We conduct research and development programs in four primary areas as follows:

     CORE INSTRUMENTATION TECHNOLOGY. These projects include the development of new instrumentation technologies of the type that led to the development of our current IRORI products, including the NanoKan System. Core technology projects have also expanded beyond synthesis technology to include the development of other drug discovery instrumentation. We implement projects on our own behalf and in collaboration with customers to develop specific instruments we identify as product opportunities. In collaborative projects, we seek to retain the intellectual property and commercialization rights.

     DRUG DISCOVERY INFORMATICS. We have initiated drug discovery informatics projects that we believe will lead to a host of new products and services. We have begun to develop informatics tools that will aid in the design of new compound libraries that are optimized for potency toward a specific drug target and minimized for interactions with other undesired targets. Additionally, we are developing computational software and algorithms that may provide rapid advances in the areas of high throughput genomic sequencing, high throughput protein structure determination and cell-based and target-based virtual screening.

     CHEMISTRY AND CHEMISTRY PROCESS DEVELOPMENT. Our chemistry and chemistry process development programs are designed to give us a competitive advantage in the number of compound libraries available to us and in the quality and reproducibility of the libraries. We have initiated an effort to expand our combinatorial chemistry programs into the area of natural products chemistry to further increase the drug-like qualities of our compound libraries. We have also launched research and development projects to develop chemistry-based products for target validation.

     ASSAY DEVELOPMENT AND HIGH THROUGHPUT SCREENING. We are investing in new assay development and high throughput screening (HTS) technologies that we believe will allow us to broaden our product and service offerings. We are continually expanding our portfolio of assays and believe that current research and development programs will allow us to address virtually every type of homogeneous or heterogeneous drug discovery assay, and a wide range of agrochemical assays. Our high throughput screening (HTS) facility is operational, and we have initiated programs designed to increase both its capabilities and capacity.

                                   CUSTOMERS

     The following commercial customers have purchased one or more of our drug discovery products and services.

                PHARMACEUTICAL, AGRICULTURAL AND OTHER COMPANIES

3M Company
Abbott
Allergan
American Cyanamid
Amgen
Ares-Serono
AstraZeneca
Aventis
Bayer
Boehringer Ingelheim
Bristol-Myers Squibb
Daiichi
Dainippon Pharmaceuticals
Dow Agro Sciences
DuPont Pharmaceuticals
Eli Lilly
Glaxo Wellcome
Hisamitsu Pharmaceutical
Hoffmann-LaRoche
Japan Tobacco
Johnson & Johnson
Kirin
L'Oreal
Merck
Merck KgaA
Novartis
Organon (Akzo Nobel)
Monsanto
Parke-Davis (Warner-
 Lambert)
Pfizer
Pharmacia & Upjohn
Procter & Gamble
Rhone-Poulenc
 Agrochemicals
Schering Plough
SmithKline Beecham
Synthelabo
Takeda
Wyeth Ayerst Research
 (AHP)
Zeneca Agrochemicals

                            BIOTECHNOLOGY COMPANIES

3-Dimensional  Pharmaceuticals
Analyticon
Biogen
BioMega
Cephalon
Coelacanth Chemical Corporation
CombiChem
Corvas
Cubist
Elitra
Epix Medical
Genentech
Genetics Institute (AHP)
Genomic Institute of the
 Novartis Research
 Foundation
Gilead Sciences
Guilford Pharmaceuticals
Intercardia
IRBM
ISIS Pharmaceuticals
Magainin Pharmaceuticals
Menarini Ricerche
Metaphore Pharmaceuticals
Mitotix
Molecumetics
NeoKimia
Novalon
Orchid Biocomputers
Protein Design Labs
Signal Pharmaceuticals
Synaptic
Versicor
Vertex

     The following table contains each customer that represented over ten percent of our revenue for the indicated periods. The pro forma percentages for the year ended December 31, 1999 and the three months ended March 31, 2000 assume that we purchased AAT as of the beginning of each of those periods and is based on our historical operating results and those of AAT for the periods presented.

                                                                                   THREE MONTHS
                                                 YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                              -------------------------------    ----------------
                                              1997    1998     1999     1999      2000      2000
                                              ----    ----    ------    -----    ------    ------
                                                                         PRO                PRO
                                                              ACTUAL    FORMA    ACTUAL    FORMA
                                                              ------    -----    ------    ------
Aventis.....................................   17%     --       22%      17%       --        --
DuPont Merck Pharmaceutical.................   16%     --       --       --        --        --
Bristol-Myers Squibb........................   10%     --       20%      10%       12%       26%
SmithKline Beecham..........................   --      23%      --       --        --        --
Japan Tobacco...............................  --..     --       --       --        22%       11%
Warner-Lambert..............................   --      --       --       22%       --        --
Daiichi.....................................   --      --       --       --        --        13%

     For our last three fiscal years, the revenues that we derived from all foreign countries taken as a whole were as follows:

     - in 1997, $855,000, which represented 27% of our total revenues for that year;

     - in 1998, $2.6 million, which represented 42% of our total revenues for that year; and

     - in 1999, $3.4 million, which represented 26% of our total revenues for that year.

     We have entered into the following material customer contracts:

AGREEMENT WITH BRISTOL-MYERS SQUIBB COMPANY

     On May 22, 1998, we entered into an Agreement with Bristol-Myers Squibb Company pursuant to which we will provide Bristol-Myers with a NanoKan System and NanoKans, or receptacles, used by the NanoKan System to create compounds.

     We expect to deliver the NanoKan System to Bristol-Myers by the fourth quarter of 2000. Bristol-Myers agreed to purchase a fixed quantity of NanoKans from us, and, after we have delivered those, to have us supply all of Bristol-Myers' requirements for NanoKans in the future. The total revenue we will receive from the sale of the NanoKan System is $4.0 million, of which we have received $2.0 million. We will sell NanoKans on a per-unit basis, and the minimum fixed quantity of NanoKans that Bristol-Myers has agreed to purchase will provide us with $500,000 in revenue in total.

     We agreed not to supply more than one other NanoKan System to any third party during the period beginning on May 22, 1998 and ending on the first anniversary of the date that Bristol-Myers accepts its NanoKan System from us. However, we retained title to all software and inventions embodied in the NanoKan System so that we can use this technology internally.

     Bristol-Myers may terminate this agreement at any time prior to the date that Bristol-Myers accepts the NanoKan System from us. In this event, Bristol-Myers must return all portions of the NanoKan System that we previously delivered, all licenses granted under the agreement will terminate and Bristol-Myers must make one more installment payment of the purchase price. In addition, the requirements arrangement described above will continue for an indefinite period, but Bristol-Myers will have the right to terminate it at any time after the seventh anniversary of the date that Bristol-Myers accepts the NanoKan System from us. Upon termination by Bristol-Myers, the licenses granted under the agreement will become perpetual.

AGREEMENT WITH AVENTIS (FORMERLY RHONE-POULENC RORER INTERNATIONAL, INC.)

     On June 15, 1998, we entered into an Agreement with Aventis pursuant to which we will provide Aventis with a NanoKan System and NanoKans.

     We will deliver the NanoKan System to Aventis by the fourth quarter of 2000. Aventis agreed to purchase a fixed quantity of NanoKans, and, after we have delivered those to Aventis, to have us supply all of Aventis' requirements for NanoKans in the future. The total revenue we will receive from the sale of the NanoKan System is $4.0 million, of which we have received $3.0 million. We will sell NanoKans on a per-unit basis, and the minimum fixed quantity of NanoKans that Aventis has agreed to purchase will provide us with $2.0 million in revenue in total.

     We agreed not to supply more than one other NanoKan System to any third party during the period beginning on June, 1998 and ending on the first anniversary of the date that Aventis accepts its NanoKan System from us. However, we retained title to all software and inventions embodied in the NanoKan System so that we can use this technology internally.

     Aventis may terminate this agreement at any time prior to the date that Aventis accepts the NanoKan System from us. In this case, Aventis must return all portions of the NanoKan System that we previously delivered, all licenses granted under the agreement will terminate and Aventis must make one more installment payment of the purchase price. In addition, the requirements arrangement described above will continue for an indefinite period, but Aventis will have the right to terminate it at any time after the seventh anniversary of the date that Aventis accepts the NanoKan System from us. Upon termination by Aventis, the licenses granted under the agreement will become perpetual.

AGREEMENT WITH WARNER-LAMBERT COMPANY

     Under this Agreement, which AAT entered into on May 15, 1998, we will synthesize and provide to Warner-Lambert Company a library of compounds. We own all intellectual property rights in the compounds that are delivered, but grant Warner-Lambert a license to use this intellectual property to the extent required to perform its drug discovery research. Warner-Lambert may not provide access to the compounds to any third party that will use the compounds for general screening purposes. We also grant Warner-Lambert a license to our some of our software and our know-how and patents relating to the production of the compounds for Warner-Lambert, and to make, use and sell products containing the compounds we deliver.

     Warner-Lambert will pay an aggregate price of $20.5 million for the compounds, of which AAT has received $13.7 million. Warner-Lambert will also pay us a royalty of 2.5% of its net sales of drugs embodying licensed technology.

     This agreement expires upon the later of May 15, 2001 or our delivery of all of the compounds to be delivered. The intellectual property licenses will survive expiration of the contract. In addition, Warner-Lambert may terminate this agreement at any time if we fail to meet delivery milestones. In this case, Warner-Lambert may keep all compounds that we delivered and it paid for, and the intellectual property licenses we granted with respect to those compounds.

     Finally, either party may terminate the agreement upon the material, unremedied breach of the other party. If we committed the breach, Warner-Lambert will keep all of the compounds that we delivered and Warner-Lambert paid for. Warner-Lambert will receive exclusive rights to an additional fifty compounds and the intellectual property licenses granted with respect to those compounds will survive termination. If Warner-Lambert committed the breach, Warner-Lambert will return to us the compounds that are the subject of the breach and the licenses granted with respect to those compounds will terminate.

                             INTELLECTUAL PROPERTY

     To establish and protect our proprietary technologies and products, we rely on a combination of patent, copyright, trademark and trade secrets laws, as well as confidentiality provisions in our contracts.

     We have implemented an aggressive patent strategy designed to maximize our intellectual property rights. We are pursuing patent coverage in the United States and those foreign countries that are home to the majority of our anticipated customer base. We currently own fourteen issued patents in the United States and have received notices of allowance for four additional patent applications. In addition, our patent portfolio includes pending patent applications in the United States and corresponding international and foreign filings in major industrial nations.

     United States patents issued from applications filed prior to June 8, 1995 have a term of the longer of 20 years from the earliest priority date or 17 years from issue. Fourteen of our applications were filed prior to June 8, 1995 and nine of these applications have issued. United

States patents issued from applications filed on or after June 8, 1995 have a term of 20 years from the application filing date or earlier claimed priority. Patents in most other countries have a term of 20 years from the date of filing of the patent application. Our remaining patent applications, including the applications from which five of our issued patents were derived, were filed after June 8, 1995. Because the time from filing to issuance of patent applications is often several years, this process may result in a shortened period of patent protection, which may adversely affect our ability to exclude competitors from our markets. Our issued United States patents have expiration dates ranging from April 2015 to July 2017. None of our licenses will expire within the next ten years other than the Trega license which will expire in the United States in March of 2005. Our success will depend to a significant degree upon our ability to develop proprietary products and technologies and to obtain patent coverage for the products and technologies. We intend to continue to file patent applications covering any newly-developed products and technologies.

     Patents provide some degree of protection for our proprietary technology. However, the pursuit and assertion of patent rights, particularly in areas like pharmaceuticals and biotechnology, involve complex determinations and, therefore, are characterized by some uncertainty. In addition, the laws governing patentability and the scope of patent coverage continue to evolve, particularly in biotechnology and due to the time between the filing and granting of a patent application, we may be infringing upon the patent rights of a third party without any knowledge of the patent. As a result, patents might not issue from any of our patent applications or from applications licensed to us. The scope of any of our issued patents may not be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or rendered unenforceable so that our patent rights might not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. Any patents issued to us or our strategic partners may not provide a legal basis for establishing an exclusive market for our products or provide us with any competitive advantages or that the patents of others will not have an adverse effect on our ability to do business or to continue to use our technologies freely. In view of these factors, our intellectual property positions bear some degree of uncertainty.

     The source code for our proprietary software is protected both as a trade secret and as copyrighted works.

     We also rely in part on trade secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees also sign agreements requiring that they assign to us their interests in inventions and original expressions and any corresponding patents and copyrights arising from their work for us. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable, and if so, there may not be an adequate corrective remedy available. Despite the measures we have taken to protect our intellectual property, parties to our agreements may breach the confidentiality provisions in our contracts or infringe or misappropriate our patents, copyrights, trademarks, trade secrets and other proprietary rights. In addition, third parties may independently discover or invent competing technologies or reverse engineer our trade secrets or other technology.

     Although we are not a party to any legal proceedings, in the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or our licensees or against the licensors of technology licensed to us, or whether those claims will harm our business. If we are forced to defend against such claims, whether they are with or without merit, and whether they are resolved in favor of or against us, our licensees or our licensors, we will incur significant expenses and diversion of management's attention and resources. As a result of such disputes, we may have to develop at a substantial cost non-infringing technology or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business or financial condition.

     ASSIGNMENT AGREEMENT WITH ONTOGEN CORPORATION. On December 17, 1998, we entered into an Assignment Agreement with Ontogen Corporation pursuant to which we acquired all of Ontogen's ownership interest in two U.S. patents entitled "Methods and Apparatus for Synthesizing Labeled Combinatorial Chemistry Libraries." We granted Ontogen a perpetual license to use the technology described in the patents, including the right to use it commercially, but Ontogen may not sublicense the technology. Pursuant to this agreement, we paid Ontogen a total of $1.0 million in two installments. We paid the last of these two installments in January of 1999.

     NON-EXCLUSIVE SUBLICENSE AGREEMENT WITH TREGA BIOSCIENCES, INC. On May 1, 1998, we entered into a Non-Exclusive Sublicense Agreement with Trega Biosciences, Inc. pursuant to which we licensed from Trega certain patents for use in connection with NanoKans. Under this agreement, Trega granted to us the non-exclusive, worldwide right to use, make, import and sell NanoKans that are manufactured using technology described by the Trega patents. We have paid Trega a total of $250,000 in two installments. We paid the last of these two installments in June of 1999. We also agreed to pay Trega a percentage of our net sales of NanoKans that use the technology described in the licensed patents. To date we have paid Trega a total of $473,000 in royalties.

     This agreement expires as to each country in which NanoKans are sold on the date that the last licensed patent right with respect to a particular country expires. In addition, either party may terminate this agreement upon the material, unremedied breach of the other party. If we breach the contract, the licenses granted to us under the agreement will terminate. If Trega breaches the contract, the licenses will survive termination.

                                  COMPETITION

     Competition across the spectrum of drug discovery products and services that we offer is fragmented. However, we face intense competition from a number of companies, including those listed below, in each of the functional areas of drug discovery that we serve.

     - Assay development and screening. Aurora Biosciences, Cambridge Drug Discovery, Cerep, Evotec, Oncogene Sciences, Pharmacopeia, Tripos, Tropix division of PE Biosystems.

     - Combinatorial chemistry instruments. Argonaut, Bohdan and Mimotopes.

     - Compound libraries and lead optimization. Albany Molecular Research, ArQule, Array Biopharma, Cambridge Drug Discovery, Oxford Asymmetry, Pharmacopeia and Tripos.

     - Informatics. MSI division of Pharmacopeia, Oxford Molecular and Tripos.

     Also, in many cases, our pharmaceutical company customers have internal departments which provide products and services similar to ours, so these customers may have limited needs for our products and services. Many of our competitors listed above have greater financial, operational, sales and marketing resources than we have. In addition, these competitors and other companies or research or academic institutions may have developed or could in the future develop new technologies that compete with our products and services or that could render some or all of our products and services obsolete. Any of these or other competitors could also broaden the scope of their drug discovery offerings through acquisition, collaboration or internal development to integrate their offerings and/or compete with us in all phases of drug discovery.

                             GOVERNMENT REGULATION

     We are subject to various federal, state and local laws and regulations relating to the protection of the environment. In the course of our business, we handle, store and dispose of chemicals. The laws and regulations applicable to our operations include provisions that regulate the discharge of materials into the environment. Usually these environmental laws and regulations impose "strict liability," rendering a person liable without regard to negligence or fault on the part of such person. Such environmental laws and regulations may expose us to liability for the conduct of, or conditions caused by, others. We have not been required to expend material amounts in connection with our efforts to comply with environmental requirements and we do not believe that compliance with such requirements will have a material adverse effect upon our capital expenditures, results of operations or competitive position. Because the requirements imposed by these laws and regulations frequently change, we are unable to predict the cost of compliance with these requirements in the future, or the effect of these laws on our capital expenditures, results of operations or competitive position.

                                   EMPLOYEES


     As of May 5, 2000, we had 190 employees, of which 115 were in research and development, 16 were in business development, sales and marketing, 26 were in general and administrative, and 33 were in manufacturing. None of our employees is covered by a collective bargaining agreement.


                                   FACILITIES

     We occupy approximately 34,500 combined square feet of leased office space and other facilities in San Diego, California for our headquarters and as the base for our marketing and product support operations, research and development and manufacturing activities. We occupy approximately 30,000 square feet of subleased office and laboratory space near San Francisco, California for some of our combinatorial chemistry activities. In addition, we also occupy approximately 12,000 square feet of leased space near Basel, Switzerland for our assay development and high throughput screening (HTS) services.

                               LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation that arises through the normal course of business. As of the date of this prospectus, we are not a party to any litigation we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

                           SCIENTIFIC ADVISORY BOARD

     We have established a scientific advisory board made up of leading scholars in various functional disciplines of the drug discovery process. Members of our scientific advisory board consult with us on matters relating to the development of our products and services described elsewhere in this prospectus. We reimburse members of our scientific advisory board for the reasonable expenses of attending meetings of the scientific advisory board. We may also provide some of the members with options to purchase shares of our common stock. The members of our scientific advisory board are as follows:

           ADVISOR                                 TITLE/INSTITUTION
           -------                                 -----------------
Paul Anderson, Ph.D. .........  Vice President, DuPont Pharmaceuticals
Daniel Bellus, Ph.D. .........  Professor of Organic Chemistry, University of Fribourg,
                                Switzerland
Colin Dollery, Ph.D. .........  Senior Consultant, R&D, SmithKline Beecham
Gerd Folkers, Ph.D. ..........  Professor of Pharmaceutical Chemistry,
                                ETH-Zurich-Irchel
Barry Honig, Ph.D. ...........  Department of Biochemistry and Molecular Biophysics,
                                Columbia University
Richard Labaudiniere,           Former Senior Director, Lead Discovery, Rhone-Poulenc
  Ph.D. ......................  Rorer
K.C. Nicolaou, Ph.D. .........  Chairman, Department of Chemistry, The Scripps Research
                                Institute
Julius Rebek, Ph.D. ..........  Director, The Skaggs Institute for Chemical Biology
Michael C. Venuti, Ph.D. .....  Senior Vice President Research, Axys Pharmaceuticals

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following persons are our executive officers, directors and key employees as of May 5, 2000:

                NAME                  AGE                      POSITION
                ----                  ---                      --------
Executive Officers and Directors
Riccardo Pigliucci..................  53    President, Chief Executive Officer and Chairman
Jack Fitzpatrick....................  46    Chief Financial Officer, Vice President Finance
                                            and Administration and Secretary
David Coffen, Ph.D..................  61    Chief Scientific Officer
A. Grant Heidrich, III(2)...........  47    Director
Dieter Hoehn(1).....................  59    Director
Alan J. Lewis, Ph.D.(1).............  54    Director
Donald B. Milder(2).................  46    Director
Andrew E. Senyei, M.D.(1)...........  50    Director
John P. Walker(2)...................  51    Director
Key Employees
Richard Brown, Ph.D.................  47    President, IRORI
Arnold Hagler, Ph.D.................  58    Chief Executive Officer, Structural Proteomics
John Lillig.........................  50    Chief Technologist
Robert Reed, Ph.D. .................  38    President, ChemRx Advanced Technologies
Heinrich Zinsli, Ph.D...............  58    Chief Executive Officer, Discovery Technologies

-------------------------
(1) Member of the audit committee.

(2) Member of the compensation committee.

     Riccardo Pigliucci has served as our President and Chief Executive Officer since May 1998 and chairman of our board of directors since May 1999. He previously served as Chief Executive Officer of Life Sciences International PLC, a supplier of scientific equipment and consumables to research, clinical and industrial markets, from 1996 to 1997. Prior to that, he held numerous management positions during his 23-year career at Perkin-Elmer Corporation, a life science and analytical instrument company, including President and Chief Operating Officer from 1993 to 1995. Mr. Pigliucci is also a director of Epoch Pharmaceuticals, Inc., a biotechnology company, Biosphere Medical, a medical device company, and Dionex Corporation, a provider of instrumentation and related accessories and chemicals, and a trustee of The Worcester Foundation for Biomedical Research, a not-for-profit biomedical research foundation. He is a member of the Advisory Board of Chemical & Engineering News. He received his degree in industrial chemistry from the Chemical Institute of Milan, Italy.

     Jack Fitzpatrick has served as our Chief Financial Officer since September 1997. From 1995 until joining us, he served as Chief Financial Officer of Broadband Innovations, Inc., a telecommunications technology company formerly known as Multichannel Communication Sciences, Inc. Mr. Fitzpatrick received a B.A. in applied mathematics, an M.S. in computer science and an M.B.A. from Harvard University.

     David Coffen, Ph.D. has served as our Chief Scientific Officer since November 1998. From 1995 until joining us, he served as Senior Vice President of Chemistry at ArQule, Inc., a drug discovery company focusing on lead generation, qualification and optimization programs. Prior to joining ArQule, Dr. Coffen held the position of Vice President Molecular Sciences at Hoffmann-La Roche

Inc., a research-oriented healthcare group, where he served in numerous research and development positions during his 24-year career. Dr. Coffen received a B.S. in chemistry from the University of Toronto and a Ph.D. in organic chemistry from the Massachusetts Institute of Technology.

     A. Grant Heidrich, III has served as a member of our board of directors since October 1995. He joined Mayfield Fund, a venture capital firm, in 1982 and has been a general partner or managing member of several venture capital funds affiliated with Mayfield Fund since 1983. Mr. Heidrich serves on the board of directors of Millennium Pharmaceuticals, Inc., a genomics and life-sciences research company, and serves as Chairman of Tularik Inc., a biotechnology company. He received a B.A. in human biology from Stanford University and an M.B.A. from Columbia University Graduate School of Business.

     Dieter Hoehn has served as a member of our board of directors since November 1996. Since May 1996, Mr. Hoehn has been a self-employed management consultant. From 1984 until 1996, he was a member of the senior corporate management of the Hewlett-Packard Company, a provider of computing and imaging products, measurement solutions and services, where he served as Vice President in charge of the Bioscience Program from May 1995 until his retirement in April 1996 and Vice President in charge of the Analytical Products Group from May 1987 to April 1995. Mr. Hoehn also served as Vice Chairman of the Board of Directors of Hewlett-Packard Shanghai Analytical Products Co., Ltd., China, an analytical instruments company, and as a director of Yokogawa Analytical Systems, Inc., Japan, an analytical instruments company, until April 1999. He is a member of the Advisory Board of the Barnett Institute at Northeastern University. Mr. Hoehn received a B.S. in electrical engineering from the Technical College in Loerrach, Germany.

     Alan J. Lewis, Ph.D. has served as a member of our board of directors since April 2000. Since 1996, Dr. Lewis has been Chief Executive Officer and a director of Signal Pharmaceuticals, Inc., a drug discovery company. From 1994 to 1996, he was President of Signal. Prior to joining Signal, Dr. Lewis worked for 15 years at the Wyeth-Ayerst Research division of American Home Products Corporation, a pharmaceutical company, where he served as Vice President of Research from 1990 to 1994. Dr. Lewis currently serves as a Director of Allergan Specialty Therapeutics, Inc. a pharmaceutical company. Dr. Lewis received a B.S. in physiology and biochemistry from Southampton University and a Ph.D. in pharmacology from the University of Wales in Cardiff and completed his post-doctoral training at Yale University.

     Donald B. Milder has served as a member of our board of directors since November 1996. Since March 1989, he has served as a general partner of Crosspoint Venture Partners, a venture capital firm. From September 1985 to March 1989, Mr. Milder served as Chief Executive Officer of Infusion Systems, a medical delivery device company. Mr. Milder serves as a director of Websense, Inc., a provider of employee Internet management products. He received a B.A. in economics from Union College and an M.B.A. from Harvard Business School.

     Andrew E. Senyei, M.D. has served as a member of our board of directors since April 1995. He has served as managing partner of Enterprise Partners, a venture capital firm, since 1999 and as general partner since 1988. Prior to joining Enterprise Partners, Dr. Senyei was a practicing clinician and Adjunct Associate Professor of Obstetrics, Gynecology and Pediatrics at the University of California, Irvine. Dr. Senyei received a B.A. in biology from Occidental College and an M.D. from Northwestern University.

     John P. Walker has served as a member of our board of directors since April 2000. Since February 1993, Mr. Walker has served as Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals, Inc., a public biopharmaceutical company. Since 1996, Mr. Walker has been Chairman of the Board of Signal Pharmaceuticals, Inc., a drug discovery company. From 1993 to December 1997, he was President and Chief Executive Officer of Arris Pharmaceutical Corporation, a predecessor corporation of Axys. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold in

1990 to Union Carbide, a company operating in the plastics and chemicals industry. Mr. Walker serves as Chairman of the Board of Directors of Microcide Pharmaceuticals, Inc., a biotechnology company, and as a director of Geron Corporation, a biotechnology company, and the Biotechnology Industry Organization. He received a B.A. from the State University of New York, at Buffalo.

     Richard Brown, Ph.D. has served as President of our IRORI group since August 1999 and has been with us since 1996. From 1983 to 1995, he served as Director of Marketing for Zymark Corporation, a provider of laboratory automation products and services. Dr. Brown received a B.A. in chemistry from Massachusetts State College and a Ph.D. in chemistry from the University of Massachusetts.

     Arnold Hagler, Ph.D. has served as Chief Executive Officer and Chairman of Structural Proteomics since May 2000. In 1997, Dr. Hagler founded ScienceMedia.com, an educational software company, and currently serves as its CEO and Chairperson. From 1984 to June 1997, Dr. Hagler was with Biosym Technologies, Inc., a computational software company which he founded. Since 1998 Dr. Hagler has been Adjunct Professor of Chemistry at the University of Massachusetts at Amherst. He received a B.S. in chemistry and a Ph.D. in physical chemistry from Cornell University.

     John Lillig has served as Chief Technologist since August 1999 and has been with us as a Vice President since August 1996. From 1991 until 1996, he served as Division Manager of the Analytical Systems Division of Bio-Rad Laboratories, a provider of analytical instrumentation and clinical diagnostics. Prior to that, Mr. Lillig served in positions of increasing responsibility, including Director of Engineering, for over 18 years at Beckman Instruments, a provider of laboratory systems. Mr. Lillig received a B.S. in electrical engineering from California Polytechnical University.

     Robert Reed, Ph.D. has served as President of ChemRx Advanced Technologies since April 2000. Prior to that, he served as President of Axys Advanced Technologies, Inc. a subsidiary of Axys Pharmaceuticals, Inc., a public biopharmaceutical company, from July 1999 until Axys Advanced Technologies was acquired by us. Dr. Reed was Vice President and General Manager of the Advanced Technologies Division of Axys Pharmaceuticals from January 1998 to July 1999. He joined Axys Pharmaceuticals in April 1997 as Senior Director of Corporate Development. From February 1995 until April 1997, Dr. Reed was Manager of Strategic Research and Development in the pharmaceutical products division of Abbott Laboratories, a health care products and services company. Dr. Reed received a B.S. in biochemistry from Miami University and a Ph.D. in biochemistry from Boston University School of Medicine, specializing in structural biophysics.

     Heinrich Zinsli, Ph.D. has served as Chief Executive Officer of Discovery Technologies since September 1999. Prior to that, beginning in 1997, he served as its Chairman. From 1989 until 1996, he was the head of Corporate Business Development at Ciba-Geigy Ltd., a chemical and pharmaceutical company. Dr. Zinsli also serves as a director of Paradigm Genetics, a biotechnology company, and Plasmon, PLC, an information storage technology company. Dr. Zinsli had over 30 years of experience at Ciba-Geigy Ltd. He received his Ph.D. in economics from the University of St. Gall, Switzerland.

CLASSIFIED BOARD

     Our board of directors currently has seven members. Our Delaware certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our board of directors each year. Class I directors' terms will expire at the annual meeting of stockholders to be held in 2001, Class II directors' terms will expire at the annual meeting of stockholders to be held in 2002, and Class III directors' terms will expire at the annual meeting of stockholders to be held in 2003. The Class I directors will be Mr. Hoehn and Mr. Milder, the Class II directors will be Dr. Senyei and Mr. Walker, and the Class III directors will be Mr. Heidrich, Dr. Lewis and Mr. Pigliucci. At each annual meeting of stockholders held after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following election. In addition, our bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to our certificate of incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

BOARD COMMITTEES

     We established the audit committee of the board of directors in May 1999. The audit committee reviews, acts on and reports to the board of directors on various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of our audit committee are Mr. Hoehn, Dr. Lewis and Dr. Senyei, each of whom is an independent director.

     We established the compensation committee of the board of directors in May 1999. The compensation committee determines the salaries of management employees and benefits for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option plans, including determining the stock option grants for our employees, consultants, directors and other individuals. The members of our compensation committee are Mr. Heidrich, Mr. Milder and Mr. Walker, each of whom is an independent director.

DIRECTOR COMPENSATION

     We currently pay each of our non-employee directors $1,000 per board meeting attended and $500 for each committee meeting attended, plus the reimbursement of related expenses. In addition, each current non-employee director will receive a non-qualified option to purchase 25,000 shares of our common stock upon the consummation of this offering, each non-employee director will receive a yearly grant of a non-qualified stock option to purchase 10,000 shares of our common stock, and each new non-employee director will be granted a non-qualified stock option to purchase 25,000 shares of our common stock. Each of these option grants will be made pursuant to the terms of our 2000 Stock Incentive Plan.

     In the past, we entered into Directorship Agreements with two of our non-employee directors. These agreements provided for payments to the non-employee director of $1,500 per full business day that the non-employee director performed his duties as a director, plus the reimbursement of related expenses. In addition, these agreements provided for a one-time grant of a non-qualified stock option to purchase 10,000 shares of our common stock pursuant to the terms of our 1995 Stock Option/Stock Issuance Plan to be made at the time of execution of the agreements. We entered into a Directorship Agreement with current director Dieter Hoehn on December 16, 1996 and concurrently granted Mr. Hoehn a non-qualified stock option to purchase 10,000 shares of our common stock. This agreement was terminated by us and Mr. Hoehn in May 2000. In 1999, we paid Mr. Hoehn a total of $7,000 under this agreement. We also entered into a Directorship Agreement with former director Dr. Paul Anderson on March 1, 1996 and concurrently granted Dr. Anderson a non-qualified stock option to purchase 10,000 shares of our common stock. This agreement expired when Dr. Anderson ceased serving as a member of our board of directors. In 1999, we paid Dr. Anderson a total of $4,500 under this agreement.

     We also issued Mr. Hoehn 5,000 shares of our common stock pursuant to the terms of our 1995 Stock Option/Stock Issuance Plan on April 23, 1997, and we granted Mr. Hoehn a non-qualified option to purchase 10,000 shares of our common stock pursuant to the terms of our 1995 Stock Option/Stock Issuance Plan on August 12, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee currently consists of Mr. Heidrich, Mr. Milder and Mr. Walker. No member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in May 1999, the board of directors as a whole made decisions relating to compensation of our executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of the indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by our directors or executive officers in any action or proceeding arising out of that person's services as a director or executive officer of Discovery Partners International, Inc., any subsidiary of Discovery Partners International Inc. or any other entity to which the person provides services at our request. In addition, we maintain directors' and officers' insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

     The following table shows all compensation received during the year ended December 31, 1999 by our Chief Executive Officer and our four other highest-paid executive officers in that year (collectively referred to as the Named Executive Officers). The table also shows the capacity in which they served, or the title they had, in 1999 while earning that compensation.

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                  ------------
                                                  ANNUAL           SECURITIES
                                               COMPENSATION        UNDERLYING
                                            -------------------     OPTIONS/      ALL OTHER
                   NAME                      SALARY     BONUS         SARS       COMPENSATION
                   ----                     --------   --------   ------------   ------------
RICCARDO PIGLIUCCI........................  $350,000   $123,958          --        $129,416(1)
  President and Chief Executive Officer
DAVID COFFEN..............................   219,000         --     100,000              --
  Chief Scientific Officer
JOHN LILLIG...............................   198,334     47,500          --              --
  Chief Technologist; Vice President of
  Research and Development
JACK FITZPATRICK..........................   196,513     47,500          --              --
  Chief Financial Officer; Vice President
  Finance and Administration
RICHARD BROWN.............................   195,477     47,500          --              --
  President, IRORI; Vice President of
  Business Development

-------------------------
(1) Consists of payment to Mr. Pigliucci for reimbursement of relocation expenses and mortgage assistance.

                                    OPTIONS

     The following table shows information regarding options granted to the executive officers listed in the summary compensation table above during 1999.

     Each option represents the right to purchase one share of our common stock. The options generally become vested over four years. See "Management -- Employee Benefit Plans" for more details regarding these options. In 1999, we granted options to purchase an aggregate of 191,500 shares of common stock to officers, employees, directors and consultants.


     The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by the SEC and do not represent our estimate or projection of our future common stock prices. The first set of amounts represents assumed rates of appreciation in the value of our common stock from $1.50, the fair market value on the date of grant as determined by our board of directors. The second set of amounts represents assumed rates of appreciation in the value of our common stock from $16.00, the assumed initial public offering price in this offering, beginning on the options' grant date. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                         POTENTIAL               POTENTIAL
                                                                                      REALIZABLE VALUE       REALIZABLE VALUE
                                     INDIVIDUAL GRANTS                                   AT ASSUMED             AT ASSUMED
                                  -----------------------                             ANNUAL RATES OF         ANNUAL RATES OF
                                  NUMBER OF                                           APPRECIATION OF         APPRECIATION OF
                                  SECURITIES   % OF TOTAL                             STOCK PRICE FOR         STOCK PRICE FOR
                                  UNDERLYING    OPTIONS     EXERCISE                   OPTION TERM(2)         OPTION TERM(3)
                                   OPTIONS     GRANTED TO   PRICE PER   EXPIRATION   ------------------   -----------------------
              NAME                 GRANTED     EMPLOYEES      SHARE        DATE        5%        10%          5%          10%
              ----                ----------   ----------   ---------   ----------   -------   --------   ----------   ----------
David Coffen(1).................   100,000        52.2        $1.50      01/22/09    $94,334   $239,061   $2,456,231   $3,999,988


-------------------------

(1) The option vests according to our standard four-year vesting schedule, with a vesting commencement date of November 16, 1998.



(2) Calculation based on appreciation starting from $1.50, the board-determined fair market value as of November 16, 1998.



(3) Calculation based on appreciation starting from the assumed initial public offering price of $16.00.


  AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999 AND YEAR-END
                                 OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                        SHARES                 OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS AT
                       ACQUIRED                          1999                   DECEMBER 31, 1999(1)       VALUE OF UNEXERCISED
                         UPON      VALUE     ----------------------------   ----------------------------   OPTIONS USING INITIAL
        NAME           EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE      OFFERING PRICE(2)
        ----           --------   --------   -----------   --------------   -----------   --------------   ---------------------
Riccardo Pigliucci...  170,000    $187,000          --          --                 --          --                       --
David Coffen.........       --          --     100,000          --           $100,000          --               $1,450,000
John Lillig..........       --          --     100,000          --            210,000          --                1,560,000
Jack Fitzpatrick.....       --          --     160,000          --            343,500          --                2,503,500
Richard Brown........       --          --     160,000          --            343,400          --                2,503,400

-------------------------
(1) Based on a fair market value at December 31, 1999 of $2.50 per share, as determined by our board of directors.

(2) Assumes an initial offering price of $16.00.

EMPLOYMENT AGREEMENTS

     On May 5, 1998, we entered into an employment agreement with Mr. Pigliucci to serve as our President and Chief Executive Officer. This agreement provides an indefinite term and is terminable by Mr. Pigliucci or us at any time without cause. Under this agreement, we pay Mr. Pigliucci an annual base salary of $350,000 (subject to upward adjustments) and an annual target bonus equal to 50% of his base salary (which bonus will be prorated for partial performance of annual goals). In addition, under this agreement we reimbursed Mr. Pigliucci $129,416 for relocation expenses and mortgage assistance in moving from the Weston, Connecticut area to the San Diego area, and Mr. Pigliucci was granted an option to purchase 600,000 shares of our common stock, which vests over a four-year period, with 25% vesting upon the completion of one year of service and the remainder vesting in equal monthly installments over the next 36 months of service. Mr. Pigliucci exercised this option in full in December 1998 and January 1999 and, at Mr. Pigliucci's election, he paid the purchase price for such shares in the form of two promissory notes to us bearing the minimum applicable federal interest rate. We also granted Mr. Pigliucci the right to maintain his percentage ownership of our equity by purchasing equity securities that are offered by us at any time (with limited enumerated exceptions) on the same terms and conditions as other purchasers, which right does not apply to shares offered in this offering and terminates upon the sale of securities in this offering.

     If we terminate Mr. Pigliucci's employment other than for cause, or if Mr. Pigliucci terminates his employment upon our breach of this employment agreement (including in the event this employment agreement is not assumed in full by a successor company upon a change in control), we will automatically retain Mr. Pigliucci as a consultant to us for one year. Under this arrangement, Mr. Pigliucci will be available to provide consulting services to us for up to fifteen hours each month, and we will pay him a monthly consulting fee of one-twelfth of his base salary at the time of termination of his employment.

BENEFIT PLANS

2000 STOCK INCENTIVE PLAN

     Introduction. Our 2000 Stock Incentive Plan is the successor equity incentive program to our 1995 Stock Option/Stock Issuance Plan. The board adopted our 2000 plan in June 2000 and our stockholders approved it in June 2000. Our 2000 plan will become effective on the date the underwriting agreement for this offering is signed. At that time, all outstanding options under the predecessor 1995 plan will be transferred to our 2000 plan, and we will make no further option grants under that predecessor plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2000 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

     Share Reserve. We have authorized 3,300,000 shares of common stock for issuance under our 2000 plan including shares rolled over from our 1995 plan and the AAT stock option plan which we assumed. The number of shares of common stock reserved for issuance under our 2000 plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 2% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 2,000,000 shares. In addition, no participant in our 2000 plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock per calendar year.

     Equity Incentive Programs. Our 2000 plan is divided into five separate components:

     - the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

     - the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

     - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

     - the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

     - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     Eligibility. The individuals eligible to participate in our 2000 plan include our officers and other employees, our non-employee board members and any consultants we hire.

     Administration. The compensation committee of the board of directors will administer the discretionary option grant program and the stock issuance program. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

     Plan Features. Our 2000 plan includes the following features:

     - The optionee may pay the exercise price for the shares of common stock subject to option grants made under our 2000 plan in cash or in shares of common stock valued at fair market value on the exercise date. The optionee may also exercise the option, without any cash outlay, through a same-day sale program. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the 1995 plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our 1995 plan contain any stock appreciation rights.

     - The 2000 plan includes the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

           -- In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

           -- The compensation committee will have complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

           -- The compensation committee will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.

           -- The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

           -- The options currently outstanding under our 1995 plan will immediately vest in the event we are acquired by merger or sale of substantially all our assets, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity.

     Salary Investment Option Grant Program. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

     Automatic Option Grant Program. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 25,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on our board for at least six months.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 25,000-share automatic option grant will vest in a series of 4 successive annual installments upon the optionee's completion of each year of board service over the 4-year period measured from the grant date. The shares subject to each annual 10,000-share automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

     Director Fee Option Grant Program. Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the fee election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

     Our 2000 plan will also have the following features:

     - Outstanding options under the salary investment, automatic option and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

     - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

     - The board may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will terminate no later than May 2010.

EMPLOYEE STOCK PURCHASE PLAN.

     Introduction. The board adopted our Employee Stock Purchase Plan in June 2000 and our stockholders approved it in June 2000. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

     Share Reserve. We will initially reserve 250,000 shares of our common stock for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 1.5% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 500,000 shares.

     Offering Periods. The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of February and August each year. Each offering period will have a duration of 24 months, unless otherwise determined by the compensation committee. However, the initial offering period may have a duration in excess of 24 months and will start on the date the underwriting agreement for this offering is signed and will end on the last business day of July 2002. The next offering period will start on the first business day in August 2000 and will end on the last business day of July 2002.

     Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date of that period. However, employees may participate in only one offering period at a time.

     Payroll Deductions. A participant may contribute up to 10% of his or her base salary through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period in which the participant is enrolled or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. However, a participant may not purchase more than 1,000 shares on any purchase date, and not more than 300,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

     Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

     Termination. The plan will terminate no later than the last business day of July 2010.

AXYS ADVANCED TECHNOLOGIES, INC. 1999 EQUITY INCENTIVE PLAN

     We assumed the Axys Advanced Technologies, Inc. 1999 Equity Incentive Plan in connection with our acquisition of AAT. The 1999 Equity Incentive Plan will continue in existence following the acquisition; however, no further option grants will be made under the Plan. The Plan was adopted by the AAT Board on September 30, 1999 and approved by the AAT shareholders on the same date. Currently, 703,259 options are outstanding under the Plan which continue to be governed by their existing terms. The outstanding options are either incentive stock options or non-statutory stock options which were granted at an exercise price of not less than 100% of the fair market value of the AAT common stock on the grant date. The majority of the options granted under the 1999 Equity Incentive Plan vest according to a four-year schedule. In accordance with the terms of the 1999 Equity Incentive Plan, in the event that AAT is acquired by merger or asset sale the options under the 1999 Equity Incentive Plan will either (i) allow the acquiring corporation to assume any outstanding options or substitute similar stock awards or (ii) in the event the options are not assumed or substituted with similar stock awards, the options shall terminate and cease to be outstanding if not exercised prior to the acquisition.

                           RELATED PARTY TRANSACTIONS

SALES OF PREFERRED STOCK

     Since January 1, 1997 through May 5, 2000, we have issued the following securities in private placement transactions:

     - 333,333 shares of our Series C convertible preferred stock, at a purchase price of $6.00 per share, for an aggregate purchase price of $1.9 million in October 1997;

     - 2,228,945 shares of our Series D convertible preferred stock, at a purchase price of $7.20 per share, for an aggregate purchase price of $16.0 million in May and June 1998; and

     - 1,392,503 shares of our Series E convertible preferred stock, at a purchase price of $8.00 per share, for an aggregate purchase price of $11.1 million in April 2000.

     All preferred stock was issued to accredited investors in reliance upon exemption from registration under Section 4(2) of the Securities Act.

     The purchasers of more than $60,000 worth of these securities include, among others, the following directors of Discovery Partners International:

                                                                  SHARES OF
                                                               PREFERRED STOCK
                                                             --------------------        TOTAL
                           NAME                              SERIES D    SERIES E    CONSIDERATION
                           ----                              --------    --------    -------------
Andrew Senyei, M.D.(1).....................................  141,622     256,519      $3,071,829
A. Grant Heidrich, III(2)..................................  328,820     256,520       4,419,661
Donald B. Milder(3)........................................  494,614     251,589       5,573,928
Riccardo Pigliucci.........................................   13,889          --         100,000

-------------------------
(1) Consists of 131,198 shares of Series D Preferred Stock and 237,639 shares of Series E Preferred Stock held by Enterprise Partners III, L.P. and 10,424 shares of Series D Preferred Stock and 18,880 shares of Series E Preferred Stock held by Enterprise Partners III Associates, L.P. Dr. Senyei, the managing partner of each of these entities, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in each of the limited partnerships.

(2) Consists of 312,379 shares of Series D Preferred Stock and 243,694 shares of Series E Preferred Stock held by Mayfield VIII and 16,441 shares of Series D Preferred Stock and 12,826 shares of Series E Preferred Stock held by Mayfield Associates Fund II. Mr. Heidrich, a general partner of each of these entities, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in each of the limited partnerships.

(3) Consists of 77,947 shares of Series D Preferred Stock held by Crosspoint Venture Partners-1996 and 416,667 shares of Series D Preferred Stock and 251,589 shares of Series E Preferred Stock held by Crosspoint Venture Partners LS-1997. Mr. Milder, a general partner of each of these entities, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in each of the limited partnerships.

ISSUANCES OF PROMISSORY NOTES AND WARRANTS

     Since January 1, 1997 through May 5, 2000, we have issued promissory notes and warrants to purchase our capital stock in the transactions described below:

     On February 2, 1998, we borrowed a total of $1.5 million from Enterprise Partners III, L.P., Enterprise Partners III Associates, L.P., Mayfield VIII, Mayfield Associates Fund II, and Crosspoint Venture Partners-1996. We issued each of these lending parties a convertible promissory note bearing interest at 8% per annum. In addition, we issued each of these parties a warrant to purchase a number of shares of our common stock that was tied to the amount of time that the promissory note held by such party had any unpaid balance. Each warrant has an exercise price of $0.40 and is to expire upon the consummation of this offering.

     On April 15, 1998, we borrowed an additional total of $900,000 from Enterprise Partners III, L.P., Enterprise Partners III Associates, L.P., Mayfield VIII, Mayfield Associates Fund II, and Crosspoint Venture Partners-1996, and issued each of these lending parties an additional convertible promissory note bearing interest at 8% per annum. In addition, we issued each of these parties a warrant to purchase a number of shares of our common stock that was tied to the amount of time that the promissory note held by such party had any unpaid balance. Each warrant has an exercise price of $0.48 and is to expire upon the consummation of this offering.

     On May 22, 1998, each of the convertible promissory notes referenced above was satisfied in full by converting such note into shares of our Series D Preferred Stock, and in connection with those conversions the number of shares for which each warrant referenced above is exercisable was set, in each case according to the following table:

                                                                       SHARES OF       SHARES OF
                                                                      COMMON STOCK    COMMON STOCK
                                                   TOTAL PRINCIPAL     UNDERLYING      UNDERLYING
                                                    AND INTEREST         2/2/98         4/15/98
                      NAME                            CONVERTED         WARRANT         WARRANT
                      ----                         ---------------    ------------    ------------
Enterprise Partners III, L.P. ...................     $944,625           18,868          4,471
Enterprise Partners III Associates, L.P. ........       75,051            1,499            355
Mayfield VIII....................................      824,127           16,461          3,901
Mayfield Associates Fund II......................       43,375              866            205
Crosspoint Venture Partners-1996.................      561,216           11,210          2,656

     On December 10, 1999, we borrowed a total of $4.0 million from Enterprise Partners III, L.P., Enterprise Partners III Associates, L.P., Mayfield VIII, and Mayfield Associates Fund II. We issued each of these lending parties a convertible promissory note bearing interest at 8% per annum. In addition, we issued each of these parties a warrant to purchase a number of shares of our Series E Preferred Stock that was tied to the amount of time that the promissory note held by such party had any unpaid balance. Each warrant has an exercise price of $5.00 and is to expire upon the consummation of this offering.

     On March 9, 2000, we borrowed an additional $2.0 million from Crosspoint Venture Partners LS-1997, and issued to Crosspoint Venture Partners LS-1997 a convertible promissory note bearing interest at 8% per annum. In addition, we issued Crosspoint Venture Partners LS-1997 a warrant to purchase a number of shares of our Series E Preferred Stock that was tied to the amount of time that its promissory note had any unpaid balance. This warrant has an exercise price of $5.00 and is to expire upon the consummation of this offering.

     On April 7, 2000, each of the convertible promissory notes issued on December 10, 1999 and March 9, 2000 was satisfied in full by converting such note into shares of our Series E Preferred Stock, and in connection with those conversions the number of shares for which each warrant issued on December 10, 1999 and March 9, 2000 is exercisable was set, in each case according to the following table:

                                                                   SHARES OF SERIES E
                                                TOTAL PRINCIPAL     PREFERRED STOCK
                                                 AND INTEREST          UNDERLYING
                     NAME                          CONVERTED            WARRANT
                     ----                       ---------------    ------------------
Enterprise Partners III, L.P. ................    $1,901,112             72,487
Enterprise Partners III Associates, L.P. .....       151,040              5,759
Mayfield VIII.................................     1,949,552             74,334
Mayfield Associates Fund II...................       102,608              3,912
Crosspoint Venture Partners LS-1997...........     2,012,712             78,246

CERTAIN OPTION GRANTS AND EXERCISES

     On May 5, 2000, we granted Arnold Hagler an option to purchase 50,000 shares of our common stock at a per-share exercise price of $8.00. Twenty-five percent of the shares that are subject to Dr. Hagler's option vest on each anniversary of the grant date.

     In connection with our acquisition of AAT on April 28, 2000 we assumed AAT's outstanding stock options, including Robert Reed's AAT option which now represents an option to purchase 225,000 shares of our common stock.

     On January 19, 2000, we granted Dr. Heinrich Zinsli an option to purchase 75,000 shares of our common stock at a per-share price of $2.50 with a standard four year vesting schedule, with a vesting commencement date of January 1, 2000.

     The 1999 stock option grant to David Coffen is described under the caption "Management -- Options."

     From January 1, 1997 through December 31, 1998, we granted options to purchase our common stock to our directors and executive officers in the following transactions:

                                                                      NUMBER OF
                                                                      SHARES OF
                                                                     COMMON STOCK
                                                                      UNDERLYING
                       NAME                         DATE OF GRANT       OPTION       EXERCISE PRICE
                       ----                         -------------    ------------    --------------
Richard Brown.....................................      6/4/97          15,000           $0.20
Jack Fitzpatrick..................................     9/26/97          75,000            0.30
Richard Brown.....................................    11/25/97          43,000            0.40
Jack Fitzpatrick..................................    11/25/97           5,000            0.40
John Lillig.......................................    11/25/97          20,000            0.40
Riccardo Pigliucci................................      5/8/98         600,000            0.40
John Lillig.......................................      5/8/98          80,000            0.40
Richard Brown.....................................      5/8/98          80,000            0.40
Jack Fitzpatrick..................................      5/8/98          80,000            0.40
Dieter Hoehn......................................     8/12/98          10,000            1.50

     Since January 1, 1997, options to purchase our common stock were exercised by our directors and executive officers in the following transactions:

                                                       NUMBER OF
                                                       SHARES OF
                                                        COMMON                            TOTAL
                                           DATE OF       STOCK                        CONSIDERATION
                  NAME                     EXERCISE    PURCHASED    EXERCISE PRICE        PAID
                  ----                     --------    ---------    --------------    -------------
Riccardo Pigliucci.......................  11/30/98     430,000         $0.40           $172,000
Riccardo Pigliucci.......................   1/31/99     170,000          0.40             68,000
Dieter Hoehn.............................   1/18/00      10,000          0.30              3,000
Dieter Hoehn.............................   1/18/00      10,000          1.50             15,000
Richard Brown............................   3/22/00      22,000          0.20              4,400
Richard Brown............................   3/22/00      15,000          0.30              4,500
Richard Brown............................   3/22/00      21,500          0.40              8,600
Jack Fitzpatrick.........................   3/22/00      75,000          0.30             22,500

OTHER TRANSACTIONS

     On May 5, 2000, we entered into a Stock Purchase Agreement with Structural Proteomics, pursuant to which we acquired 75% of the outstanding shares of Structural Proteomics for a total consideration of $1.0 million in cash and 150,000 shares of our common stock. The cash portion of this consideration was for newly issued shares of Structural Proteomics. Arnold Hagler owns 5.5% of the outstanding shares of Structural Proteomics.

     In connection with our acquisition of voting stock of Structural Proteomics, on May 5, 2000 we entered into a Rights Agreement with Arnold Hagler and two other shareholders of Structural Proteomics (collectively, the "Founders") pursuant to which Structural Proteomics granted us a right of first offer with respect to all future sales of any class or series of its capital stock. This right of first offer does not apply to securities issued in connection with strategic alliances, and it terminates just prior to Structural Proteomics' initial public offering. In addition, we granted the Founders the option, acting as a group on the first anniversary of the closing of this offering, to exchange up to 25% of the Structural Proteomics stock that they held as of the closing of this offering for a number of shares of our common stock that is based upon a valuation of the common stock of Structural Proteomics that depends upon the total revenues of Structural Proteomics over the previous 12-month period. On each subsequent anniversary of the closing of this offering, the Founders will have the right to similarly exchange an additional 25% of the Structural Proteomics stock they held as of the closing of this offering (plus all other stock eligible to be exchanged pursuant to this agreement that has not previously been exchanged). Further, the Founders granted us the option to exchange shares of our common stock for a portion of the shares of Structural Proteomics stock held by the Founders. If on the first anniversary of the closing of this offering all issued and outstanding shares of Structural Proteomics stock are valued in the aggregate above $30.0 million, we will have the option to exchange our stock for up to 25% of the Structural Proteomics stock held by the Founders as of the closing of this offering. The number of shares of our stock to be exchanged will be calculated on the same basis as for the Founders' option. On each subsequent anniversary of the closing of this offering, we will have the option to similarly exchange our stock for an additional 25% of the Structural Proteomics stock held by the Founders as of the closing of this offering (plus all other stock eligible to be exchanged pursuant to this agreement that has not previously been exchanged). If on the first anniversary of the closing of this offering all issued and outstanding shares of Structural Proteomics stock are valued in the aggregate below $30.0 million, our option reverts to an option, exercisable on the third anniversary of the closing of this offering, to exchange 50% of the Structural Proteomics stock held by the Founders on the date of the closing of this offering for our stock. In that case, the remaining 50% of such stock would be subject to our exchange option on the fourth anniversary of the closing of this offering.

     On April 28, 2000, we acquired AAT from Axys Pharmaceuticals, Inc. John P. Walker, a member of our board of directors, is Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals. Axys Pharmaceuticals owned 10,000,000 shares of the 10,006,250 issued and outstanding shares of common stock of AAT, and received 7,425,000 shares of our common stock, a promissory note in the principal amount of $550,000 and $50,000 in cash as merger consideration. In connection with this merger, we also issued a warrant to Axys to purchase 200,000 shares of our common stock at a per-share price of $8.00.

     In connection with our acquisition of AAT, we have entered into a Standstill Agreement with Axys Pharmaceuticals, Inc. pursuant to which Axys Pharmaceuticals has agreed for itself and its affiliates that until the later of the date on which Axys Pharmaceuticals and its affiliates hold less than 5% of our then-outstanding common stock or April 28, 2010, Axys and its affiliates will not, without our prior written consent: (a) acquire any of our voting securities or those of our subsidiaries, (b) solicit proxies for the voting of our voting securities, (c) make any public announcement or submit any proposal for any extraordinary transaction (other than a sale) of our voting securities or assets, (d) form or join in any group for the voting of our voting securities or (e) otherwise seek to influence our management, board or policies. In addition, we agreed that at each annual meeting of our stockholders at any time during which our shares are publicly traded, we will include on our management slate of director nominees the number of persons designated by Axys Pharmaceuticals that Axys Pharmaceuticals could elect (if "cumulative voting" was applicable) solely through the voting of our voting securities that it owns, provided that in any case the maximum number of such persons will be one less than the number that would constitute a majority of the members of our board of directors. In addition, as long as we have a classified board of directors, this will be construed in each year to allow such number of nominees minus the number of previous Axys Pharmaceuticals nominees who will remain on the Board because their three-year terms do not expire that year. After this offering, Axys Pharmaceuticals would be entitled under the Standstill Agreement to nominate 2 of our 7 directors. The 2 designated Axys Pharmaceuticals initial nominees are John Walker and Alan Lewis. Axys Pharmaceuticals agreed, in the Standstill Agreement, to vote each year for the entire management slate of director nominees.

     On August 19, 1999, we entered into a Voting Share Purchase Agreement with all of the holders of voting shares of Discovery Technologies, Ltd. ("DTL"), which included Dr. Heinrich Zinsli. Pursuant to this agreement, we purchased forty percent of the voting stock of DTL for an aggregate purchase price of 2,750,000 Swiss francs, which was equivalent to $1.7 million as of March 31, 2000, and we were given the option to purchase the remaining sixty percent of the voting stock of DTL prior to January 31, 2000. On December 23, 1999, we exercised this option and purchased the remaining sixty percent of the voting stock of DTL for an aggregate purchase price of up to 4,250,000 Swiss francs, which was equivalent to $2.6 million as of March 31, 2000, depending on DTL's revenues and EBITDA in each of 1999 and 2000. Dr. Zinsli sold a total of 13.34% of the voting stock of DTL to us pursuant to these agreements and received from us a total of $442,788.

     On August 10, 1999, DTL entered into an employment agreement with Dr. Zinsli to serve as President and Chief Executive Officer of DTL. This agreement provides for a term of two years, but will be extended indefinitely upon the mutual agreement of Dr. Zinsli and DTL. Under this agreement, Dr. Zinsli will be paid an annual salary of 162,110 Swiss francs which on March 31, 2000 was equivalent to $97,833 and which is subject to annual review and adjustment. In addition, Dr. Zinsli receives annual payments of 40,000 Swiss francs for insurance, which on March 31, 2000 was equivalent to $24,140; 24,000 Swiss francs as compensation for being a member of DTL's board of directors, which on March 31, 2000 was equivalent to $14,484; 6,000 Swiss francs as a general allowance, which on March 31, 2000 was equivalent to $3,621; and 800 Swiss francs per month as a car allowance, which on March 31, 2000 was equivalent to $483.

     Pursuant to our Key Employment Agreement with Riccardo Pigliucci, Mr. Pigliucci exercised his right to borrow from us the aggregate exercise price of $240,000 to purchase 600,000 shares of our common stock pursuant to stock options held by Mr. Pigliucci. In connection with these exercises, Mr. Pigliucci issued to us a promissory note dated November 30, 1998 and due November 30, 2005, having a principal amount of $172,000 and an interest rate of 4.51% per annum prior to the maturity date and 10% thereafter. Mr. Pigliucci also issued us a promissory note dated January 31, 1999 and due January 31, 2006, having a principal amount of $68,000 and an interest rate of 4.64% per annum prior to the maturity date and 10% thereafter. At the time Mr. Pigliucci issued each of these notes to us, he also entered into a Pledge Agreement with us under which he granted us a security interest in the shares that he purchased using the note as consideration.

     Dr. Paul Anderson, a member of our board of directors from March 1996 until April 2000, serves as Vice President of DuPont Pharmaceuticals Company, a significant customer of our ChemRx Advanced Technologies product group. For the years ended December 31, 1997, 1998, and 1999, revenues generated from DuPont Pharmaceuticals were approximately $513,600, $364,300 and $402,910, respectively.

     Alan Lewis, a current member of our board of directors, has been Chief Executive Officer and a director of Signal Pharmaceuticals, Inc. since 1996. During 1998 and 1999, we performed services for Signal, and Signal paid us approximately $350,000. In addition, since July 6, 1998 our ChemRx Advanced Technologies group has been performing services for Signal for which Signal is to pay our ChemRx Advanced Technologies group a fixed amount of $100,000 plus various other amounts based on contingencies related to delivery and commercial success of compounds. We acquired AAT, and Mr. Lewis joined our board of directors, in April 2000.

     Dr. Andrew Senyei, a current member of our board of directors, is a director of Elitra Pharmaceuticals. Since September 30, 1999 AAT has been performing services for Elitra for which Elitra is to pay a fixed amount of $400,000 plus various other amounts based on contingencies related to delivery and commercial success of compounds.

     We have entered into indemnification agreements with all of our officers and directors. These indemnification agreements will require us to indemnify our officers and directors to the fullest extent permitted by Delaware law.

     Arrangements pursuant to which certain of our stockholders are entitled to have their shares registered by us for resale are described under the caption "Description of Capital Stock."

     We believe that all of our transactions with affiliates were entered into on terms and conditions no less favorable to us than those that could have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table shows information known to us with respect to the beneficial ownership of our common stock as of May 5, 2000, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus by:

     - each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;

     - each of our directors;

     - each executive officer listed in the "Summary Compensation" table above; and

     - all of our directors and executive officers as a group.

     Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants which are exercisable within 60 days from May 5, 2000 and assumes the conversion of all shares of our preferred stock into shares of our common stock prior to this offering. It is therefore based on 17,437,204 shares of our common stock outstanding prior to this offering and 22,437,204 shares outstanding immediately after this offering. The address for those individuals for which an address is not otherwise indicated is: 9640 Towne Centre Drive, San Diego, California 92121.

                                                     NUMBER OF     PERCENT OWNED    PERCENT OWNED
                                                      SHARES        BEFORE THIS      AFTER THIS
                 BENEFICIAL OWNER                   OUTSTANDING      OFFERING         OFFERING
                 ----------------                   -----------    -------------    -------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Riccardo Pigliucci................................     614,007          3.5              2.7
Jack Fitzpatrick(1)...............................     160,000            *                *
David Coffen(2)...................................     100,000            *                *
John Lillig(3)....................................     185,000          1.1                *
Richard Brown(4)..................................     160,000            *                *
Dieter Hoehn......................................      25,000            *                *
A. Grant Heidrich III(5)..........................   2,290,824         13.0             10.1
Alan J. Lewis.....................................           0            *                *
Donald B. Milder(6)...............................   1,898,031         10.8              8.4
Andrew E. Senyei(7)...............................   2,385,782         13.4             10.4
John P. Walker(8).................................   7,625,000         43.2             33.7
All directors and executive officers as a group
  (14 persons)(9).................................  15,610,832         82.8             65.4

OTHER FIVE PERCENT STOCKHOLDERS
Axys Pharmaceuticals, Inc.(10)....................   7,625,000         43.2             33.7
Entities Affiliated with Enterprise
  Partners(11)....................................   2,385,782         13.4             10.4
Entities Affiliated with Mayfield Fund(12)........   2,290,824         13.0             10.1
Entities Affiliated with Crosspoint
  Ventures(13)....................................   1,898,031         10.8              8.4

-------------------------
  *  Less than 1.0%.

 (1) Includes 85,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 5, 2000.

 (2) Consists of 100,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 5, 2000.

 (3) Includes 100,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 5, 2000.

 (4) Includes 101,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 5, 2000.

 (5) Includes 1,996,293 shares held by Mayfield VIII and 105,065 shares held by Mayfield Associates Fund II. Also includes 179,995 shares underlying outstanding warrants held by Mayfield VIII and 9,471 shares underlying outstanding warrants held by Mayfield Associates Fund II. Mr. Heidrich, a general partner of each of these entities, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in each of the limited partnerships.

 (6) Includes 1,086,955 shares held by Crosspoint Venture Partners-1996 and 671,822 shares held by Crosspoint Venture Partners LS-1997. Also includes 61,008 shares underlying outstanding warrants held by Crosspoint Venture Partners-1996 and 78,246 shares underlying outstanding warrants held by Crosspoint Venture Partners LS-1997. Mr. Milder, a general partner of each of these entities, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in each of the limited partnerships.

 (7) Includes 1,881,709 shares held by Enterprise Partners III, L.P. and 160,848 shares held by Enterprise Partners III Associates, L.P. Also includes 328,430 shares underlying outstanding warrants held by Enterprise Partners III, L.P. and 14,795 shares underlying outstanding warrants held by Enterprise Partners III Associates, L.P. Dr. Senyei, the managing partner of each of these entities, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in each of the limited partnerships.

 (8) Consists of 7,425,000 shares and a warrant to purchase 200,000 shares held by Axys Pharmaceuticals, Inc. Mr. Walker, Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in Axys Pharmaceuticals.

 (9) Includes each director and officer listed, and in addition includes Robert Reed, Heinrich Zinsli and Arnold Hagler. Dr. Reed owns 42,188 options to purchase our common stock that are exercisable within 60 days of May 5, 2000. Dr. Zinsli owns 75,000 options to purchase our common stock that are exercisable within 60 days of May 5, 2000. Dr. Hagler owns 50,000 options to purchase our common stock that are exercisable within 60 days of May 5, 2000.

(10) We have entered into a standstill agreement with Axys Pharmaceuticals, Inc. pursuant to which Axys has agreed for itself and its affiliates not to acquire any of our additional voting securities or those of our subsidiaries, and not to undertake any proxy contest. The stockholder's business address is 180 Kimball Way, South San Francisco, CA 94080.

(11) Includes 1,881,709 shares held by Enterprise Partners III, L.P. and 160,848 shares held by Enterprise Partners III Associates, L.P. Also includes 328,430 shares underlying outstanding warrants held by Enterprise Partners III, L.P. and 14,795 shares underlying outstanding warrants held by Enterprise Partners III Associates, L.P. The stockholder's business address is 7979 Ivanhoe Ave., Suite 550, La Jolla, CA 92037. Andrew E. Senyei, the managing partner of each of these entities, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in each of the limited partnerships.

(12) Includes 1,996,293 shares held by Mayfield VIII and 105,065 shares held by Mayfield Associates Fund II. Also includes 179,995 shares underlying outstanding warrants held by Mayfield VIII and 9,471 shares underlying outstanding warrants held by Mayfield Associates Fund II. The stockholder's business address is 2800 Sand Hill Road, Menlo Park, CA 94025. A. Grant Heidrich, III, a general partner of each of these entities, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in each of the limited partnerships.

(13) Includes 1,086,955 shares held by Crosspoint Venture Partners-1996 and 671,822 shares held by Crosspoint Venture Partners LS-1997. Also includes 61,008 shares underlying outstanding warrants held by Crosspoint Venture Partners-1996 and 78,246 shares underlying outstanding warrants held by Crosspoint Venture Partners LS-1997. The stockholder's business address is 18552 MacArthur Blvd., Suite 400, Irvine, CA 92612. Donald B. Milder, a general partner of each of these entities, disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest in each of the limited partnerships.

                          DESCRIPTION OF CAPITAL STOCK

     The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate of incorporation.

     Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

     As of May 5, 2000, there were 9,420,792 shares of common stock outstanding and held of record by 58 stockholders. There will be 22,437,204 shares of common stock outstanding upon the closing of this offering, which gives effect to the issuance of 5,000,000 shares of common stock offered by us under this prospectus and the conversion of shares of preferred stock discussed below.

     Each share of common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held.

     Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, the holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends.

     If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights. The outstanding common stock is, and the shares offered by us in this offering will be, when used in consideration for payment thereof, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

     As of May 5, 2000, there were 7,954,781 shares of convertible preferred stock outstanding. Upon the closing of this offering, all outstanding shares of convertible preferred stock will be converted into 8,016,412 shares of common stock and will be held of record by 14 stockholders. The convertible preferred stock will no longer be authorized, issued or outstanding.

     Upon the closing of this offering our board will be authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by the board. The board may authorize the issuance of preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price. We have no present plans to issue any shares of preferred stock.

WARRANTS

     As of May 5, 2000, we have outstanding warrants to purchase:

     - 443,116 shares of common stock, at a weighted average exercise price of $3.69 per share;

     - 225,406 shares of Series A preferred stock, at an exercise price of $2.00 per share, which shares are convertible into 227,440 shares of common stock; and

     - 234,738 shares of Series E preferred stock at an exercise price of $5.00 per share, convertible into common stock on a one-for-one basis.

     All outstanding warrants for our capital stock will terminate upon consummation of our initial underwritten public offering except for (i) warrants to purchase 33,051 shares of Series A preferred stock (convertible into 33,349 shares of common stock) issued to Comdisco, Inc., and (ii) a warrant to purchase 200,000 shares of common stock issued to Axys Pharmaceuticals, Inc. The Comdisco warrants will expire no later than February 9, 2006; and the Axys warrant will expire no later than May 5, 2005.

OPTIONS

     As of May 5, 2000, options to purchase a total of 1,867,847 shares of common stock were outstanding, including options to purchase 1,190,611 shares of common stock issued under our 1995 Stock Option/Stock Issuance Plan, and 703,259 shares of common stock issued to former employees of AAT upon assumption of AAT's 1999 Equity Incentive Plan in connection with our acquisition of AAT. Options to purchase a total of 148,238 shares of common stock remain available for grant under our 1995 Stock Option/Stock Issuance Plan.

REGISTRATION RIGHTS

     Under the terms of an agreement with some of our stockholders, after the closing of this offering the holders of 15,921,412 shares of common stock will be entitled to require the registration of their shares under the Securities Act of 1933. The holders of any 6,308,565 of these shares may exercise "demand rights" entitling them to require that we register their shares under the Securities Act of 1933, subject to limitations described in the relevant agreement. We are not required to effect more than two registrations for such holders pursuant to these demand registration rights. These demand rights commence on the earlier of December 31, 2001 or eleven months after the effective date of the first registration statement for a public offering of our securities, and expire five years from such effective date. In addition, Bristol-Myers Squibb and Aventis each maintain an individual right to demand registration of their shares under the Securities Act of 1933, subject to limitations. Their demand rights commence eleven months after the effective date of the first registration statement for a public offering of our securities, and terminate five years from such effective date. Further, after the closing of this offering, holders of all 15,921,412 of these registrable securities will be entitled to piggyback registration rights with respect to the registration of their shares of common stock. If we propose to register any shares of common stock either for our account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration, subject to some limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of any 3,184,283 of the registrable securities may require us to file registration statements under the Securities Act of 1933 on Form S-3 with respect to such shares. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions. Registration of any shares of common stock held by security holders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of registration.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BYLAWS

     General. Provisions of Delaware law, as well as our certificate of incorporation and bylaws, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Such provisions could limit the price that some investors might be willing to pay in the future for our common stock. These provisions of Delaware law and our certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

     Delaware Takeover Statute. We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

     - upon consummation of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     Charter and Bylaw Provisions. In addition, certain provisions of our certificate of incorporation and bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Classified Board of Directors; Removal; Filling Vacancies and
Amendment. Our certificate of incorporation and bylaws provide that the board will be divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation authorizes only the board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees. The certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

     Stockholder Action; Special Meeting of Stockholders. The certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. The certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

     Advance Notice Requirements for Stockholder Proposals and Director Nomination. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of our annual meeting. The bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and "poison pill" rights plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Supermajority Vote to Amend Charter and Bylaws. The Delaware General Corporation Law provides generally that an amendment to a corporation's certificate of incorporation or bylaws requires the affirmative vote of a majority of the shares entitled to vote on any matter, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Following the completion of this offering, our present directors, and executive officers and principal stockholders will beneficially own approximately 65.4% of our common stock. This gives them veto power with respect to any stockholder action or approval requiring either a two-thirds vote or a simple majority.

NASDAQ NATIONAL MARKET

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "DPII."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. The market price of our common stock after this offering could decline as a result of the sale of a large number of shares of our common stock in the market, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Based on the number of shares outstanding at May 5, 2000, after this offering, we will have 22,437,204 shares of common stock outstanding. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves 17,437,204 shares eligible for sale in the public market as follows:

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

                                                               NUMBER
                            DATE                              OF SHARES
                            ----                              ---------
After the date of this prospectus...........................          0
At various times after 180 days from the date of this
  prospectus, subject, in some cases, to volume limitations
  under Rule 144............................................  8,465,000
Shares first eligible for sale 270 days after the date of
  this prospectus...........................................  8,972,144

     The holders of 99% of our common stock, including all of our directors and officers, together with the holders of options to purchase 1,850,412 shares of common stock and the holders of warrants to purchase 871,945 shares of common stock, have entered into lock-up agreements under which they have agreed with the underwriters not to sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Chase Securities Inc.

     In general, under Rule 144 of the Securities Act of 1933, a person or persons whose shares are required to be aggregated, including an affiliate, whose shares have been owned for at least one year is entitled to sell, within any three-month period after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock -- approximately 224,372 shares immediately after this offering -- or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and whose shares have been beneficially owned by nonaffiliates for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     Following 90 days after the date of this prospectus, shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act of 1933 but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. As of May 5, 2000, options to purchase a total of 1,893,870 shares of common stock were outstanding, 1,190,611 of which were currently exercisable, and, upon exercise, 743,212 of which are subject to repurchase by us.

     Upon the closing of this offering, we intend to file a registration statement to register for resale the 3,300,000 shares of common stock reserved for issuance under our stock option plans. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

     See "Management -- Benefit Plans," "Principal Stockholders," and "Underwriting."

                                  UNDERWRITING

     Chase Securities Inc., Lehman Brothers Inc. and UBS Warburg LLC are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective numbers of shares of common stock:

                                                    NUMBER
                      NAME                         OF SHARES
                      ----                         ---------
Chase Securities Inc. ...........................
Lehman Brothers Inc. ............................
UBS Warburg LLC..................................
                                                   ---------
Total............................................  5,000,000
                                                   =========

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us in this prospectus if they purchase any shares.

     The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                     UNDERWRITING DISCOUNTS AND COMMISSIONS

                              WITHOUT             WITH
                           OVER-ALLOTMENT    OVER-ALLOTMENT
                              EXERCISE          EXERCISE
                           --------------    --------------
Per Share................   $                  $
Total....................   $                  $

     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.2 million.

     The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in
excess of $     per share. The underwriters may allow and such dealers may
re-allow a concession not in excess of $     per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered in this prospectus.

     We have granted to the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of total shares the underwriter purchased in the above table. We will be obligated, pursuant to this option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered by us.

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make with respect to these liabilities.

     Substantially all of our securityholders and all of our executive officers and directors have agreed or will agree prior to completion of this offering, that they will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them for a period of 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options and warrants granted prior to the date hereof and in connection with our employee stock purchase plan of 2000. We may also grant additional options or other awards under our 2000 equity incentive plan. Without the prior written consent of Chase Securities Inc., any additional options granted shall not be exercisable during this 180-day period.

     The representatives of the underwriters participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.


     In connection with this offering, the underwriters may make short sales of our common stock and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock will be determined by negotiations among us and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to our business operations, our management and other factors deemed relevant.

     In addition, at our request, the underwriters have reserved up to 250,000 shares of common stock for sale at the initial public offering price to our directors, business associates and related persons. The number of shares available for sale to the general public will be reduced if such persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our shares of common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker must then lower its bid when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. Certain attorneys of Brobeck, Phleger & Harrison beneficially own 2,875 shares of our common stock. Cooley Godward LLP, San Diego, California, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 and the financial statements of Axys Advanced Technologies, Inc. as of December 31, 1998 and 1999 and for the years then ended as set forth in their reports. We have included our financial statements (including those of Axys Advanced Technologies, Inc.) in this prospectus in reliance on their reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever we make reference in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

     You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

     This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications are reliable, we have not independently verified their data.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
DISCOVERY PARTNERS INTERNATIONAL, INC.
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and March 31, 2000 (Unaudited)............................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999 and for the three months
  ended March 31, 1999 and 2000 (Unaudited).................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended December 31, 1997, 1998 and 1999 and
  for the three months ended March 31, 2000 (Unaudited).....   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and for the three months
  ended March 31, 1999 and 2000 (Unaudited).................   F-6
Notes to Consolidated Financial Statements..................   F-7
AXYS ADVANCED TECHNOLOGIES, INC.
Report of Ernst & Young LLP, Independent Auditors...........  F-21
Balance Sheets as of December 31, 1998 and 1999 and March
  31, 2000 (Unaudited)......................................  F-22
Statements of Operations for the years ended December 31,
  1998 and 1999 and for the three months ended March 31,
  1999 and 2000 (Unaudited).................................  F-23
Statements of Stockholder's/Division Equity for the years
  ended December 31, 1998 and 1999 and for the three months
  ended March 31, 2000 (Unaudited)..........................  F-24
Statements of Cash Flows for the years ended December 31,
  1998 and 1999 and for the three months ended March 31,
  2000 (Unaudited)..........................................  F-25
Notes to Consolidated Financial Statements..................  F-26
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Condensed Balance Sheets as of
  March 31, 2000............................................  F-36
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the year ended December 31, 1999...........  F-37
Unaudited Pro Forma Combined Condensed Statement of
  Operations for the three months ended March 31, 2000......  F-38
Notes to Unaudited Pro Forma Combined Condensed Financial
  Statements................................................  F-39

               REPORT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

The Board of Directors
Discovery Partners International, Inc.

     We have audited the accompanying consolidated balance sheets of Discovery Partners International, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated financial position of Discovery Partners International, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                      ERNST & YOUNG LLP

San Diego, California
March 10, 2000, except for Note 11,
as to which the date is           , 2000

--------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 11 to the financial statements.

                                          /s/ ERNST & YOUNG LLP
June 22, 2000

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                           PRO FORMA
                                                                                                         STOCKHOLDERS'
                                                                 DECEMBER 31,                            EQUITY AS OF
                                                         ----------------------------     MARCH 31,        MARCH 31,
                                                             1998            1999            2000            2000
                                                         ------------    ------------    ------------    -------------
                                                                                         (UNAUDITED)      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................  $ 10,714,889    $  2,884,639    $    983,819
  Accounts receivable..................................     1,642,065       2,785,618       3,081,907
  Inventories..........................................     1,107,041       1,517,297       2,462,869
  Prepaid and other current assets.....................       327,537         201,284         365,081
                                                         ------------    ------------    ------------
    Total current assets...............................    13,791,532       7,388,838       6,893,676
Property and equipment, net............................     1,398,517       4,655,227       5,296,150
Restricted cash and cash equivalents and other
  assets...............................................       193,314       2,264,200       2,430,034
Patent and license rights, net.........................     1,212,497       1,137,625       1,079,307
Goodwill, net..........................................            --       6,205,830       6,050,684
                                                         ------------    ------------    ------------
    Total assets.......................................  $ 16,595,860    $ 21,651,720    $ 21,749,851
                                                         ============    ============    ============

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses................  $  2,413,714    $  2,348,226    $  2,030,526
  Deferred business acquisition payment................            --       1,721,775              --
  Current portion of obligations under capital leases
    and equipment notes payable........................       205,980         226,575         201,815
  Line of credit.......................................            --         958,346         762,753
  Deferred revenue.....................................     2,196,200       1,935,249       1,849,139
  Notes payable to stockholders........................            --       3,861,920       6,000,000
                                                         ------------    ------------    ------------
    Total current liabilities..........................     4,815,894      11,052,091      10,844,233
Obligations under capital leases and equipment notes
  payable, less current portion........................        95,685         282,317         935,393
Deferred rent..........................................        75,824          51,906          55,391
Long-term debt from stockholder........................            --       1,627,860       1,569,100
Commitments
Redeemable convertible preferred stock, $.001 par
  value, 7,333,333 shares authorized, 6,562,278 issued
  and outstanding at December 31, 1998 and 1999 and
  March 31, 2000; liquidation preference and redemption
  value -- $28,048,404 at December 31, 1999; no shares
  authorized, issued and outstanding pro forma
  (unaudited)..........................................    27,906,717      27,906,717      27,906,717    $         --
Stockholders' equity (deficit):
  Preferred stock, $.001 par value, 1,000,000 shares
    authorized, no shares issued and outstanding pro
    forma (unaudited)..................................            --              --              --              --
  Common stock, $.001 par value, 10,000,000 shares
    authorized, 1,420,973, 1,611,763, and 1,789,068
    issued and outstanding at December 31 1998 and 1999
    and March 31, 2000, respectively; 100,000,000
    shares authorized, 8,410,848 shares issued and
    outstanding pro forma (unaudited)..................         1,421           1,612           1,789           8,411
  Additional paid-in capital...........................       234,384       1,399,376       4,016,372      31,916,467
  Deferred compensation................................            --        (642,282)     (1,824,265)     (1,824,265)
  Note receivable from stockholder.....................      (172,000)       (240,000)       (240,000)       (240,000)
  Accumulated other comprehensive loss.................            --         (55,448)       (152,069)       (152,069)
  Accumulated deficit..................................   (16,362,065)    (19,732,429)    (21,362,810)    (21,362,810)
                                                         ------------    ------------    ------------    ------------
    Total stockholders' equity (deficit)...............   (16,298,260)    (19,269,171)    (19,560,983)   $  8,345,734
                                                         ------------    ------------    ------------    ------------
    Total liabilities, redeemable preferred stock and
      stockholders' equity (deficit)...................  $ 16,595,860    $ 21,651,720    $ 21,749,851
                                                         ============    ============    ============

See accompanying notes.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         THREE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                  MARCH 31,
                                            ---------------------------------------   ------------------------
                                               1997          1998          1999          1999         2000
                                            -----------   -----------   -----------   ----------   -----------
                                                                                            (UNAUDITED)
Revenues..................................  $ 3,149,479   $ 6,213,736   $13,075,835   $2,896,165   $ 5,173,043
Cost of revenues (exclusive of $7,238, $0
  and $3,663 in 1999, and for the three
  months ended March 31, 1999 and 2000,
  respectively, of stock-based
  compensation)...........................    1,311,681     2,785,514     8,234,858    1,762,505     3,052,994
                                            -----------   -----------   -----------   ----------   -----------
     Gross margin.........................    1,837,798     3,428,222     4,840,977    1,133,660     2,120,049
Cost and expenses:
  Research and development (exclusive of
     $65,828, $7,463 and $87,846 in 1999,
     and for the three months ended March
     31, 1999 and 2000, respectively, of
     stock-based compensation)............    4,143,193     5,057,851     3,537,651      969,303       618,981
  Selling, general and administrative
     (exclusive of $238,322, $62,695 and
     $171,858 in 1999, and for the three
     months ended March 31, 1999 and 2000,
     respectively, of stock-based
     compensation)........................    2,527,902     4,984,645     4,439,021    1,092,984     1,519,285
  Amortization of stock-based
     compensation.........................           --            --       311,388       70,158       263,367
  Amortization of goodwill................           --            --            --           --       155,146
                                            -----------   -----------   -----------   ----------   -----------
     Total operating expenses.............    6,671,095    10,042,496     8,288,060    2,132,445     2,556,779
                                            -----------   -----------   -----------   ----------   -----------
Loss from operations......................   (4,833,297)   (6,614,274)   (3,447,083)    (998,785)     (436,730)
Interest income...........................      106,617       386,058       270,645       97,888        45,612
Interest expense..........................      (92,678)     (112,698)      (60,003)     (21,669)   (1,368,036)
Foreign currency gains (losses)...........       (2,661)       63,401      (133,923)     (49,900)      128,773
                                            -----------   -----------   -----------   ----------   -----------
Net loss..................................  $(4,822,019)  $(6,277,513)  $(3,370,364)  $ (972,466)  $(1,630,381)
                                            ===========   ===========   ===========   ==========   ===========
Historical net loss per share, basic and
  diluted.................................  $     (8.85)  $     (8.20)  $     (3.00)  $    (0.96)  $     (1.23)
                                            ===========   ===========   ===========   ==========   ===========
Shares used in calculating historical net
  loss per share, basic and diluted.......      544,876       765,263     1,125,040    1,014,418     1,323,860
                                            ===========   ===========   ===========   ==========   ===========
Pro forma net loss per share, basic and
  diluted.................................                              $     (0.44)               $     (0.21)
                                                                        ===========                ===========
Shares used in calculating pro forma net
  loss per share, basic and diluted.......                                7,728,820                  7,938,689
                                                                        ===========                ===========


See accompanying notes.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                         NOTES       ACCUMULATED
                                        COMMON STOCK      ADDITIONAL                  RECEIVABLE        OTHER
                                     ------------------    PAID-IN       DEFERRED        FROM       COMPREHENSIVE   ACCUMULATED
                                      SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDER       LOSS          DEFICIT
                                     ---------   ------   ----------   ------------   -----------   -------------   ------------
Balance at December 31, 1996.......    895,800   $ 896    $   32,994   $        --     $      --      $      --     $ (5,262,533)
  Common stock issued for
    compensation...................     16,800      17         3,523            --            --             --               --
  Exercise of options to purchase
    common stock...................     44,131      44        11,850            --            --             --               --
  Net loss.........................         --      --            --            --            --             --       (4,822,019)
                                     ---------   ------   ----------   -----------     ---------      ---------     ------------
Balance at December 31, 1997.......    956,731     957        48,367            --            --             --      (10,084,552)
  Exercise of options to purchase
    common stock, net of
    repurchases....................     34,242      34        14,447            --            --             --               --
  Issuance of common stock in
    exchange for a promissory
    note...........................    430,000     430       171,570            --      (172,000)            --               --
  Net loss.........................         --      --            --            --            --             --       (6,277,513)
                                     ---------   ------   ----------   -----------     ---------      ---------     ------------
Balance at December 31, 1998.......  1,420,973   1,421       234,384            --      (172,000)            --      (16,362,065)
  Exercise of options to purchase
    common stock, net of
    repurchases....................     20,790      21         5,412            --            --             --               --
  Issuance of common stock in
    exchange for a promissory
    note...........................    170,000     170        67,830            --       (68,000)            --               --
  Issuance of warrants to purchase
    preferred stock................         --      --       138,080            --            --             --               --
  Deferred compensation related to
    stock options and restricted
    stock..........................         --      --       953,670      (953,670)           --             --               --
  Amortization of deferred
    compensation...................         --      --            --       311,388            --             --               --
  Comprehensive loss:
    Foreign currency translation
      adjustment...................         --      --            --            --            --        (55,448)              --
    Net loss.......................         --      --            --            --            --             --       (3,370,364)
  Comprehensive loss...............         --      --            --            --            --             --               --
                                     ---------   ------   ----------   -----------     ---------      ---------     ------------
Balance at December 31, 1999.......  1,611,763   1,612     1,399,376      (642,282)     (240,000)       (55,448)     (19,732,429)
  Exercise of options to purchase
    common stock (unaudited).......    177,305     177        65,879            --            --             --               --
  Issuance of warrants to purchase
    preferred stock (unaudited)....         --      --     1,105,767            --            --             --               --
  Deferred compensation related to
    stock options and restricted
    stock (unaudited)..............         --      --     1,445,350    (1,445,350)           --             --               --
  Amortization of deferred
    compensation (unaudited).......         --      --            --       263,367            --             --               --
  Comprehensive loss:
    Foreign currency translation
      adjustment (unaudited).......         --      --            --            --            --        (96,621)              --
    Net loss (unaudited)...........         --      --            --            --            --             --       (1,630,381)
  Comprehensive loss (unaudited)...         --      --            --            --            --             --               --
                                     ---------   ------   ----------   -----------     ---------      ---------     ------------
Balance at March 31, 2000
  (unaudited)......................  1,789,068   $1,789   $4,016,372   $(1,824,265)    $(240,000)     $(152,069)    $(21,362,810)
                                     =========   ======   ==========   ===========     =========      =========     ============


                                          TOTAL
                                      STOCKHOLDERS'
                                     EQUITY (DEFICIT)
                                     ----------------
Balance at December 31, 1996.......    $ (5,228,643)
  Common stock issued for
    compensation...................           3,540
  Exercise of options to purchase
    common stock...................          11,894
  Net loss.........................      (4,822,019)
                                       ------------
Balance at December 31, 1997.......     (10,035,228)
  Exercise of options to purchase
    common stock, net of
    repurchases....................          14,481
  Issuance of common stock in
    exchange for a promissory
    note...........................              --
  Net loss.........................      (6,277,513)
                                       ------------
Balance at December 31, 1998.......     (16,298,260)
  Exercise of options to purchase
    common stock, net of
    repurchases....................           5,433
  Issuance of common stock in
    exchange for a promissory
    note...........................              --
  Issuance of warrants to purchase
    preferred stock................         138,080
  Deferred compensation related to
    stock options and restricted
    stock..........................              --
  Amortization of deferred
    compensation...................         311,388
  Comprehensive loss:
    Foreign currency translation
      adjustment...................         (55,448)
    Net loss.......................      (3,370,364)
                                       ------------
  Comprehensive loss...............      (3,425,812)
                                       ------------
Balance at December 31, 1999.......     (19,269,171)
  Exercise of options to purchase
    common stock (unaudited).......          66,056
  Issuance of warrants to purchase
    preferred stock (unaudited)....       1,105,767
  Deferred compensation related to
    stock options and restricted
    stock (unaudited)..............              --
  Amortization of deferred
    compensation (unaudited).......         263,367
  Comprehensive loss:
    Foreign currency translation
      adjustment (unaudited).......         (96,621)
    Net loss (unaudited)...........      (1,630,381)
                                       ------------
  Comprehensive loss (unaudited)...      (1,727,002)
                                       ------------
Balance at March 31, 2000
  (unaudited)......................    $(19,560,983)
                                       ============

See accompanying notes.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                      ---------------------------------------   -------------------------
                                                         1997          1998          1999          1999          2000
                                                      -----------   -----------   -----------   -----------   -----------
                                                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net loss............................................  $(4,822,019)  $(6,277,513)  $(3,370,364)  $ (972,466)   $(1,630,381)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Common stock issued for compensation..............        3,540            --            --           --             --
  Depreciation and amortization.....................      242,550       561,049       360,322      135,676        608,112
  Amortization of deferred compensation.............           --            --       311,388       70,158        263,367
  Noncash interest expense for warrants issued......           --            --            --           --      1,243,847
  Change in operating assets and liabilities:
    Accounts receivable.............................   (1,150,870)     (334,487)     (444,341)      55,154       (296,289)
    Inventories.....................................     (475,735)     (423,365)     (357,037)     193,695       (945,573)
    Other current assets............................     (179,359)      (65,907)      130,727     (178,934)      (163,797)
    Accounts payable and accrued expenses...........      812,870     1,395,725      (567,171)  (1,094,830)      (317,700)
    Deferred revenue................................      324,800     1,871,400      (774,987)    (426,089)       (86,109)
    Deferred rent...................................       (7,619)        6,069       (23,918)     (10,219)         3,485
    Restricted cash.................................           --            --    (1,000,000)          --         45,200
                                                      -----------   -----------   -----------   -----------   -----------
Net cash used in operating activities...............   (5,251,842)   (3,267,029)   (5,735,381)  (2,227,855)    (1,275,838)
INVESTING ACTIVITIES
Purchases of property and equipment.................     (525,084)     (848,202)   (1,112,191)     (56,779)    (1,038,283)
Deposits and other assets...........................      (16,599)       (7,331)      181,313       (1,802)      (211,034)
Purchase of patents and license rights..............           --    (1,212,497)           --       37,501             --
Acquisition of DTL, net of cash acquired of
  $559,946..........................................           --            --    (4,963,444)          --             --
Additional cash consideration for acquisition of
  DTL...............................................           --            --            --           --     (1,721,775)
                                                      -----------   -----------   -----------   -----------   -----------
Net cash used in investing activities...............     (541,683)   (2,068,030)   (5,894,322)     (21,080)    (2,971,092)
FINANCING ACTIVITIES
Proceeds from issuance of equipment notes payable...       85,008            --            --           --        747,150
Principal payments on capital leases and equipment
  notes payable.....................................     (185,800)     (262,165)     (205,980)     (64,693)      (118,835)
Principal payments on line of credit................           --            --            --           --       (195,593)
Issuance of redeemable preferred stock, net of
  issuance costs....................................    1,937,139    13,568,346            --           --             --
Issuance of common stock............................       11,894        14,481         5,433        2,251         66,056
Proceeds from convertible notes payable.............           --     2,448,395     4,000,000           --      2,000,000
                                                      -----------   -----------   -----------   -----------   -----------
Net cash provided by financing activities...........    1,848,241    15,769,057     3,799,453      (62,442)     2,498,778
Effect of exchange rate changes.....................           --            --            --           --       (152,668)
                                                      -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.......................................   (3,945,284)   10,433,998    (7,830,250)  (2,311,377)    (1,900,820)
                                                      -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at beginning of period....    4,226,175       280,891    10,714,889   10,714,889      2,884,639
                                                      -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period..........  $   280,891   $10,714,889   $ 2,884,639   $8,403,512    $   983,819
                                                      ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid.......................................  $    92,678   $   112,697   $    60,004   $   21,668    $   124,189
                                                      ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Conversion of convertible notes payable to preferred
  stock.............................................  $        --   $ 2,448,395   $        --   $       --    $        --
                                                      ===========   ===========   ===========   ===========   ===========
Issuance of common stock for promissory note........  $        --   $   172,000   $    68,000   $       --    $        --
                                                      ===========   ===========   ===========   ===========   ===========
Issuance of warrant to purchase preferred stock.....  $        --   $        --   $   138,080   $       --    $ 1,105,767
                                                      ===========   ===========   ===========   ===========   ===========
Deferred acquisition payment for DTL................  $        --   $        --   $ 1,721,775   $       --    $        --
                                                      ===========   ===========   ===========   ===========   ===========

See accompanying notes.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION AND BUSINESS

     Discovery Partners International, Inc. (the "Company") was incorporated in California on March 22, 1995, under the name IRORI. The Company develops and offers libraries of drug-like compounds, proprietary instruments, consumables and computational tools to generate compound libraries, test, screen and optimize potential drugs. In 1998, the Company changed its name to Discovery Partners International, Inc.

CONSOLIDATION

     The consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries, IRORI Europe, Ltd. and Discovery Technologies, Ltd. All intercompany accounts and transactions have been eliminated. The Company has determined that it operates in only one segment.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

     The financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited and includes all adjustments, consisting only of normal recurring adjustments, that the Company's management considers necessary for a fair presentation of the Company's operating results and cash flows for such periods. Results for the three month period ended March 31, 2000 are not necessary indicative of results to be expected for the full fiscal year 2000 or any future period.

RECLASSIFICATION

     Certain prior year balances have been reclassified to conform to the 1999 presentation.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a remaining maturity of less than three months when purchased to be cash equivalents. At December 31, 1998 and 1999, the cost of cash equivalents was the same as the market value. Accordingly, there were no unrealized gains and losses. The Company evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LONG-LIVED ASSETS

     In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the future cash flows associated with the use of the asset and records the asset at fair value. While the Company's current and historical operating and cash flow losses are indicators of impairment, the Company believes the future cash flows to be received from the long-lived assets will exceed the assets' carrying value, and accordingly, the Company has not recognized any impairment losses through March 31, 2000.

INVENTORIES

     Inventories are recorded at the lower of weighted average cost (approximates first-in first-out) or market. Inventories consist of the following:

                                                       DECEMBER 31,
                                                 ------------------------    MARCH 31,
                                                    1998          1999          2000
                                                 ----------    ----------    ----------
Raw materials..................................  $  958,811    $  588,048    $  779,273
Work-in process................................          --       601,432     1,070,914
Finished goods.................................     148,230       327,817       612,682
                                                 ----------    ----------    ----------
                                                 $1,107,041    $1,517,297    $2,462,869
                                                 ==========    ==========    ==========

PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                     DECEMBER 31,
                                               -------------------------     MARCH 31,
                                                  1998          1999           2000
                                               ----------    -----------    -----------
Furniture and equipment......................  $1,974,374    $ 4,821,335    $ 5,369,795
Software.....................................          --        362,108        366,038
Leasehold improvements.......................     375,429        633,387      1,052,754
                                               ----------    -----------    -----------
                                                2,349,803      5,816,830      6,788,587
Less accumulated depreciation and
  amortization...............................    (951,286)    (1,161,603)    (1,492,437)
                                               ----------    -----------    -----------
                                               $1,398,517    $ 4,655,227    $ 5,296,150
                                               ==========    ===========    ===========

     Property and equipment, including equipment under capital leases and equipment notes payable, are stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) or the term of the related lease, using the straight-line method. Amortization of assets acquired under capital leases is included in depreciation expense.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PATENT AND LICENSE RIGHTS

     The Company has purchased patents and license rights for the labeling of chemical libraries and related to products for sale and in development. The purchased patents and license rights are amortized ratably over a period of ten years.

REVENUE RECOGNITION


     Product sales, which include the sale of combinatorial chemistry instruments and proprietary libraries, are recorded as products are shipped. Development contract revenues and high-throughput screening service revenues are recognized on a percentage of completion basis. Advances received under these development contracts and high-throughput screening service agreements are recorded as deferred revenue and recognized as costs are incurred over the term of the contract. Revenues from chemistry service agreements is recognized on a monthly basis and is based upon the number of full time equivalent (FTE) employees that actually worked on each agreement and the agreed-upon rate per FTE per month.



     The Company does not have a history of significant returns of its products nor does it allow its customers the right to return its products.


RESEARCH AND DEVELOPMENT COSTS

     Costs incurred in connection with research and development is charged to operations as incurred.

STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations ("APB 25") in accounting for its employee stock options because the alternative fair value accounting provided for under Financial Accounting Standards Board ("SFAS") No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models which the Company believes were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest.

COMPREHENSIVE LOSS

     SFAS No. 130, Reporting Comprehensive Income, requires the Company to report in the consolidated financial statements, in addition to net income, comprehensive income (loss) and its components including foreign currency items and unrealized gains and losses on certain

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

investments in debt and equity securities. For the year ended December 31, 1999 and the three months ended March 31, 2000, the Company has disclosed comprehensive loss as a component of shareholders' equity. Comprehensive loss was the same as net loss for the years ended December 31, 1997 and 1998.

NET LOSS PER SHARE

     Basic and diluted net loss per common share are presented in conformity with the SFAS No. 128, Earnings per Share, and SAB 98, for all periods presented. Under the provisions of SAB 98, common stock and redeemable convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

     In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period; less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the statements of operations, has been computed for the year ended December 31, 1999 and for the three months ended March 31, 2000 as described above, and also gives effect to the assumed conversion of preferred stock which will automatically convert to common stock immediately prior to the completion of the Company's initial public offering (using the "as if converted" method) from the original date of issuance.

     The Company has excluded all convertible preferred stock, outstanding stock options and warrants, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options and warrants, were 4,636,150, 7,102,923 and 6,987,176 for the years ended December 31, 1997, 1998 and 1999, respectively, and 7,159,254 and 6,998,140 for the three months ended March 31, 1999 and 2000, respectively. Such securities, had they been dilutive, would have been included in the computation of diluted net loss per share.

RECENTLY ISSUED ACCOUNTING STANDARDS

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective January 1, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company believes the adoption of SFAS No. 133 will not have an effect on the financial statements because the Company does not engage in derivative or hedging activities.


     In December 1999, the SEC released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company's revenue recognition policy complies with SAB 101.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION

     The financial statements of IRORI Europe, Ltd. are measured using the U.S. dollar as the functional currency. The financial statements of Discovery Technologies, Ltd. are measured using the local currency as the functional currency. Assets and liabilities of the Company are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at the average rate of exchange during the reporting period. The resulting foreign currency gains (losses) for IRORI Europe, Ltd. are included in the consolidated statement of operations. The resulting translation adjustments for Discovery Technologies, Ltd. are unrealized and included as a separate component of other comprehensive income (loss). Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of these transactions.

 3. ACQUISITION OF DISCOVERY TECHNOLOGIES, LTD.

     On December 31, 1999, the Company acquired Discovery Technologies, Ltd. ("DTL"), located near Basel, Switzerland. The acquisition of DTL was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. The Company's consolidated financial statements include the financial position of DTL as of December 31, 1999.

     A summary of the DTL acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:


Total acquisition costs:
  Cash paid at acquisition..................................  $ 3,438,025
  Advances to DTL prior to acquisition......................    1,878,300
  Deferred acquisition payment..............................    1,721,775
  Acquisition related expenses..............................      151,617
                                                              -----------
                                                              $ 7,189,717
                                                              ===========
Allocated to assets and liabilities as follows:
  Tangible assets acquired..................................  $ 4,999,019
  Tangible liabilities assumed..............................   (4,015,132)
  Skilled workforce.........................................      400,000
  Goodwill..................................................    5,805,830
                                                              -----------
                                                              $ 7,189,717
                                                              ===========



     The goodwill is amortized on a straight-line basis over a period of ten years from the date of acquisition. The skilled workforce is amortized on a straight-line basis over a period of four years from the date of acquisition. In addition, the agreement provided for additional cash consideration to be issued based upon the 1999 and 2000 operating results, of which $1,721,775 was earned based on the 1999 operating results of DTL. The Company may be required to pay up to an additional $950,000 as consideration based on DTL's operating results for 2000. The value of additional cash consideration will be accounted for as an increase to goodwill.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 3. ACQUISITION OF DISCOVERY TECHNOLOGIES, LTD. (CONTINUED)

     Assuming that the acquisition of DTL had occurred on the first day of the Company's fiscal year ended December 31, 1998, pro forma condensed consolidated financial information would be as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                       1998           1999
                                                    -----------    -----------
                                                           (UNAUDITED)
Revenues..........................................  $ 8,622,310    $18,131,870
Net loss..........................................   (8,692,454)    (3,713,466)
Net loss per share, basic and diluted.............  $    (11.36)   $     (3.30)

     This pro forma information is not necessarily indicative of the actual results that would have been achieved had DTL been acquired the first day of the Company's fiscal year ended December 31, 1998, nor is it necessarily indicative of future results.

 4. DEBT

EQUIPMENT NOTES PAYABLE

     At December 31, 1999, obligations under equipment notes totaled $55,698 payable in monthly installments through the year 2000 with a weighted-average interest rate of 14.58% secured by the assets of the Company. In March 2000, the Company signed two equipment notes payable totaling $747,150 payable in monthly installments through the year 2003 with a weighted-average interest rate of 13.82% secured by assets of the Company.

NOTES PAYABLE TO SHAREHOLDERS

     On December 10, 1999, the Company borrowed $4.0 million from certain of its principal investors. The notes accrue interest at 8% per annum and are due and payable on the earlier of the closing of a preferred stock financing round or February 10, 2000. Subsequent to December 31, 1999, the noteholders informally extended the maturity of the notes until the closing of the redeemable convertible Series E preferred stock sale. Deferred interest expense of $138,080 related to the valuation of warrants is offset against the balance of notes payable at December 31, 1999 (see Note 7 and 11).

     On March 9, 2000, the Company borrowed $2.0 million from one of its principal investors. The promissory note accrues interest at 8% per annum and is due and payable upon the earlier of the closing of a preferred stock financing round or June 9, 2000. In connection with the note, the Company issued warrants to purchase a variable number of shares of redeemable convertible preferred stock at a purchase price of $5.00 per share (see Note 7 and 11).

LINE OF CREDIT

     The Company's wholly owned subsidiary, DTL, has $1.0 million outstanding under a line of credit with a financial institution. Under the terms of the line of credit, the Company has pledged $1.3 million of cash and cash equivalents as collateral. The amount is included in restricted cash and cash equivalents as of December 31, 1999. The line of credit accrues interest at 4.75% per

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 4. DEBT (CONTINUED)

annum plus 0.25% per quarter based on the average borrowed amount and is available until December 31, 2000.

LONG-TERM DEBT

     The Company's wholly owned subsidiary, DTL, has approximately $1.6 million in long-term debt as of December 31, 1999. The debt accrues interest at 5% per annum and is due and payable on June 30, 2001 to an investor.

 5. COMMITMENTS

LEASES

     The Company leases a facility under an operating lease agreement that expires on August 31, 2000. The Company has the option to extend the lease to January 21, 2006. The Company leases a second facility under an operating lease agreement that expires on August 31, 2006. Rent expense was $396,809, $829,343 and $648,788 for the years ended December 31, 1997, 1998 and 1999, respectively, and $220,331 and $206,176 for the three months ended March 31, 1999 and 2000, respectively. Additionally, the Company leases certain equipment under operating leases with initial terms in excess of one year.

     Annual future minimum lease obligations, including property and equipment under capital leases, as of December 31, 1999 are as follows:

                                                              OPERATING      CAPITAL
                                                                LEASES       LEASES
                                                              ----------    ---------
2000........................................................  $  669,436    $ 188,422
2001........................................................     730,994      148,435
2002........................................................     741,106      148,435
2003........................................................     742,672        1,773
2004........................................................     759,284           --
Thereafter..................................................   1,300,548           --
                                                              ----------    ---------
Total minimum lease payments................................  $4,944,040      487,065
                                                              ==========
Less amount representing interest...........................                  (33,871)
                                                                            ---------
Total present value of minimum payments.....................                  453,194
Less current portion........................................                 (170,877)
                                                                            ---------
Non-current portion.........................................                $ 282,317
                                                                            =========

     At December 31, 1999, cost and accumulated amortization of property and equipment under capital leases was $624,947 and $170,183, respectively. At December 31, 1998, cost and accumulated amortization of property and equipment under capital leases was $211,741 and $126,726, respectively.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 5. COMMITMENTS (CONTINUED)

LETTER OF CREDIT

     The Company signed a standby letter of credit for $700,000 required under the terms of the Company's lease of its facilities. The Company pledged $1.0 million of cash equivalents as collateral for the letter of credit. The amount is included in restricted cash and cash equivalents as of December 31, 1999 and March 31, 2000. The letter of credit expires in fiscal 2004.

 6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     A summary of redeemable convertible preferred stock issued and outstanding at December 31, 1999 is as follows:

                                                                      REDEMPTION
                                                                       VALUE AND
                                                   SHARES ISSUED     PREFERENCE IN
                                                  AND OUTSTANDING     LIQUIDATION
                                                  ---------------    -------------
Series A........................................     2,000,000        $ 4,000,000
Series B........................................     2,000,000          6,000,000
Series C........................................       333,333          2,000,000
Series D........................................     2,228,945         16,048,404
                                                     ---------        -----------
                                                     6,562,278        $28,048,404
                                                     =========        ===========

     In 1997, the Company issued 333,333 shares of Series C redeemable preferred stock for net proceeds of $1.9 million. In 1998, the Company issued 2,228,945 shares of Series D redeemable preferred stock in exchange for net cash proceeds of $13.6 million and conversion of notes payable of $2.4 million.

     The redeemable convertible Series A, B, C, and D preferred stock are convertible, at the option of the holder, into an equal number of shares of the Company's common stock subject to certain anti-dilution adjustments. The Company reserved 6,606,044 shares for issuance upon conversion which includes an additional 43,766 shares issuable pursuant to the anti-dilution provisions. The preferred stock will convert automatically upon the closing of an underwritten public offering of the Company's common stock with proceeds to the Company of at least $15,000,000 and at a price not less than $10.00 per share or upon the consent of 67% of the holders of the outstanding shares. The holders of Series A, B, C, and D preferred stock are entitled to elect five directors to the Board of Directors, and in all other matters the holder of each share of preferred stock is entitled to one vote for each share of common stock into which it would convert.

     Anytime after July 17, 2002, upon the request of at least 51% of the holders of preferred stock, the Company shall redeem all of the shares by paying in cash an amount per share equal to $2.00, $3.00, $6.00, and $7.20 plus any declared but unpaid dividends for holders of the redeemable convertible Series A, B, C, and D preferred stock, respectively.

     Annual dividends of $0.14, $0.21, $0.42, and $0.504 per share of redeemable convertible Series A, B, C and D preferred stock, respectively, are payable whenever funds are legally available when, and if declared by the Board of Directors. In the event of a liquidation of the Company, holders of redeemable convertible Series A, B, C, and D preferred stock are entitled to a

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 6. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

liquidation preference of $2.00, $3.00, $6.00, and $7.20, respectively, per share plus any declared but unpaid dividends on such shares.

 7. SHAREHOLDERS' EQUITY

STOCK OPTIONS

     In November 1995, the Company adopted the 1995 Stock Option/Stock Issuance Plan (the "Plan"), under which 1,950,000 shares of common stock are reserved for issuance of stock and stock options granted by the Company. In January 2000, the Company increased the authorized shares in the Plan by 500,000 shares of common stock. The Plan provides for the grant of incentive and nonstatutory options. The exercise price of incentive stock options must equal at least the fair value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair value on the date of grant. The options generally vest over a four-year period and all expire ten years after the date of grant.

     A summary of the Company's stock option activity and related information is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                 ------------------------------------------------------------------    THREE MONTHS ENDED
                                        1997                   1998                    1999              MARCH 31, 2000
                                 -------------------   ---------------------   --------------------   ---------------------
                                           WEIGHTED-               WEIGHTED-              WEIGHTED-               WEIGHTED-
                                            AVERAGE                 AVERAGE                AVERAGE                 AVERAGE
                                           EXERCISE                EXERCISE               EXERCISE                EXERCISE
                                 OPTIONS     PRICE      OPTIONS      PRICE     OPTIONS      PRICE      OPTIONS      PRICE
                                 -------   ---------   ---------   ---------   --------   ---------   ---------   ---------
Outstanding at beginning of
  period.......................  137,500     $.21        483,720     $.31       980,075     $ .49       934,510     $ .71
  Granted......................  488,885      .33      1,087,700      .51       191,500      1.50       315,500      2.62
  Exercised....................  (44,131)     .27       (464,242)     .40      (190,790)      .38      (177,305)      .37
  Forfeited....................  (98,534)     .30       (127,103)     .34       (46,275)      .75        (1,647)      .36
                                 -------     ----      ---------     ----      --------     -----     ---------     -----
Outstanding at end of period...  483,720     $.31        980,075     $.49       934,510     $ .71     1,071,058     $1.33
                                 =======     ====      =========     ====      ========     =====     =========     =====
Exercisable....................   94,648     $.21        204,893     $.35       418,469     $ .53       335,296     $ .63
                                 =======     ====      =========     ====      ========     =====     =========     =====

     Exercise prices for options outstanding as of December 31, 1999 ranged from $0.30 to $1.50. The weighted-average remaining contractual life of those options is approximately eight years. The weighted-average fair value of the options granted in 1997, 1998 and 1999 is $0.07, $0.13 and $0.39 per share, respectively.

     At March 31, 2000, options for 319,874 shares were available for future grant.

     Pro forma information regarding net income or loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value (derived from the Black-Scholes model) option pricing model with the following weighted average assumptions in 1997, 1998 and 1999: risk-free interest rate of 6.20%, 6.0% and 6.0%, respectively; dividend yield of 0% for all years; and a weighted-average life of five years.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 7. SHAREHOLDERS' EQUITY (CONTINUED)

     For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's adjusted pro forma information is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1998           1999
                                                      -----------    -----------    -----------
Adjusted pro forma net loss.........................  $(4,825,506)   $(6,296,500)   $(3,435,570)
Adjusted pro forma basic net loss per share.........  $     (8.86)   $     (8.23)   $     (3.05)

     The pro forma effect on net loss for 1997, 1998 and 1999 is not likely to be representative of the pro forma effects on reported net income or loss in future years because these amounts reflect less than four years of vesting.

DEFERRED STOCK COMPENSATION


     In conjunction with the Company's initial public offering contemplated by this prospectus and other events which occurred in 1999 and 2000, the Company reviewed its exercise prices and arrived at the estimated fair value for each option grant in 1999 and the first quarter of 2000. With respect to the grant of stock options and sale of restricted stock to employees during the year ended December 31, 1999 and the three months ended March 31, 2000, the Company has recorded deferred stock compensation totaling approximately $1.0 million and $1.4 million, respectively, representing the difference at the date of grant between the exercise or purchase price and estimated fair value of the Company's common stock as estimated by the Company's management for financial reporting purposes in accordance with APB No. 25. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense on an accelerated basis in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the options and restricted stock. During both the year ended December 31, 1999 and the three months ended March 31, 2000, the Company recorded amortization of stock-based compensation expense of approximately $0.3 million.


WARRANTS

     In prior years, the Company has issued warrants to purchase a total of 468,522 shares of common and preferred stock in connection with convertible bridge notes issued to investors and obligations under capital leases. The warrants have exercise prices ranging from $.01 to $2.00 per share. The Company determined the relative fair value of the warrants at issuance was not material; accordingly, no value has been assigned to the warrants.

     In connection with the issuance of notes payable in December 1999, the Company issued warrants to investors to purchase a variable number of shares of redeemable convertible preferred stock at a purchase price of $5.00 per share. The number of shares to be issued under the warrants is determined by a formula based on the total number of days the notes payable are outstanding subject to a maximum allowable of 144,656 shares. As of December 31, 1999, warrants to purchase 27,616 shares had been earned. The estimated fair value of the warrants of $138,080 was based on using the Black Scholes valuation model and recorded as deferred interest expense as of December 31, 1999 to be amortized ratably over the term of the notes payable. In March 2000, the

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 7. SHAREHOLDERS' EQUITY (CONTINUED)

Company issued additional notes payable and warrants to purchase a variable number of shares of redeemable convertible preferred stock at a purchase price of $5.00 per share. The number of shares is to be issued under the warrants is determined by a formula based on the total days the warrants are outstanding subject to a maximum allowable of 131,507 shares.

     As of March 31, 2000, an additional 193,316 shares were earned for a total of 220,932 shares available for purchase under the warrant agreements. The estimated fair value of the warrants of $1,243,847 was based on using the Black Scholes valuation model and was recorded as interest expense during the three months ended March 31, 2000 as the related notes payable were converted to equity on April 7, 2000.

COMMON SHARES RESERVED FOR FUTURE ISSUANCE

     At December 31, 1999, common shares reserved for future issuance consist of the following:

Conversion of convertible redeemable preferred stock........  6,606,044
Warrants....................................................    496,138
Stock options...............................................  1,068,237
                                                              ---------
                                                              8,170,419
                                                              =========

 8. INCOME TAXES

     At December 31, 1999, the Company had federal and California income tax net operating loss carryforwards of approximately $14,627,000 and $10,934,000, respectively. The difference between the federal and California tax operating loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes.

     The federal and California tax loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $680,000 and $393,000, respectively, which will begin to expire in 2010 unless previously utilized.

     Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.

     Significant components of the Company's deferred tax assets are shown below. A valuation allowance, of which $320,000 related to 1999, has been recognized to offset the deferred tax assets, as realization of such assets is uncertain.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

 8. INCOME TAXES (CONTINUED)

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
                                                            -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards........................  $ 5,257,000    $ 5,776,000
  Research and development credits........................      829,000        935,000
  Deferred revenue........................................      739,000        583,000
  Capitalized research and development expenses...........      199,000        179,000
  Other, net..............................................      178,000         49,000
                                                            -----------    -----------
Total deferred tax assets.................................    7,202,000      7,522,000
Valuation allowance for deferred tax assets...............   (7,202,000)    (7,522,000)
                                                            -----------    -----------
Net deferred tax assets...................................  $        --    $        --
                                                            ===========    ===========

 9. RETIREMENT PLAN

     In 1996, the Company established a 401(k) plan covering substantially all employees. The Company pays all administrative fees of the plan. The plan contains provisions allowing for the Company to declare a match up to 25% of funds contributed to the plan by employees. There were no matching contributions declared by the Company for the years ended December 31, 1997, 1998 and 1999.

10. SIGNIFICANT CUSTOMERS, SUPPLIERS AND FOREIGN OPERATIONS

     Substantially all of the Company's operations and long-lived assets are based in the United States. DTL located near Basel, Switzerland had long-lived assets totalling $2,354,836 at December 31, 1999.

     Major customers, responsible for 10% or more of revenues, include collaborative partners and pharmaceutical and biotechnology companies. The percentages of sales of each of these third party major customers to total revenue derived from third parties for the years ended December 31, 1997, 1998 and 1999 were as follows:

                                                             1997      1998      1999
                                                             ----      ----      ----
Customer A.................................................   17%        4%       22%
Customer B.................................................   16         6        --
Customer C.................................................   10         3        20
Customer D.................................................    9        23         7

     The Company depends on sole source suppliers for the mesh component of its reactors, the RF tags used in its commercial products and the two dimensional bar code tags used in its NanoKan reactors.

11. SUBSEQUENT EVENTS

ISSUANCE OF PREFERRED STOCK

     On April 7, 2000, the Company issued 1,392,503 shares of Series E redeemable convertible preferred stock at $8.00 per share in exchange for the conversion of $6.0 million in notes payable to

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

11. SUBSEQUENT EVENTS (CONTINUED)

shareholders and $5.0 million in cash. The Series E preferred stock has the same conversion features as the Series A, B, C and D redeemable convertible preferred stock (Note 6). Anytime after July 17, 2002, upon the request of at least 51% of the holders of preferred stock, the Company shall redeem all the shares by paying in cash an amount per share equal to $8.00 plus any declared but unpaid dividends for holders of the redeemable convertible Series E preferred stock. Annual dividends of $.56 per share of redeemable convertible Series E preferred stock are payable whenever funds are legally available when, and if declared by the Board of Directors. In the event of a liquidation of the Company, holders of redeemable convertible Series E preferred stock are entitled to a liquidation preference of $8.00 per share plus any declared but unpaid dividends on such shares.

ACQUISITION OF AXYS ADVANCED TECHNOLOGIES, INC.

     On April 28, 2000, the Company acquired Axys Advanced Technologies, Inc. ("AAT"), a wholly owned subsidiary of Axys Pharmaceuticals, Inc. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. The Company and Axys will make certain income tax elections so that the total cost of the acquisition will be allocated to the income tax basis of the assets acquired. The Company has obtained a report from Houlihan Valuation Advisors, an independent valuation firm and performed other procedures necessary to complete the purchase price allocation.

     A summary of the AAT acquisition costs and allocation to the assets acquired and liabilities assumed is as follows:

Total acquisition costs:
  Cash paid at acquisition..................................  $    50,000
  Issuance of promissory note...............................      550,000
  Issuance of common stock, warrant and stock options.......   59,769,000
  Acquisition related expenses..............................      250,000
                                                              -----------
                                                              $60,619,000
                                                              ===========
Allocated to assets and liabilities as follows:
  Tangible assets acquired..................................  $12,143,000
  Assumed liabilities.......................................   (2,867,000)
  In-process research and development.......................    9,000,000
  Assembled workforce.......................................    1,300,000
  Below market value lease..................................    1,200,000
  Goodwill..................................................   39,843,000
                                                              -----------
                                                              $60,619,000
                                                              ===========

     The goodwill will be amortized on a straight-line basis over a period of ten years from the date of acquisition. The assembled workforce and below market lease intangible assets will be amortized on a straight-line basis over a period of three and four years, respectively, from the date of acquisition.

     The valuation of the in-process research and development was determined based on a discounted cash flow analysis of projected future earnings for each project. The revenue stream

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

           (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)

11. SUBSEQUENT EVENTS (CONTINUED)

from each research and development project was estimated based upon its stage of completion as of the acquisition date. The discount rates used for the analysis were adjusted based on the stage of completion to give effect to uncertainties in meeting the projected cash flows. The discount rates used ranged from 20% to 40%.

     Assuming that the acquisition of AAT had occurred on the first day of the Company's fiscal year ended December 31, 1998, pro forma condensed consolidated financial information would be as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                       1998           1999
                                                    -----------    -----------
                                                           (UNAUDITED)
Revenues..........................................  $18,239,000    $27,050,000
Net loss..........................................   (6,976,000)    (4,170,000)
Net loss per share, basic and diluted.............  $     (0.85)   $     (0.49)

     This pro forma information is not necessarily indicative of the actual results that would have been achieved had AAT been acquired the first day of the Company's fiscal year ended December 31, 1998, nor is it necessarily indicative of future results. The above pro forma condensed financial information does not include a $9.0 million charge for the write-off of in-process research and development.

ACQUISITION OF STRUCTURAL PROTEOMICS, INC.

     On May 5, 2000, the Company entered into agreements with Structural Proteomics, Inc. (SPI) and its shareholders to acquire 75% of the outstanding shares of SPI in exchange for $1,000,000 in cash and 150,000 shares of DPI common stock. The acquisition will be accounted for as a purchase in accordance with the provisions of APB No. 16. The pro forma results of operations as if the acquisition of SPI had occurred on the first day of the Company's fiscal year ended December 31, 1998 are not materially different than the reported net loss.

INITIAL PUBLIC OFFERING

     In May 2000, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the preferred stock outstanding at March 31, 2000 will convert into common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet. The board of directors also approved (subject to stockholder approval) that prior to the effective date of the Offering contemplated by this Prospectus, the Company will reincorporate in Delaware. The financial statements and accompanying notes have been retroactively restated to reflect the effect of the reincorporation in Delaware.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Axys Advanced Technologies, Inc.

     We have audited the accompanying balance sheets of Axys Advanced Technologies, Inc. (a wholly-owned subsidiary of Axys Pharmaceuticals, Inc.) and its predecessor division of Axys Pharmaceuticals, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholder's /division equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axys Advanced Technologies, Inc. (a wholly-owned subsidiary of Axys Pharmaceuticals, Inc.) and its predecessor division of Axys Pharmaceuticals, Inc. at December 31, 1998 and 1999, and the results of operations and cash flows of Axys Advanced Technologies, Inc. (a wholly-owned subsidiary of Axys Pharmaceuticals, Inc.) and its predecessor division of Axys Pharmaceuticals, Inc. for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP
Palo Alto, California
April 7, 2000

                        AXYS ADVANCED TECHNOLOGIES, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                             ---------------------     MARCH 31,
                                                             1998(1)    1999(1)(2)      2000(2)
                                                             -------    ----------    -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash.....................................................  $   --      $    60        $    60
  Accounts receivable, trade...............................   2,140        4,406          4,637
  Inventories..............................................     435        2,258          2,072
  Deferred tax asset.......................................      --        2,487          2,681
                                                             ------      -------        -------
     Total current assets..................................   2,575        9,211          9,450
Property and equipment, net................................   2,510        2,756          3,083
Note receivable from officer...............................      33           75             76
                                                             ------      -------        -------
                                                             $5,118      $12,042        $12,609
                                                             ======      =======        =======

LIABILITIES AND STOCKHOLDER'S/DIVISION EQUITY
Current liabilities:
  Deferred revenue.........................................     333        1,733          1,200
  Income taxes payable.....................................      --        3,950          5,008
                                                             ------      -------        -------
     Total current liabilities.............................     333        5,683          6,208
Commitments
Stockholder's/division equity:
Common stock, $0.001 par value, 12,000,000 shares
  authorized, 10,000,000 and 10,006,250 shares issued and
  outstanding at December 31, 1999 and March 31, 2000,
  respectively.............................................      --           10             10
Net contribution from Axys/additional paid-in capital......   3,321        2,763          1,552
Accumulated/division income................................   1,464        3,586          4,839
                                                             ------      -------        -------
     Total stockholder's/division equity...................   4,785        6,359          6,401
                                                             ------      -------        -------
                                                             $5,118      $12,042        $12,609
                                                             ======      =======        =======

-------------------------
(1) Through May 31, 1999, AAT's activities were included in the operations of Axys Pharmaceuticals, Inc. AAT's financial statements for these periods have been prepared on a carve-out basis.

(2) From June 1999, AAT operated as a separate legal entity.

See accompanying notes

                        AXYS ADVANCED TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         YEAR ENDED              THREE MONTHS
                                                        DECEMBER 31,            ENDED MARCH 31,
                                                    ---------------------    ---------------------
                                                    1998(1)    1999(1)(2)    1999(1)(2)    2000(2)
                                                    -------    ----------    ----------    -------
                                                                                  (UNAUDITED)
Revenues:
  Product revenues
     Sales to third parties.......................  $ 8,512     $12,042        $2,962      $ 4,693
     Sales to Axys................................      363         782           210          114
                                                    -------     -------        ------      -------
                                                      8,875      12,824         3,172        4,807
  Licensing and other revenues....................    3,150       1,150           333          533
                                                    -------     -------        ------      -------
       Total revenues.............................   12,025      13,974         3,505        5,340
Operating costs and expenses:
  Cost of goods sold..............................    3,027       3,480           758        1,132
  Research and development........................    4,674       5,062         1,095        1,474
  General and administrative......................    1,049       1,847           381          617
                                                    -------     -------        ------      -------
       Total operating expenses...................    8,750      10,389         2,234        3,223
                                                    -------     -------        ------      -------
Income before income taxes........................    3,275       3,585         1,271        2,117
Provision for income taxes........................       --       1,463            --          864
                                                    -------     -------        ------      -------
Net income........................................  $ 3,275     $ 2,122        $1,271      $ 1,253
                                                    =======     =======        ======      =======
Basic net income per common share.................              $  0.21                    $  0.13
                                                                =======                    =======
Diluted net income per common share...............              $  0.19                    $  0.11
                                                                =======                    =======

-------------------------
(1) Through May 31, 1999, AAT's activities were included in the operations of Axys Pharmaceuticals, Inc. AAT's financial statements for these periods have been prepared on a carve-out basis.

(2) From June 1999, AAT operated as a separate legal entity.

See accompanying notes

                        AXYS ADVANCED TECHNOLOGIES, INC.

                  STATEMENTS OF STOCKHOLDER'S/DIVISION EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               NET CONTRIBUTION
                                       COMMON      STOCK     FROM AXYS/ADDITIONAL     ACCUMULATED/
                                       SHARES      AMOUNT      PAID-IN CAPITAL       DIVISION INCOME
                                     ----------    ------    --------------------    ---------------
Balance at January 1, 1998.........          --     $--            $ 3,736               $(1,811)
Net and comprehensive income for
  the period.......................          --      --                 --                 3,275
Return of Axys contribution........          --      --               (415)                   --
                                     ----------     ---            -------               -------
Balance at December 31, 1998.......          --      --              3,321                 1,464
Net and comprehensive income for
  the period.......................          --      --                 --                 2,122
Return of Axys contribution........          --      --               (558)                   --
Issuance of Common Stock...........  10,000,000      10                 --                    --
                                     ----------     ---            -------               -------
Balance at December 31, 1999.......  10,000,000      10              2,763                 3,586
Net and comprehensive income for
  the period (unaudited)...........          --      --                 --                 1,253
Return of Axys Contribution
  (unaudited)......................          --      --             (1,223)                   --
Issuance of Common Stock on
  exercise of stock options
  (unaudited)......................       6,250      --                 12                    --
                                     ----------     ---            -------               -------
Balance at March 31, 2000
  (unaudited)......................  10,006,250     $10            $ 1,552               $ 4,839
                                     ==========     ===            =======               =======

See accompanying notes

                        AXYS ADVANCED TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED              THREE MONTHS
                                                       DECEMBER 31,            ENDED MARCH 31,
                                                   ---------------------    ---------------------
                                                   1998(1)    1999(1)(2)    1999(1)(2)    2000(2)
                                                   -------    ----------    ----------    -------
                                                      (IN THOUSANDS)             (UNAUDITED)
Cash flows from operating activities
  Net income.....................................  $ 3,275     $ 2,122        $1,271      $ 1,253
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation................................      829         976           244          252
     Deferred income taxes.......................       --      (2,487)           --         (194)
     Forgiveness of note receivable from
       officer...................................       10          --            --           --
  Changes in assets and liabilities:
     Accounts receivable.........................   (1,376)     (2,266)         (821)        (231)
     Inventories.................................     (435)     (1,823)         (331)         186
     Notes receivable and accrued interest.......       (2)        (42)           --           (1)
     Deferred revenue............................   (1,000)      1,400          (333)        (533)
     Income taxes payable........................       --       3,950            --        1,058
                                                   -------     -------        ------      -------
  Net cash provided by operating activities......    1,301       1,830            30        1,790
Cash flows from investing activities
     Expenditures for property and equipment.....     (886)     (1,222)          (16)        (579)
                                                   -------     -------        ------      -------
  Net cash used in investing activities..........     (886)     (1,222)          (16)        (579)
Cash flows from financing activities
  (Return of capital to) Axys....................     (415)       (558)          (14)      (1,223)
  Proceeds from issuance of common stock.........       --          10            --           12
                                                   -------     -------        ------      -------
  Net cash used in investing activities..........     (415)       (548)          (14)      (1,211)
                                                   -------     -------        ------      -------
Net increase in cash.............................       --          60            --           --
Cash, beginning of period........................       --          --            --           60
                                                   -------     -------        ------      -------
Cash, end of period..............................  $    --     $    60        $   --      $    60
                                                   =======     =======        ======      =======

-------------------------
(1) Through May 31, 1999, AAT's activities were included in the operations of Axys Pharmaceuticals, Inc. AAT's financial statements for these periods have been prepared on a carve-out basis.

(2) From June 1999, AAT operated as a separate legal entity.

See accompanying notes

                        AXYS ADVANCED TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Axys Advanced Technologies, Inc. ("AAT" or the "Company") was incorporated in the state of Delaware on June 11, 1999 as a wholly-owned subsidiary of Axys Pharmaceuticals, Inc. ("Axys") and commenced operations as a separate legal entity at that time. Prior to its incorporation and since its inception, March 1, 1996, AAT operated as a division of Axys. AAT conceives, produces and sells large numbers of diverse combinatorial chemistry libraries of drug-like compounds, as well as more focused libraries based around a specific structure. In addition, AAT sells the protocols which provide the basis for making the libraries that are produced and which also provide the basis to make other similar drug-like compounds against biological targets of interest in an effort to identify lead compounds for their drug discovery programs. AAT also provides its enabling technology to certain customers.

     The divisional statements of operations for the year ended December 31, 1998 and the 1999 AAT statement of operations (including the pre-incorporation period from January 1 to June 10, 1999) include all revenue and expenses directly attributable to AAT, including a corporate allocation of the costs of facilities, salaries, and employee benefits based on relative headcount. Additionally, incremental corporate administration, finance, and management costs have been allocated to AAT (see Note 9).

     All of the allocations reflected in the 1998 and 1999 financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if AAT had been operated on a stand-alone basis.

BASIS OF PRESENTATION

     The accompanying financial statements include the operations of AAT as part of Axys (on a carved-out basis as discussed below) from its status as a division of Axys for the year ended December 31, 1998 (the "divisional statements") and for the period January 1 to June 10, 1999 (the pre-incorporation period) and as a separate legal entity from its incorporation through December 31, 1999. The balance sheet at December 31, 1998 represents the assets, liabilities, and divisional equity of AAT as a part of Axys and at December 31, 1999 represents the balance sheet of AAT as a separate legal entity. The divisional financial statements have been derived from the historical books and records of Axys. The balance sheet at December 31, 1998 includes all assets and liabilities specifically identifiable and directly attributable to AAT, which are derived from historical cost information of Axys and which are presented at the carryover basis of Axys. Axys' corporate accounting systems were not designed to track cash receipts and payments and liabilities on a business-specific basis.

INTERIM FINANCIAL INFORMATION

     The financial information at March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that AAT considers necessary for a fair presentation of the financial position at such date and the operating results and cash flow for such periods. Results for the three months ended

                        AXYS ADVANCED TECHNOLOGIES, INC.

March 31, 2000 are not necessarily indicative of the results to be expected for any subsequent period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences could be material.

INVENTORIES

     Inventories are stated at the lower of cost (weighted average cost) or market. Inventories consist of the following (in thousands):

                                                            DECEMBER 31,     MARCH 31,
                                                           --------------    ---------
                                                           1998     1999       2000
                                                           ----    ------    ---------
Raw materials............................................  $ 69    $  156     $  181
Finished goods...........................................   366     2,102      1,891
                                                           ----    ------     ------
  Total..................................................  $435    $2,258     $2,072
                                                           ====    ======     ======

PROPERTY AND EQUIPMENT

     Property and equipment are presented at historical carryover basis or cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the term of the lease or economic useful life, whichever is shorter. All other fixed assets have estimated useful lives ranging from 3 to 5 years.

INCOME TAXES

     Through May 31, 1999, AAT was not a separate taxable entity for federal, state, or local income tax purposes, and its operations were included in the tax returns of Axys. AAT has recognized income taxes under the liability method. Deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

COMPREHENSIVE INCOME

     AAT has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for reporting comprehensive income (loss) and its components in the financial statements. To date, AAT's comprehensive income (loss) has equaled its net income (loss).

                        AXYS ADVANCED TECHNOLOGIES, INC.

REVENUE RECOGNITION

     Sales of chemical compound libraries contain one or more of the following sources of revenue:

     - Product Sales: As chemical compound libraries are shipped to customers, AAT records revenue based on the contracted price per compound.

     - License Fees: Payments are generally received when compound supply or technology license agreements are signed. These revenues are recognized over the term of the agreement.

     - Commitment Fees: Payments received in conjunction with AAT's commitment to perform certain obligations under compound supply or technology license agreements. These revenues are recorded over the course of the relevant agreement, as performance obligations are completed.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred and include direct costs and research-related overhead expenses.

STOCK-BASED COMPENSATION

     As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), AAT has elected to continue to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock option and purchase plans. See Note 4 for pro forma disclosures required by FAS 123.

SEGMENT INFORMATION

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments in annual financial statements. The Company has viewed its operations as one segment.

EARNINGS PER SHARE

     Basic earnings per share and diluted earnings per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings per share represents net income divided by the 10,000,000 and 10,006,250 weighted-average number of common shares outstanding during the year ended December 31, 1999 and the three month period ended March 31, 2000, respectively. Diluted earnings per share represents net income divided by the weighted-average number of common shares outstanding during the period, adjusted for the incremental dilution of the 984,025 and 894,479 weighted average outstanding stock options for 1999 and 2000, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging

                        AXYS ADVANCED TECHNOLOGIES, INC.

Activities" ("FAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. FAS 133 is effective for fiscal years beginning after June 15, 2000. Management does not anticipate that FAS 137 will have an impact on the Company's results of operations or financial condition when adopted, as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

     In December 1999 the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires that license and other up-front fees be recognized over the term of the agreement unless the fee is in exchange for products delivered or services performed that represent the culmination of a separate earnings process. The effect of SAB 101 will not have a material effect on AAT's prior period results.

 2. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of AAT's financial instruments, including cash and accounts receivable approximate fair value because of their short maturities.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                            DECEMBER 31,
                                                          ----------------    MARCH 31,
                                                           1998      1999       2000
                                                          ------    ------    ---------
Machinery and equipment.................................  $2,946    $3,859     $4,339
Purchased software......................................      43        47         47
Furniture and office equipment..........................      90        99         99
Interest in leasehold improvements......................   2,774     3,070      3,169
                                                          ------    ------     ------
                                                           5,853     7,075      7,654
Less accumulated depreciation and amortization..........  (3,343)   (4,319)    (4,571)
                                                          ------    ------     ------
                                                          $2,510    $2,756     $3,083
                                                          ======    ======     ======

 4. STOCKHOLDERS' EQUITY

     Common stock was reserved for issuance as follows:

                                                        DECEMBER 31,   MARCH 31,
                                                            1999         2000
                                                        ------------   ---------
Stock options.........................................   1,765,000     1,758,750

STOCK OPTIONS

     Upon incorporation of AAT, the Company adopted an equity incentive plan under which AAT grants incentive stock options or non-qualified stock options at the discretion of the Board of Directors, to employees, directors and consultants to purchase the Company's common stock.

     The number of shares to be purchased, their price, and the terms of payment are determined by our Board of Directors, provided that the exercise price for incentive stock options cannot be less than the estimated fair market value on the date of grant. The options granted generally expire

                        AXYS ADVANCED TECHNOLOGIES, INC.

ten years after the date of grant and become exercisable at such times and under such conditions as determined by the Board of Directors (generally over a four or five year period).

     A summary of our stock option activities and related information follows:

                                                                     OUTSTANDING STOCK OPTIONS
                                                                    ---------------------------
                                                                                    WEIGHTED
                                                        SHARES      NUMBER OF       AVERAGE
                                                       AVAILABLE     SHARES      EXERCISE PRICE
                                                       ---------    ---------    --------------
Balances at December 31, 1998........................         --          --         $  --
                                                       ---------    --------         -----
  Shares reserved....................................  1,765,000          --            --
  Options granted....................................   (997,025)    997,025          2.00
  Options exercised..................................         --          --            --
  Options canceled...................................     13,000     (13,000)         2.00
                                                       ---------    --------         -----
Balances at December 31, 1999........................    780,975     984,025         $2.00
                                                       ---------    --------         -----
  Options granted....................................    (23,420)     23,420          2.00
  Options exercised..................................         --      (6,250)         2.00
  Options canceled...................................    106,716    (106,716)         2.00
                                                       ---------    --------         -----
Balances at March 31, 2000...........................    864,271     894,479         $2.00
                                                       =========    ========         =====

     The weighted average fair value of stock options outstanding under the plan was $0.40 in 1999 and the three months ended March 31, 2000, respectively.

     At December 31, 1999 and March 31, 2000, the weighted-average contractual life of outstanding options was 3.75 years and 3.58 years, respectively. Options exercisable at December 31, 1999 were 35,535 at a weighted-average exercise price of $2.00 per share and at March 31, 2000 were 80,299 at a weighed-average exercise price of $2.00 per share.

STOCK-BASED COMPENSATION

     The Company has elected to follow APB 25 and related interpretations in accounting for its stock-based compensation plans because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options and employee stock-based awards. There has been no compensation expense under APB 25 with respect to such awards.

PRO FORMA DISCLOSURES

     Pro forma information regarding net income and net income per share is required by FAS 123, and has been determined as if the Company had accounted for its stock-based awards under the fair value method of FAS 123. The fair value for these stock-based awards was estimated at the date of grant using a Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock-based awards to its employees.

                        AXYS ADVANCED TECHNOLOGIES, INC.

     The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends, expected life of 4.0 years, expected volatility of 0.65, and a risk-free interest rate of 5.58%.

     For purposes of pro forma disclosures, the estimated fair value of the stock-based awards are amortized to pro forma net income over the option's vesting period. The Company's as reported and pro forma information follows (in thousands):

                                                              DECEMBER 31,   MARCH 31,
                                                                  1999         2000
                                                              ------------   ---------
Net income
  As reported...............................................     $2,122       $1,253
  Pro forma.................................................      2,098        1,230
Net income per common share -- basic
  As reported...............................................     $ 0.21       $ 0.13
  Pro forma.................................................       0.21         0.13
Net income per common share -- diluted
  As reported...............................................     $ 0.19       $ 0.11
  Pro forma.................................................       0.19         0.11

 5. COMMITMENTS

LEASES

     The Company occupies office space and laboratory facilities currently leased from Axys. The rent expense allocated by Axys to AAT is based on the square footage of office and laboratory space occupied by AAT and was $254,900, $289,600 and $75,000 for the year ended December 31, 1998 and 1999 and for the three months ended March 31, 2000, respectively.

     Effective January 2000, AAT entered into a sub-lease agreement with Axys related to the office and laboratory space occupied by AAT. Future minimum lease payments under the sub-lease arrangement with Axys are as follows (in thousands):

2000........................................................  $  301,185
2001........................................................     313,226
2002........................................................     325,756
2003 and thereafter.........................................     309,522
                                                              ----------
  Total minimum lease payments..............................  $1,249,689
                                                              ==========

RESEARCH AND DEVELOPMENT AGREEMENT

     In December 1999, the Company entered into a combinatorial chemistry agreement with a third party whereby AAT is obligated to deliver certain compounds in connection with the collaborative research and development efforts. In the event the collaborative agreement results in a marketable product, the companies will share in revenues generated from the marketable product. The compounds have an estimated cost of $440,000 and are to be delivered through September 2000. There were no compound shipments for the year ended December 31, 1999. Inventory with a cost of $122,000 was shipped to the third party during the three months ended March 31, 2000 and AAT recorded research and development costs associated with the inventory shipped.

                        AXYS ADVANCED TECHNOLOGIES, INC.

 6. EMPLOYEE BENEFIT PLAN

     Axys maintains a 401(k) retirement savings plan that includes all eligible employees of AAT. Each participant in the plan may elect to contribute 1% to 20% of his or her annual salary to the plan, subject to statutory limitations. Axys matches 50% of the first 6% of the salary contributed by the employee. Axys' match is done with Axys stock. The related expense allocated by Axys and charged to AAT operations relative to AAT employees was $47,444 and $68,370 for the years ended December 31, 1998 and 1999, respectively. There was no expense for the three months ended March 31, 2000.

 7. INCOME TAXES

     The net income incurred for the year ended December 31, 1998 and the pre-incorporation period to June 10, 1999 are attributable to the operations of the Company as a division of Axys and were included in the income tax returns filed by Axys. Because the Company will not receive any benefit for historical operating losses incurred by Ayxs through the pre-incorporation period, no income tax benefit has been reflected for those periods. AAT has recognized income taxes under the liability method.

     The provision for income taxes shown in the accompanying statement of operations for the period ended December 31, 1999 and for the three months ended March 31, 2000 consist of the following (in thousands):

                                               YEAR ENDED      THREE MONTHS
                                              DECEMBER 31,    ENDED MARCH 31,
                                                  1999             2000
                                              ------------    ---------------
Current:
  Federal...................................    $ 3,093           $  828
  State.....................................        857              230
                                                -------           ------
     Totals.................................      3,950            1,058
                                                -------           ------
Deferred:
  Federal...................................     (1,947)            (152)
  State.....................................       (540)             (42)
                                                -------           ------
     Totals.................................     (2,487)            (194)
                                                -------           ------
     Totals.................................    $ 1,463           $  864
                                                =======           ======

     The effective rate of the provision for income taxes reconciles to the amount computed by applying the federal statutory rate to income before provision for income taxes as follows (in thousands):

                                                    JUNE 11, 1999,         THREE MONTHS
                                                DATE OF INCORPORATION,    ENDED MARCH 31,
                                                 TO DECEMBER 31, 1999          2000
                                                ----------------------    ---------------
Income before income taxes....................          $3,575                $2,117
                                                        ------                ------
Expected tax at 35%...........................           1,251                   741
State income tax, net of federal benefit......             206                   122
Other.........................................               6                     1
                                                        ------                ------
Total tax.....................................          $1,463                $  864
                                                        ======                ======
Effective tax rate............................              41%                   41%

                        AXYS ADVANCED TECHNOLOGIES, INC.

     Deferred income taxes are recognized for differences between the financial statements and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Significant components of net deferred tax assets at December 31, 1999 and March 31, 2000 consist of the following (in thousands):

                                                            DECEMBER 31,    MARCH 31,
                                                                1999          2000
                                                            ------------    ---------
Deferred Tax Assets Inventory reserves....................     $2,555        $2,740
  Accrued compensation....................................        121           144
                                                               ------        ------
                                                                2,676         2,884
     Deferred tax allowance...............................         --            --
                                                               ------        ------
     Total deferred tax assets............................      2,676         2,884
                                                               ------        ------
Deferred Tax Liabilities State income tax.................        189           203
                                                               ------        ------
     Net deferred tax asset...............................     $2,487        $2,681
                                                               ======        ======

 8. REVENUES FROM SIGNIFICANT PARTNERS AND CUSTOMERS

     Major customers, responsible for 10% or more of revenues, include drug discovery partners and pharmaceutical and biotechnology companies that purchase AAT compound libraries. The percentages of sales of each of these third party major customers to total revenue derived from third parties for the year ended December 31, 1998 and 1999 and for the three months ended March 31, 2000 were as follows:

                                                             1998      1999      2000
                                                             ----      ----      ----
Customer A.................................................   26%        9%       --%
Customer B.................................................   58        45        23
Customer C.................................................   14        13         5
Customer D.................................................   --        14        29
Customer E.................................................   --         7        15
Customer F.................................................   --        --        28
All Others.................................................    2        12        --
                                                             ---       ---       ---
Total......................................................  100%      100%      100%
                                                             ===       ===       ===

     As of December 31, 1998 and 1999 and March 31, 2000, two, three and four customers comprised 98%, 72% and 86%, respectively, the accounts receivable balances. AAT does not require collateral for potential credit losses. These losses have been immaterial to date.

 9. RELATED PARTY TRANSACTIONS OF AAT

TRANSFER OF INVENTORIES

     In connection with Axys research and development efforts, AAT transferred inventory, at cost, to Axys. The inventory transfers were $363,000 $782,000, $210,000 and $114,000 for the year ended December 31, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively. These amounts are included in product revenues and cost of goods sold.

                        AXYS ADVANCED TECHNOLOGIES, INC.

FUNDING

     AAT utilizes Axys' centralized cash management services and processes related to receivables, payables, payroll, and other activities. AAT's net cash requirements are funded by Axys. Net financing provided by Axys to AAT in 1997 was approximately $3,736,000. The Company returned approximately $415,000, $558,000 and $1,223,000 of Axys' contributions in 1998, 1999 and as of March 31, 2000, respectively. These amounts are included in division equity. Amounts financed by Axys did not bear interest. The average balance due to Axys Pharmaceuticals, Inc. was $3.5 million and $3.0 million for the years ended December 31, 1998 and 1999, respectively.

CORPORATE SERVICES

     In accordance with the Staff Accounting Bulletin No. 55, expense allocations have been reflected in these financial statements. These expenses include corporate communications, management compensation and benefits administration, payroll, accounts payable, income tax compliance, and other administration and finance overhead. Allocations and charges were based on either a direct cost pass-through for incremental corporate administration, finance and management costs and a percentage allocation of costs for other services provided based on factors such as headcount and relative expenditure levels. Such allocations and charges totaled approximately $3,229,000 $3,147,000 and $636,000 for the years ended December 31, 1998 and 1999 and for the three months ended March 31, 2000, respectively. Management believes that the basis used for allocating corporate services is reasonable. However, the terms of these transactions may differ from those that would have resulted from transactions among unrelated parties.

10. SUBSEQUENT EVENTS (UNAUDITED)

     On April 28, 2000 Axys consummated a definitive agreement with Discovery Partners International, Inc. ("DPI") to merge AAT with a subsidiary of DPI.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                  INTRODUCTION

     On April 28, 2000, Discovery Partners International, Inc. ("DPI") completed the acquisition of Axys Advanced Technologies, Inc. ("AAT").

     The unaudited pro forma combined condensed financial statements which follow have been prepared by DPI based upon the historical financial statements of DPI and AAT, and may not be indicative of the results that may have actually occurred if the combination had been in effect on the date indicated or for the periods presented or which may be obtained in the future. The unaudited pro forma combined condensed statements of operations includes the statements of operations of both DPI and AAT for the year ended December 31, 1999 and the three months ended March 31, 2000. The pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and notes of DPI and AAT included elsewhere in the Prospectus.

     The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 assume the purchase of AAT had been consummated on January 1, 1999. The pro forma information is based on the historical financial statements of DPI and AAT giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying footnotes.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                                 MARCH 31, 2000
                                 (IN THOUSANDS)

                                                      DISCOVERY               AXYS
                                                      PARTNERS              ADVANCED         PRO FORMA     COMBINED
                                                 INTERNATIONAL, INC.   TECHNOLOGIES, INC.   ADJUSTMENTS    PRO FORMA
                                                 -------------------   ------------------   -----------    ---------
ASSETS
Current assets:
  Cash.........................................       $    984              $    60          $    (50)(c)  $    994
  Accounts receivables, net....................          3,082                4,637                --         7,719
  Inventory....................................          2,463                2,072             4,428(c)      8,963
  Prepaid and other current assets.............            365                2,681            (2,681)(c)       365
                                                      --------              -------          --------      --------
    Total current assets.......................          6,894                9,450             1,697        18,041
Property and equipment, net....................          5,296                3,083                --         8,379
Restricted cash and cash equivalents and other
  assets.......................................          2,430                   76                --         2,506
Patent and license rights, net.................          1,079                   --                --         1,079
Intangible assets, net.........................          6,051                   --            38,463(c)     44,514
                                                      --------              -------          --------      --------
    Total assets...............................       $ 21,750              $12,609          $ 40,160      $ 74,519
                                                      ========              =======          ========      ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses........       $  2,030              $    --          $    250(e)   $  2,280
  Income taxes payable.........................             --                5,008            (5,008)(c)        --
  Current portion of obligations under capital
    leases and notes payable...................            202                   --                --           202
  Line of credit...............................            763                   --                --           763
  Deferred revenue.............................          1,849                1,200                --         3,049
  Notes payable to shareholders................          6,000                   --               550(c)      6,550
                                                      --------              -------          --------      --------
    Total current liabilities..................         10,844                6,208            (4,208)       12,844
Obligations under capital leases and equipment
  notes payable, less current portion..........            936                   --                --           936
Deferred rent..................................             55                   --                --            55
Long-term debt.................................          1,569                   --                --         1,569
Redeemable convertible preferred stock.........         27,907                   --                --        27,907
Stockholders' equity (deficit)
  Preferred stock..............................             --                   --                --            --
  Common stock.................................              2                   10               (10)(a)         9
                                                                                                    7(c)
  Additional paid-in capital...................          4,016                1,552            (1,552)(a)    63,778
                                                                                                4,047(c)
                                                                                               55,715(c)
  Deferred compensation........................         (1,824)                  --                --        (1,824)
  Note receivable from stockholder.............           (240)                  --                --          (240)
  Accumulated other comprehensive loss.........           (152)                  --                --          (152)
  Accumulated income (deficit).................        (21,363)               4,839            (4,839)(b)   (21,363)
                                                                                               (9,000)(d)    (9,000)
                                                      --------              -------          --------      --------
    Total stockholders' equity (deficit).......        (19,561)               6,401            44,368        31,208
                                                      --------              -------          --------      --------
    Total liabilities, redeemable preferred
      stock and stockholders' equity
      (deficit)................................       $ 21,750              $12,609          $ 40,160      $ 74,519
                                                      ========              =======          ========      ========

(a) Elimination of existing AAT common stock and additional paid-in capital.

(b) Elimination of AAT's accumulated income.

(c) Issuance of cash of $50,000, issuance of promissory notes to AAT shareholders of $550,000, assumption by DPI of options to purchase common stock of DPI with a value of $3,237,000, issuance of a warrant to purchase 200,000 shares of DPI common stock valued at $810,000, and issuance of DPI common stock valued at $55,722,000. Adjustment to record the net assets of AAT at fair value including a portion of the total purchase price to assembled workforce and below market lease and with costs in excess of net assets acquired allocated to goodwill. The Company obtained a report from an independent valuation firm and performed other procedures to enable it to obtain all information necessary to complete the purchase price allocation.

(d) Write-off of AAT's in-process research and development.

(e) Accrue estimated acquisition costs to be paid by DPI.

    See accompanying notes to unaudited pro forma combined condensed financial statements.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                            DISCOVERY               AXYS
                                            PARTNERS              ADVANCED         PRO FORMA      COMBINED
                                       INTERNATIONAL, INC.   TECHNOLOGIES, INC.   ADJUSTMENTS     PRO FORMA
                                       -------------------   ------------------   -----------    -----------
Revenues.............................        $13,076              $13,974           $    --      $    27,050
Cost of revenues.....................          8,235                3,480               242(b)        11,957
                                             -------              -------           -------      -----------
     Gross margin....................          4,841               10,494              (242)          15,093
Cost and expenses:
Research and development.............          3,538                5,062               359(b)         8,959
Selling, general and
  administrative.....................          4,439                1,847               132(b)         6,418
Amortization of goodwill.............             --                   --             3,596(a)         3,596
Amortization of deferred
  compensation.......................            311                   --                --              311
                                             -------              -------           -------      -----------
     Total operating expenses........          8,288                6,909             4,087           19,284
                                             -------              -------           -------      -----------
Income (loss) from operations........         (3,447)               3,585            (4,329)          (4,191)
Interest income, net.................            211                   --               (56)(f)          155
Other expense........................           (134)                  --                --             (134)
Provision for income taxes...........             --               (1,463)            1,463(c)            --
                                             -------              -------           -------      -----------
Net income (loss)....................        $(3,370)             $ 2,122           $(2,922)     $    (4,170)(d)
                                             =======              =======           =======      ===========
Net loss per share, basic and
  diluted............................                                                            $     (0.49)(e)
                                                                                                 ===========
Shares used in the calculation of
  historical net loss per share,
  basic and diluted..................                                                              8,554,681
                                                                                                 ===========
Pro forma net loss per share, basic
  and diluted........................                                                            $     (0.28)(e)
                                                                                                 ===========
Shares used in the calculation of pro
  forma net loss per share, basic and
  diluted............................                                                             15,158,461
                                                                                                 ===========

-------------------------
(a) Adjustment to reflect the twelve-month amortization of goodwill based on the allocation of the assumed purchase price.

(b) Adjustment to reflect the twelve-month amortization of assembled workforce and below market lease based on the allocation of the assumed purchase price.

(c) Adjustment to eliminate the provision for income taxes recorded by AAT due to the loss from operations generated by the pro forma adjustments.

(d) The pro forma combined statement of operations does not include a $9.0 million charge for the write-off of in process research and development that will be recorded on April 28, 2000, the closing date of the acquisition of AAT.

(e) Net loss per share, basic and diluted is based on DPI's weighted average common shares outstanding, after giving effect to the issuance of shares of DPI's common stock used to complete the acquisition as if such issuance had occurred at the beginning of the periods. Pro forma net loss per share, basic and diluted also includes the assumed conversion of all of DPI's outstanding shares of redeemable preferred stock as of their original dates of issuance.

(f) Adjustment to record interest expense for the issuance of promissory notes of $550,000 with an interest rate of 8% and the reduction of interest income at an interest rate of 4% due to $50,000 in cash paid to shareholders of AAT and $250,000 in cash paid for estimated acquisition costs.

     See accompanying notes to unaudited pro forma combined condensed financial statements.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                            DISCOVERY               AXYS
                                            PARTNERS              ADVANCED         PRO FORMA      COMBINED
                                       INTERNATIONAL, INC.   TECHNOLOGIES, INC.   ADJUSTMENTS     PRO FORMA
                                       -------------------   ------------------   -----------    -----------
Revenues.............................        $ 5,173               $5,340           $    --      $    10,513
Cost of revenues.....................          3,053                1,132                60(b)         4,245
                                             -------               ------           -------      -----------
     Gross margins...................          2,120                4,208               (60)           6,268
Cost and expenses:
Research and development.............            619                1,474                90(b)         2,183
Selling, general and
  administrative.....................          1,519                  617                33(b)         2,169
Amortization of goodwill.............            155                   --               899(a)         1,054
Amortization of deferred
  compensation.......................            264                   --                --              264
                                             -------               ------           -------      -----------
     Total operating expenses........          2,557                2,091             1,022            5,670
                                             -------               ------           -------      -----------
Income (loss) from operations........           (437)               2,117            (1,082)             598
Interest expense, net................         (1,322)                  --               (14)(f)       (1,336)
Other income.........................            129                   --                --              129
Provision for income taxes...........             --                 (864)              411(c)          (453)
                                             =======               ======           =======      ===========
Net income (loss)....................        $(1,630)              $1,253           $  (685)     $    (1,062)(d)
                                             =======               ======           =======      ===========
Historical net loss per share, basic
  and diluted........................                                                            $     (0.12)(e)
                                                                                                 ===========
Shares used in the calculation of
  historical net loss per share,
  basic and diluted..................                                                              8,753,501
                                                                                                 ===========
Pro forma net loss per share, basic
  and diluted........................                                                            $     (0.07)(e)
                                                                                                 ===========
Shares used in the calculation of pro
  forma net loss per share, basic and
  diluted............................                                                             15,368,330
                                                                                                 ===========

-------------------------
(a) Adjustment to reflect the three-month amortization of goodwill based on the allocation of the assumed purchase price.

(b) Adjustment to reflect the three-month amortization of assembled workforce and below market lease based on the allocation of the assumed purchase price.

(c) Adjustment to reduce the provision for income taxes recorded by AAT by DPI's tax rate of 41% due to the loss from operations generated by the pro forma adjustments.

(d) The pro forma combined statement of operations does not include a $9.0 million charge for the write-off of in process research and development that will be recorded on April 28, 2000, the closing date of the acquisition of AAT.

(e) Net loss per share, basic and diluted, is based on DPI's weighted average common shares outstanding, after giving effect to the issuance of shares of DPI's common stock used to complete the acquisition as if such issuance had occurred at the beginning of the periods. Pro forma net loss per share, basic and diluted, also includes the assumed conversion of all of DPI's outstanding shares of redeemable preferred stock as of their original dates of issuance.

(f) Adjustment to record interest expense for the issuance of promissory notes of $550,000 with an interest rate of 8% and the reduction of interest income at an interest rate of 4% due to $50,000 in cash paid to shareholders of AAT and $250,000 in cash paid for estimated acquisition costs.

     See accompanying notes to unaudited pro forma combined condensed financial statements.

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1.

     The unaudited pro forma combined condensed financial statements reflect the acquisition of Axys Advanced Technologies, Inc. ("AAT") by Discovery Partners International, Inc. ("DPI") for a purchase price of approximately $60.6 million consisting of cash, notes payable and common stock in April 2000 (see Note 4).

NOTE 2.

     The unaudited pro forma combined condensed balance sheet combines DPI's March 31, 2000 unaudited balance sheet with AAT's March 31, 2000 unaudited balance sheet.

NOTE 3.

     The unaudited pro forma combined condensed statement of operations for the three months ended March 31, 2000 combines DPI's unaudited statement of operations for the three months ended March 31, 2000 with AAT's unaudited statement of operations for the three months ended March 31, 2000. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 combines DPI's audited statement of operations for the year ended December 31, 1999 with AAT's audited statement of operations for the year ended December 31, 1999. The unaudited pro forma combined condensed statements of operations have been prepared by DPI based upon the historical financial statements of DPI and AAT, and may not be indicative of the results that may have actually occurred if the combination had been in effect on the date indicated or the periods presented or which may be obtained in the future. The pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and notes of DPI and AAT included elsewhere in the Prospectus.

NOTE 4.

     Upon the consummation of the acquisition, DPI acquired all of the common stock of AAT in exchange for 7,429,641 shares of common stock of DPI, the assumption by DPI of options to acquire up to 703,259 additional shares of DPI common stock at a weighted average exercise price of $2.72 per share, the issuance of a warrant to purchase 200,000 shares of DPI common stock, the issuance of cash totaling $50,000 and the issuance of promissory notes totaling $550,000. The purchase price is calculated to be $60,619,000 based on the fair market value of $7.50 per share of DPI common stock. The purchase price also includes estimated merger costs of $250,000 and assumed liabilities of $1,200,000. The purchase price for purposes of the unaudited pro forma combined condensed

                     DISCOVERY PARTNERS INTERNATIONAL, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)
                                 (IN THOUSANDS)

NOTE 4. (CONTINUED)
financial statements was allocated as follows based upon the valuation of the tangible and intangible assets at March 31, 2000, including acquired in-process research and development:

Total acquisition costs:
  Cash paid at acquisition..................................  $    50,000
  Issuance of promissory note...............................      550,000
  Issuance of common stock, warrant and stock options.......   59,769,000
  Acquisition related expenses..............................      250,000
                                                              -----------
                                                              $60,619,000
                                                              ===========
Allocated to assets and liabilities as follows:
  Tangible assets acquired..................................  $14,356,000
  Assumed liabilities.......................................   (1,200,000)
  In-process research and development.......................    9,000,000
  Assembled workforce.......................................    1,300,000
  Below market value lease..................................    1,200,000
  Goodwill..................................................   35,963,000
                                                              -----------
                                                              $60,619,000
                                                              ===========

NOTE 5.

     The allocation of the purchase price was applied to the historical balance sheet and historical statements of operations of DPI and AAT to arrive at the unaudited pro forma combined condensed balance sheet at March 31, 2000 and statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000. Adjustments were made to record the net assets of AAT at their fair value including a portion of the total purchase price to assembled work force and below market lease and costs in excess of net assets acquired were allocated to goodwill. The Company obtained a report from Houlihan Valuation Advisors, an independent valuation firm, and performed other procedures to enable it to obtain all information necessary to complete the purchase price allocation.

     The valuation of the in-process research and development charge of $9.0 million was determined based on a discounted cash flow analysis of projected future earnings for each project currently in process. The revenue stream from each research and development project was estimated based upon its stage of completion as of the acquisition date. There are 83 research projects in process related to the development of compound libraries which are to be completed over the next twelve months and at an estimated cost of $3.7 million. The discount rates used to determine the in-process research and development charge were based on the stage of completion of the projects to give effect to uncertainties in meeting the projected cash flows. The discount rates used in the discounted cash flow analysis ranged from 20% to 40%.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

             CHASE H&Q
LEHMAN BROTHERS

                                UBS WARBURG LLC
                            ------------------------
                                           , 2000
                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON SHARES.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON SHARES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

     UNTIL             , 2000 (THE 25TH DAY AFTER COMMENCEMENT OF THIS
OFFERING), ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant are as follows. All amounts other than the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee are estimates.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................  $   30,360
NASD filing fee.............................................      12,000
Nasdaq National Market listing fee..........................      95,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     350,000
Printing and engraving......................................     150,000
Blue Sky fees and expenses (including legal fees)...........       5,000
Transfer agent fees.........................................       3,500
Miscellaneous...............................................      54,140
                                                              ----------
          Total.............................................  $1,200,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification. Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. In addition, certain of the intercompany agreements provide for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's Certificate of Incorporation and in its Bylaws may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act. The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance. Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
                          DOCUMENT                            NUMBER
                          --------                            -------
Form of Underwriting Agreement..............................   1.1
Form of Certificate of Incorporation of Registrant (to be in
  effect in Delaware upon the closing of this offering).....   3.2
Form of Bylaws of Registrant (to be in effect in Delaware
  upon the closing of this offering)........................   3.4
Form of Indemnification Agreement...........................  10.61

     The Company has entered into indemnification agreements with each of the Company's directors, a form of which is attached as an exhibit hereto and is incorporated herein by reference.

     The Registrant has obtained, and may continue to carry, insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1997, we have issued unregistered securities to a limited number of persons as described below:

          (a) Since January 1, 1997 through May 5, 2000, we issued bonus stock grants, totaling 16,800 shares of common stock to several employees and consultants in consideration for services they had provided us. The fair market value of these shares of common stock on the dates of grant was $0.30 per share, resulting in an aggregate fair market value of $5,040. This grants of common stock were issued pursuant to our 1995 Stock Option/Stock Issuance Plan.

          (b) On October 31, 1997, we sold 333,333 shares of Series C preferred stock at a price of $6.00 per share to a strategic partner for an aggregate purchase price of $2,000,000.

          (c) On May 22 and June 15, 1998 we sold an aggregate of 2,228,945 shares of Series D preferred stock at a price of $7.20 per share to a group of strategic partners and private investors for an aggregate purchase price of $16,048,404.

          (d) On April 7, 2000, we sold an aggregate of 1,392,503 shares of Series E preferred stock at a price of $8.00 per share to a group of private investors for an aggregate purchase price of $11,140,024. We received $5,023,000 in cash from this private sale; the remaining $6,117,024 was used to retire several promissory notes held by certain of the investors in this Series E financing.

          (e) On April 11, 2000, we issued (i) 7,425,000 shares of common stock valued at $8 per share and a warrant to purchase an additional 200,000 shares of common stock at an exercise price of $8 per share to Axys Pharmaceuticals, Inc. ("Axys"), and (ii) 4,641 shares of common stock to a minority stockholder of AAT in connection with our acquisition of AAT pursuant to that certain Agreement and Plan of Merger between us, Axys, DPII Newco, LLC and AAT.

          (f) On May 5, 2000, in conjunction with our acquisition of Structural Proteomics, Inc., we issued 150,000 shares of our common stock to two founders of Structural Proteomics.

          (g) Since January 1, 1997 through May 5, 2000, we have issued warrants to purchase our capital stock in the transactions described below:

             On February 2, 1998 and April 15, 1998 we executed convertible promissory notes in favor of certain existing investors. In connection with these promissory notes, we issued warrants to purchase a number of shares of our common stock that was tied to the amount of time that the promissory note held by such party had any unpaid balance. The warrants issued on February 2 have an exercise price of $0.40 and shall expire no later than February 2, 2004; the warrants issued on April 15 have an exercise price of $0.48 per share and shall expire no later than April 15, 2004.

             On May 22, 1998, each of the convertible promissory notes referenced above was satisfied in full by converting such note into shares of our Series D preferred stock, and in connection with those conversions the number of shares for which each warrant referenced above is exercisable was set, in each case according to the following table:

                                           SHARES OF       SHARES OF
                                          COMMON STOCK    COMMON STOCK
                                           UNDERLYING      UNDERLYING
                                             2/2/98         4/15/98
                  NAME                      WARRANT         WARRANT
                  ----                    ------------    ------------
Enterprise Partners III, L.P............     18,868           4,471
Enterprise Partners III Associates,
  L.P...................................      1,499             355
Mayfield VIII...........................     16,461           3,901
Mayfield Associates Fund II.............        866             205
Crosspoint Venture Partners-1996........     11,210           2,656
                                             ------          ------
                                             48,904          11,588

             On December 10, 1999 and March 9, 2000 we executed convertible promissory notes in favor of certain existing investors. In connection with these promissory notes, we issued warrants to purchase a number of shares of our Series E preferred stock that was tied to the amount of time that the promissory note held by such party had any unpaid balance. The warrants issued on December 10 have an exercise price of $5.00 and shall expire no later than December 10, 2006; the warrants issued on March 9 also have an exercise price of $5.00 per share and shall expire no later than April 15, 2004.

             On April 7, 2000, each of the convertible promissory notes issued on December 10, 1999 and March 9, 2000 was satisfied in full by converting such note into shares of our Series E Preferred Stock, and in connection with those conversions the number of shares for which each warrant issued on December 10, 1999 and March 9, 2000 is exercisable was set, according to the following table:

                                                           SHARES OF
                                                           SERIES E
                                                        PREFERRED STOCK
                                                          UNDERLYING
                        NAME                               WARRANTS
                        ----                            ---------------
Enterprise Partners III, L.P........................         72,487
Enterprise Partners III Associates, L.P.............          5,759
Mayfield VIII.......................................         74,334
Mayfield Associates Fund II.........................          3,912
Crosspoint Venture Partners LS-1997.................         78,246
                                                            -------
                                                            234,739

             On April 28, 2000, in conjunction with the Agreement and Plan of Merger between us, Axys Pharmaceuticals, Inc. ("Axys"), DPII Newco, LLC and Axys Advanced Technologies, Inc., we issued a warrant to Axys to purchase 200,000 of our common shares at an exercise price of $8 per share. This warrant shall expire no later than April 28, 2005.

          (h) The Registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. Information regarding such grants is set forth below:

        - From January 1, 1997 through December 31, 1997, we granted options to purchase an aggregate of 488,885 shares of our common stock at exercise prices ranging from $0.30 to $0.40 per share pursuant to our 1995 Stock Option/Stock Issuance Plan.

        - From January 1, 1998 through December 31, 1998, we granted options to purchase an aggregate of 1,087,700 shares of our common stock at exercise prices ranging from $0.40 to $1.50 per share pursuant to our 1995 Stock Option/Stock Issuance Plan.

        - From January 1, 1999 through December 31, 1999, we granted options to purchase an aggregate of 198,500 shares of our common stock at exercise prices ranging from $1.50 to $2.50 per share pursuant to our 1995 Stock Option/Stock Issuance Plan.

        - From January 1, 2000 through May 5, 2000, we granted options to purchase an aggregate of 492,920 shares of our common stock at exercise prices ranging from $2.50 to $8.00 per share pursuant to our 1995 Stock Option/Stock Issuance Plan.

        - From May 6, 2000 through July   , 2000, we granted options to purchase
                         .

     For additional information concerning these transactions, please see "Management -- Benefit Plans" in the Prospectus included in this registration statement.

     The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering, or (2) Rule 701 promulgated under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     NUMBER                           DESCRIPTION
    --------                          -----------
     1.1      Form of Underwriting Agreement.
     2.1++    Agreement and Plan of Merger among us DPII Newco, LLC, Axys
              Pharmaceuticals, Inc., and Axys Advanced Technologies, Inc.,
              dated April 11, 2000.
     2.2+     Voting Share Purchase Agreement between us and Dr. Heinrich
              Zinsli, Dr. Ernst Burgisser, Dr. Helmut Kessmann and
              Christoph Grether, dated August 10, 1999.
     2.3+     Second Closing Protocol between us and Dr. Heinrich Zinsli,
              Dr. Ernst Burgisser, Dr. Helmut Kessmann and Christoph
              Grether, dated December 23, 1999.
     2.4+     Non-Voting Share Purchase Agreement between us and Novartis
              AG, dated December 23, 1999.
     2.5+     Stock Purchase Agreement among us, Structural Proteomics,
              Inc., Richard Fine and Boris Klebansky, dated May 5, 2000.
     3.1+     Restated Articles of Incorporation, as amended, in effect in
              California prior to the reincorporation.

     NUMBER                           DESCRIPTION
    --------                          -----------
     3.2+     Certificate of Incorporation in effect in Delaware after the reincorporation.
     3.3+     Bylaws.
     3.4+     Bylaws to be in effect upon the closing of this offering.
     4.1*     Specimen common stock certificate.
     5.1      Opinion of Brobeck, Phleger & Harrison LLP.
    10.1++    Series E Preferred Stock Purchase Agreement among us and the investors listed on Schedule A thereto, dated April 7, 2000.
    10.2+     Second Amended and Restated Investors' Rights Agreement
              among us and the investors listed on Schedule A thereto,
              dated April 28, 2000.
    10.3+     Amendment No. 1 to Amended and Restated Shareholders'
              Agreement among us and the investors listed on Schedule A
              thereto, dated April 28, 2000.
    10.4+     Amendment No. 3 to Voting Agreement among us and the
              investors listed therein, dated April 28, 2000.
    10.5+     Common Stock Purchase and Asset Contribution Agreement
              between Axys Pharmaceuticals, Inc. and Axys Advanced
              Technologies, Inc., dated November 17, 1999.
    10.6      Technology Assignment and License Agreement between Axys
              Pharmaceuticals, Inc. and Axys Advanced Technologies, Inc.,
              dated April 28, 2000.
    10.7+     Non-Competition and Non-Disclosure Agreement between us and
              Axys Pharmaceuticals, Inc., dated April 28, 2000.
    10.8++    Indemnity Escrow Agreement between us and Axys
              Pharmaceuticals, Inc., dated April 28, 2000.
    10.9+     Services Agreement between us and Axys Pharmaceuticals,
              Inc., dated April 28, 2000.
    10.10+    First Amendment to Sublease between Axys Pharmaceuticals,
              Inc. and Axys Advanced Technologies, Inc., dated April 28,
              2000.
    10.11+    Compound Purchase Agreement between us and Axys
              Pharmaceuticals, Inc., dated April 28, 2000.
    10.12+    Standstill Agreement between us and Axys Pharmaceuticals,
              Inc., dated April 28, 2000.
    10.13+    Shareholders Agreement between us and Dr. Heinrich Zinsli,
              Dr. Ernst Burgisser and Dr. Helmut Kessmann, dated August
              10, 1999.
    10.14+    Rights Agreement between us, Structural Proteomics, Inc.,
              Richard Fine, Boris Klebansky and Arnold Hagler, dated March
              5, 2000.
    10.15+    Common Stock Purchase Warrant between us and Enterprise
              Partners III, L.P., dated July 18, 1995.
    10.16+    Warrant Agreement to Purchase Shares of Series A Preferred
              Stock between us and Comdisco, Inc., dated February 9, 1996.
    10.17+    Warrant Agreement to Purchase Shares of Series A Preferred
              Stock between us and Comdisco, Inc., dated February 9, 1996.
    10.18+    Form of Warrant to Purchase Shares of Common Stock between us and the entities listed on the attached schedule, dated
              February 2, 1998.
    10.19+    Form of Warrant to Purchase Shares of Common Stock between us and the entities listed on the attached schedule, dated
              April 15, 1998.
    10.20+    Form of Warrant to Purchase Shares of Series A Preferred
              Stock between us and the entities listed on the attached
              schedule, dated May 20, 1998.
    10.21+    Warrant to Purchase Common Stock between us and Crosspoint
              Venture Partners-1996, dated May 20, 1998.
    10.22+    Pledge Agreement between us and Riccardo Pigliucci, dated
              November 30, 1998.

     NUMBER                           DESCRIPTION
    --------                          -----------
    10.23+    Promissory Note issued by Riccardo Pigliucci, dated November
              30, 1998.
    10.24+    Pledge Agreement between us and Riccardo Pigliucci, dated
              January 31, 1999.
    10.25+    Promissory Note issued by Riccardo Pigliucci, dated January
              31, 1999.
    10.26+    Promissory Note and Warrant Purchase Agreement between us
              and the investors listed on Exhibit A thereto, dated
              December 10, 1999.
    10.27+    Form of Promissory Note between us and the entities listed on the attached schedule, dated December 10, 1999.
    10.28+    Form of Warrant to Purchase Shares of Capital Stock between us and the entities listed on the attached schedule, dated
              December 10, 1999.
    10.29+    Promissory Note and Warrant Purchase Agreement between us
              and Crosspoint Venture Partners LS-1997, dated March 9,
              2000.
    10.30+    Promissory Note between us and Crosspoint Venture Partners
              LS-1997, dated March 9, 1999.
    10.31+    Warrant to Purchase Shares of Capital Stock between us and
              Crosspoint Venture Partners LS-1997, dated March 9, 1999.
    10.32+    Master Lease Agreement between us and Comdisco, Inc., dated
              February 9, 1996.
    10.33+    Master Security Agreement between us and General Electric
              Capital Corporation, dated November 1, 1999, as amended.
    10.34     Equipment Financing Agreement between us and Lease
              Management Services, Inc., dated October 27, 1995, as
              amended.
    10.35++   Assignment Agreement between us and Ontogen Corporation,
              dated December 17, 1998.
    10.36+    Standby Letter of Credit between us and Bank of America,
              dated February 3, 1999.
    10.37++   Non-Exclusive Sublicense Agreement between us and Trega
              Biosciences, Inc., dated May 1, 1998.
    10.38+    Indemnification Agreement between us and Sokymat, S.A.,
              dated April 19, 1999.
    10.39++   Strategic Alliance Agreement between us and Bristol-Myers
              Squibb Company, dated May 22, 1998.
    10.40++   Strategic Alliance Agreement between us and Aventis
              (formerly Rhone-Poulenc Rorer International, Inc.), dated
              June 15, 1998.
    10.41++   Combinatorial Chemistry Agreement between Axys
              Pharmaceuticals, Inc. and Warner-Lambert Company, dated May
              15, 1998.
    10.42+    Letter Agreement between Discovery Technology, Ltd. and
              Basler Kantonalbank, dated December 22, 1999.
    10.43+    Loan Agreement between Discovery Technology, Ltd. and
              Novartis International AG, dated December 23, 1999.
    10.44+    Guaranty between us and Novartis International AG, dated
              December 23, 1999.
    10.45+    Industrial Lease between Irvine Company and us, dated
              February 17, 1999.
    10.46+    IRORI (Europe) Limited Lease of Unit 5, dated December 22,
              1997.
    10.47+    Leasehold Contract between Basler Kantonalbank and Discovery
              Technology, Ltd., dated June 18, 1997 (English version).
    10.48+    Leasehold Contract between Basler Kantonalbank and Discovery
              Technology, Ltd., dated June 18, 1997 (German version).
    10.49+    Directorship Agreement between us and Dieter Hoehn, dated
              December 15, 1996.
    10.50     Letter Agreement terminating Directorship Agreement with
              Dieter Hoehn, dated May 8, 2000.

     NUMBER                           DESCRIPTION
    --------                          -----------
    10.51+++  Key Employment Agreement between us and Riccardo Pigliucci, dated April 17, 1998.
    10.52+    1995 Stock Option/Stock Issuance Plan, as amended.
    10.53+    1995 Stock Option/Stock Issuance Plan, Form of Notice of
              Grant.
    10.54+    1995 Stock Option/Stock Issuance Plan, Form of Stock Option
              Agreement.
    10.55+    1995 Stock Option/Stock Issuance Plan, Form of Stock
              Purchase Agreement.
    10.56+    1995 Stock Option/Stock Issuance Plan, Form of Restricted
              Stock Issuance Agreement.
    10.57+    Axys Advanced Technologies, Inc. 1999 Equity Incentive Plan.
    10.58+    Axys Advanced Technologies, Inc. 1999 Equity Incentive Plan,
              Form of Stock Option Agreement.
    10.59     2000 Stock Incentive Plan.
    10.60     2000 Employee Stock Purchase Plan.
    10.61+    Form of Indemnification Agreement between us and each of our directors and officers.
    10.62+++  Employment Contract between us and Dr. Heinrich Zinsli, dated August 10, 1999.
    10.63+    Leasehold Contract between Basler Kantonalbank and Discovery
              Partners Technology, Ltd., dated January 31, 2000 (English version).
    10.64+    Leasehold Contract between Basler Kantonalbank and Discovery
              Partners Technology, Ltd., dated January 31, 2000 (German
              version).
    21.1+     List of Subsidiaries.
    23.1      Consent of Ernst & Young, LLP, independent auditors.
    23.2      Consent of Ernst & Young, LLP, independent auditors.
    23.3      Consent of Brobeck, Phleger & Harrison LLP (included in
              Exhibit 5.1).
    23.4+     Consent of Houlihan Valuation Advisors
    24.1+     Powers of Attorney (See Signature Page on Page II-8).
    27.1+     Financial Data Schedule.


-------------------------
 * To be filed by amendment.

 + Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

++ Management compensation agreement.

 + Previously filed.

     (b) Financial Statement Schedules.

     None

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on this 21st day of July, 2000.


                                          DISCOVERY PARTNERS INTERNATIONAL, INC.


                                          By:     /s/ JACK FITZPATRICK

                                            ------------------------------------

                                              Name: Jack Fitzpatrick


                                              Title:  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                       SIGNATURE                                     TITLE(S)                  DATE
                       ---------                                     --------                  ----
                /s/ RICCARDO PIGLIUCCI*                     President, Chief Executive     July 21, 2000
--------------------------------------------------------       Officer and Director
                   Riccardo Pigliucci

                  /s/ JACK FITZPATRICK                        Chief Financial Officer      July 21, 2000
--------------------------------------------------------
                    Jack Fitzpatrick

              /s/ ANDREW E. SENYEI, M.D.*                            Director              July 21, 2000
--------------------------------------------------------
                 Andrew E. Senyei, M.D.

                   /s/ DIETER HOEHN*                                 Director              July 21, 2000
--------------------------------------------------------
                      Dieter Hoehn

              /s/ A. GRANT HEIDRICH, III*                            Director              July 21, 2000
--------------------------------------------------------
                 A. Grant Heidrich, III

                 /s/ DONALD B. MILDER*                               Director              July 21, 2000
--------------------------------------------------------
                    Donald B. Milder

                    /s/ JOHN WALKER*                                 Director              July 21, 2000
--------------------------------------------------------
                      John Walker

                    /s/ ALAN LEWIS*                                  Director              July 21, 2000
--------------------------------------------------------
                       Alan Lewis



* Signed on his behalf by Jack Fitzpatrick, as his attorney in fact.

                               INDEX TO EXHIBITS


     NUMBER                           DESCRIPTION
    --------                          -----------
     1.1      Form of Underwriting Agreement.
     2.1++    Agreement and Plan of Merger among us DPII Newco, LLC, Axys
              Pharmaceuticals, Inc., and Axys Advanced Technologies, Inc.,
              dated April 11, 2000.
     2.2+     Voting Share Purchase Agreement between us and Dr. Heinrich
              Zinsli, Dr. Ernst Burgisser, Dr. Helmut Kessmann and
              Christoph Grether, dated August 10, 1999.
     2.3+     Second Closing Protocol between us and Dr. Heinrich Zinsli,
              Dr. Ernst Burgisser, Dr. Helmut Kessmann and Christoph
              Grether, dated December 23, 1999.
     2.4+     Non-Voting Share Purchase Agreement between us and Novartis
              AG, dated December 23, 1999.
     2.5+     Stock Purchase Agreement among us, Structural Proteomics,
              Inc., Richard Fine and Boris Klebansky, dated May 5, 2000.
     3.1+     Restated Articles of Incorporation, as amended, in effect in
              California prior to the reincorporation.
     3.2+     Certificate of Incorporation in effect in Delaware after the reincorporation.
     3.3+     Bylaws.
     3.4+     Bylaws to be in effect upon the closing of this offering.
     4.1*     Specimen common stock certificate.
     5.1      Opinion of Brobeck, Phleger & Harrison LLP.
    10.1++    Series E Preferred Stock Purchase Agreement among us and the investors listed on Schedule A thereto, dated April 7, 2000.
    10.2+     Second Amended and Restated Investors' Rights Agreement
              among us and the investors listed on Schedule A thereto,
              dated April 28, 2000.
    10.3+     Amendment No. 1 to Amended and Restated Shareholders'
              Agreement among us and the investors listed on Schedule A
              thereto, dated April 28, 2000.
    10.4+     Amendment No. 3 to Voting Agreement among us and the
              investors listed therein, dated April 28, 2000.
    10.5+     Common Stock Purchase and Asset Contribution Agreement
              between Axys Pharmaceuticals, Inc. and Axys Advanced
              Technologies, Inc., dated November 17, 1999.
    10.6      Technology Assignment and License Agreement between Axys
              Pharmaceuticals, Inc. and Axys Advanced Technologies, Inc.,
              dated April 28, 2000.
    10.7+     Non-Competition and Non-Disclosure Agreement between us and
              Axys Pharmaceuticals, Inc., dated April 28, 2000.
    10.8++    Indemnity Escrow Agreement between us and Axys
              Pharmaceuticals, Inc., dated April 28, 2000.
    10.9+     Services Agreement between us and Axys Pharmaceuticals,
              Inc., dated April 28, 2000.
    10.10+    First Amendment to Sublease between Axys Pharmaceuticals,
              Inc. and Axys Advanced Technologies, Inc., dated April 28,
              2000.

     NUMBER                           DESCRIPTION
    --------                          -----------
    10.11+    Compound Purchase Agreement between us and Axys
              Pharmaceuticals, Inc., dated April 28, 2000.
    10.12+    Standstill Agreement between us and Axys Pharmaceuticals,
              Inc., dated April 28, 2000.
    10.13+    Shareholders Agreement between us and Dr. Heinrich Zinsli,
              Dr. Ernst Burgisser and Dr. Helmut Kessmann, dated August
              10, 1999.
    10.14+    Rights Agreement between us, Structural Proteomics, Inc.,
              Richard Fine, Boris Klebansky and Arnold Hagler, dated March
              5, 2000.
    10.15+    Common Stock Purchase Warrant between us and Enterprise
              Partners III, L.P., dated July 18, 1995.
    10.16+    Warrant Agreement to Purchase Shares of Series A Preferred
              Stock between us and Comdisco, Inc., dated February 9, 1996.
    10.17+    Warrant Agreement to Purchase Shares of Series A Preferred
              Stock between us and Comdisco, Inc., dated February 9, 1996.
    10.18+    Form of Warrant to Purchase Shares of Common Stock between us and the entities listed on the attached schedule, dated
              February 2, 1998.
    10.19+    Form of Warrant to Purchase Shares of Common Stock between us and the entities listed on the attached schedule, dated
              April 15, 1998.
    10.20+    Form of Warrant to Purchase Shares of Series A Preferred
              Stock between us and the entities listed on the attached
              schedule, dated May 20, 1998.
    10.21+    Warrant to Purchase Common Stock between us and Crosspoint
              Venture Partners-1996, dated May 20, 1998.
    10.22+    Pledge Agreement between us and Riccardo Pigliucci, dated
              November 30, 1998.
    10.23+    Promissory Note issued by Riccardo Pigliucci, dated November
              30, 1998.
    10.24+    Pledge Agreement between us and Riccardo Pigliucci, dated
              January 31, 1999.
    10.25+    Promissory Note issued by Riccardo Pigliucci, dated January
              31, 1999.
    10.26+    Promissory Note and Warrant Purchase Agreement between us
              and the investors listed on Exhibit A thereto, dated
              December 10, 1999.
    10.27+    Form of Promissory Note between us and the entities listed on the attached schedule, dated December 10, 1999.
    10.28+    Form of Warrant to Purchase Shares of Capital Stock between us and the entities listed on the attached schedule, dated
              December 10, 1999.
    10.29+    Promissory Note and Warrant Purchase Agreement between us
              and Crosspoint Venture Partners LS-1997, dated March 9,
              2000.
    10.30+    Promissory Note between us and Crosspoint Venture Partners
              LS-1997, dated March 9, 1999.
    10.31+    Warrant to Purchase Shares of Capital Stock between us and
              Crosspoint Venture Partners LS-1997, dated March 9, 1999.
    10.32+    Master Lease Agreement between us and Comdisco, Inc., dated
              February 9, 1996.
    10.33+    Master Security Agreement between us and General Electric
              Capital Corporation, dated November 1, 1999, as amended.
    10.34     Equipment Financing Agreement between us and Lease
              Management Services, Inc., dated October 27, 1995, as
              amended.

     NUMBER                           DESCRIPTION
    --------                          -----------
    10.35++   Assignment Agreement between us and Ontogen Corporation,
              dated December 17, 1998.
    10.36+    Standby Letter of Credit between us and Bank of America,
              dated February 3, 1999.
    10.37++   Non-Exclusive Sublicense Agreement between us and Trega
              Biosciences, Inc., dated May 1, 1998.
    10.38+    Indemnification Agreement between us and Sokymat, S.A.,
              dated April 19, 1999.
    10.39++   Strategic Alliance Agreement between us and Bristol-Myers
              Squibb Company, dated May 22, 1998.
    10.40++   Strategic Alliance Agreement between us and Aventis
              (formerly Rhone-Poulenc Rorer International, Inc.), dated
              June 15, 1998.
    10.41++   Combinatorial Chemistry Agreement between Axys
              Pharmaceuticals, Inc. and Warner-Lambert Company, dated May
              15, 1998.
    10.42+    Letter Agreement between Discovery Technology, Ltd. and
              Basler Kantonalbank, dated December 22, 1999.
    10.43+    Loan Agreement between Discovery Technology, Ltd. and
              Novartis International AG, dated December 23, 1999.
    10.44+    Guaranty between us and Novartis International AG, dated
              December 23, 1999.
    10.45+    Industrial Lease between Irvine Company and us, dated
              February 17, 1999.
    10.46+    IRORI (Europe) Limited Lease of Unit 5, dated December 22,
              1997.
    10.47+    Leasehold Contract between Basler Kantonalbank and Discovery
              Technology, Ltd., dated June 18, 1997 (English version).
    10.48+    Leasehold Contract between Basler Kantonalbank and Discovery
              Technology, Ltd., dated June 18, 1997 (German version).
    10.49+    Directorship Agreement between us and Dieter Hoehn, dated
              December 15, 1996.
    10.50     Letter Agreement terminating Directorship Agreement with
              Dieter Hoehn, dated May 8, 2000.
    10.51+++  Key Employment Agreement between us and Riccardo Pigliucci, dated April 17, 1998.
    10.52+    1995 Stock Option/Stock Issuance Plan, as amended.
    10.53+    1995 Stock Option/Stock Issuance Plan, Form of Notice of
              Grant.
    10.54+    1995 Stock Option/Stock Issuance Plan, Form of Stock Option
              Agreement.
    10.55+    1995 Stock Option/Stock Issuance Plan, Form of Stock
              Purchase Agreement.
    10.56+    1995 Stock Option/Stock Issuance Plan, Form of Restricted
              Stock Issuance Agreement.
    10.57+    Axys Advanced Technologies, Inc. 1999 Equity Incentive Plan.
    10.58+    Axys Advanced Technologies, Inc. 1999 Equity Incentive Plan,
              Form of Stock Option Agreement.
    10.59     2000 Stock Incentive Plan.
    10.60     2000 Employee Stock Purchase Plan.
    10.61+    Form of Indemnification Agreement between us and each of our directors and officers.

     NUMBER                           DESCRIPTION
    --------                          -----------
    10.62+++  Employment Contract between us and Dr. Heinrich Zinsli, dated August 10, 1999.
    10.63+    Leasehold Contract between Basler Kantonalbank and Discovery
              Partners Technology, Ltd., dated January 31, 2000 (English version).
    10.64+    Leasehold Contract between Basler Kantonalbank and Discovery
              Partners Technology, Ltd., dated January 31, 2000 (German
              version).
    21.1+     List of Subsidiaries.
    23.1      Consent of Ernst & Young, LLP, independent auditors.
    23.2      Consent of Ernst & Young, LLP, independent auditors.
    23.3      Consent of Brobeck, Phleger & Harrison LLP (included in
              Exhibit 5.1).
    23.4+     Consent of Houlihan Valuation Advisors
    24.1+     Powers of Attorney (See Signature Page on Page II-8).
    27.1+     Financial Data Schedule.


-------------------------
 * To be filed by amendment.

 + Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

++ Management compensation agreement.

 + Previously filed.